AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT
dated as of October 14, 2020
by and among
DIVERSICARE MANAGEMENT SERVICES CO.,
as Borrower Agent,
DIVERSICARE HILLCREST, LLC,
DIVERSICARE LAMPASAS, LLC
DIVERSICARE YORKTOWN, LLC, and
DIVERSICARE HUMBLE, LLC
as Borrowers
and
CIBC BANK USA,
as Administrative Agent for the Lenders and Joint Lead Arranger,
CIT BANK N.A.,
as Collateral Agent and Joint Lead Arranger,
and
The Financial Institutions Parties Hereto as the Lenders

DM3\7000731.7

AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT
This AMENDED AND RESTATED REVOLVING LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of October 14, 2020, is by and among DIVERSICARE MANAGEMENT SERVICES CO., a Tennessee corporation in its capacity as borrowing agent for the Borrowers (“Borrower Agent”), DIVERSICARE HILLCREST, LLC, DIVERSICARE LAMPASAS, LLC, DIVERSICARE YORKTOWN, LLC and DIVERSICARE HUMBLE, LLC, each a Delaware limited liability company (each, a “Borrower” and collectively, the “Borrowers”), CIBC BANK USA, an Illinois banking corporation in its individual capacity (“CIBC”), and the other financial institutions parties hereto (together with CIBC, the “Lenders”), and CIBC BANK USA, an Illinois banking corporation in its capacity as administrative agent for the Lenders (together with its successors and assigns, the “Administrative Agent”).
RECITALS
WHEREAS, the Borrowers, certain of the Lenders, and Administrative Agent are parties to that certain Revolving Loan and Security Agreement dated as of May 13, 2019 (as amended, the “Original Revolving Loan Agreement”);
WHEREAS, certain Affiliates of the Borrower are parties to that certain Third Amended and Restated Revolving Loan and Security Agreement dated as of February 26, 2016 by and among such Affiliates, certain of the Lenders, and Administrative Agent (as amended, the “Original Affiliate Revolving Loan Agreement”), which is being amended and restated in connection herewith pursuant to the Affiliate Revolving Loan Agreement (as defined below);
WHEREAS, certain Affiliates of the Borrower are parties to that certain Second Amended and Restated Term Loan and Security Agreement dated as of February 26, 2016 by and among such Affiliates, certain of the Lenders, and Administrative Agent (as amended, the “Original Affiliate Term Loan Agreement”), which is being amended and restated in connection herewith pursuant to the Affiliate Term Loan Agreement (as defined below); and
WHEREAS, the parties hereto desire to amend and restate the Original Revolving Loan Agreement (and the Borrowers have agreed to continue to secure all of their Liabilities under the Original Revolving Loan Agreement and the “Financing Agreements” entered into in connection therewith by continuing their grant of a security interest in and lien upon the Collateral described herein), upon the terms and provisions and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of the loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Lenders, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
•DEFINITIONS.

DM3\7000731.7

a.General Terms. When used herein, the following terms shall have the following meanings:
“Account Debtor” means the Person who is obligated on or under an Account.
“Accounts” means collectively (a) any right to payment of a monetary obligation, arising from the delivery of goods or the provision of services, (b) without duplication, any “account” (as that term is defined in the Code now or hereafter in effect), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as that term is defined in the Code now or hereafter in effect), any “payment intangibles” (as that term is defined in the Code now or hereafter in effect) and all other rights to payment and/or reimbursement of every kind and description, in each case arising from the delivery of goods or the provision of services, (c) all accounts, general intangibles, Intellectual Property, rights, remedies, guarantees, supporting obligations, letter of credit rights and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Agreements in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.
“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by any Lender for the account of Borrower or its Subsidiaries.
“Adjusted EBITDA” means, on a consolidated basis for the applicable Person, the sum of (a) EBITDA (which calculation shall not include or extend to Hospital District or any QIPP Funds), and (b) the amounts deducted (or less amounts added) in computing EBITDA for the period for (i) the non-cash provision (benefit) for self-insured professional and general liability expenses, (ii) non-cash rent expense, (iii) non-cash stock based compensation expense, (iv) non-cash debt retirement, and (v) all other non-cash expenses reasonably approved by the Administrative Agent, less (c) the Cash Cost of Self-Insured Professional and General Liability.
“Adjusted EBITDA (QIPP Funds)” means, on a consolidated basis for the applicable Person, the sum of (a) EBITDA (which calculation, for the avoidance of doubt, shall not include or extend to Hospital District, but shall include Borrower’s portion of the Supplemental QIPP Accounts and Supplemental and IGT QIPP Payments), and (b) the amounts deducted (or less amounts added) in computing EBITDA for the period for (i) the non-cash provision (benefit) for self-insured professional and general liability expenses, (ii) non-cash rent expense, (iii) non-cash stock based compensation expense, (iv) non-cash debt retirement, and (v) all other non-cash expenses reasonably approved by the Administrative Agent, less (c) the Cash Cost of Self-Insured Professional and General Liability.
“Adjusted EBITDAR” means, on a consolidated basis for the applicable Person, (a) Adjusted EBITDA plus (b) cash rent expense (rent expense adjusted to remove effects of non-cash rent).

“Adjusted EBITDAR (QIPP Funds)” means, on a consolidated basis for the applicable Person, (a) Adjusted EBITDA (QIPP Funds) plus (b) cash rent expense (rent expense adjusted to remove effects of non-cash rent).
“Administrative Agent” means CIBC Bank USA, an Illinois banking corporation, in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, members, directors, partners, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise; provided, however, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Credit Party.
“Affiliate Revolving Borrowers” means each of the Borrowers party to the Affiliate Revolving Loan Agreement as a “Borrower” from time to time.
“Affiliate Revolving Loan” means, collectively, those certain revolving loans made by the Lenders to the Affiliate Revolving Borrowers from time to time pursuant to the Revolving Loan Agreement.
“Affiliate Revolving Loan Agreement” means that certain Fourth Amended and Restated Revolving Loan and Security Agreement dated as of the date hereof by and among the Affiliate Revolving Borrowers, the Lenders and the Administrative Agent, as the same may be restated, modified, supplemented or amended from time to time.
“Affiliate Revolving Loan Financing Agreement” means each “Financing Agreement” as defined in the Revolving Loan Agreement, as any of the same may be restated, modified, supplemented or amended from time to time.
“Affiliate Revolving Loan Liabilities” means the “Liabilities” as defined in the Revolving Loan Agreement.
“Affiliate Term Borrowers” means each of the Borrowers party to the Affiliate Term Loan Agreement as a “Borrower” from time to time.
“Affiliate Term Loan” means, collectively, that certain term loan made by the Lenders to the Affiliate Term Borrowers pursuant to the Affiliate Term Loan Agreement.
“Affiliate Term Loan Agreement” means that certain Third Amended and Restated Term Loan and Security Agreement dated as of the date hereof by and among the Affiliate Term Borrowers, the Lenders and the Administrative Agent, as the same may be restated, modified, supplemented or amended from time to time.

“Affiliate Term Loan Financing Agreement” means each “Financing Agreement” as defined in the Affiliate Term Loan Agreement, as any of the same may be restated, modified, supplemented or amended from time to time.
“Affiliate Term Loan Liabilities” means the “Liabilities” as defined in the Affiliate Term Loan Agreement.
“Agreement” means this Amended and Restated Revolving Loan and Security Agreement as the same may be restated, modified, supplemented or amended from time to time.
“Allocable Amount” shall have the meaning ascribed to such term in Section 12.21(g) hereof.
“Applicable Base Rate Margin” means, with respect to Base Rate Loans, one hundred seventy-five (175) basis points; provided, however, at no time shall such all-in interest rate for Base Rate Loans be less than five percent (5.00%) per annum.
“Applicable Libor Margin” means, with respect to Libor Loans, an amount equal to four hundred (400) basis points.
“Approved Goods or Services” means goods sold or services rendered by Borrower in the ordinary course of business, in compliance with all applicable laws, and consistent with the type of goods sold or services rendered by Borrower throughout all or substantially all of its business operations as of the Closing Date.
“Assignment Agreement” shall have the meaning ascribed to such term in Section 12.15 hereof.
“Bank Product” means any service provided to, facility extended to, or transaction entered into with, any Credit Party by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash and treasury management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates, (c) debit cards, purchase cards, and credit cards, (d) Hedging Agreements, or (e) so long as prior written notice thereof is provided by Lender (or its Affiliate) providing such service, facility or transaction and Administrative Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to, or transaction entered into with, any Credit Party by a Lender or its Affiliates.
“Bank Product Agreements” means those agreements entered into from time to time between any Credit Party and a Lender or its Affiliates in connection with the obtaining of any of the Bank Products, including, without limitation, Hedging Agreements.
“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, contingent reimbursement obligations, fees, or expenses owing by any Credit Party to any Lender or its Affiliates pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Credit Party is obligated to reimburse to Administrative Agent or any Lender as a result of Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Credit Parties pursuant to the Bank Product Agreements.
“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended from time to time, and any successor statute.
“Base Rate” means the corporate base rate of interest per annum identified from time to time by the Administrative Agent, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which the Administrative Agent charges its customers. Any change in the Base Rate shall be effective as of the effective date of such change.
“Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate (plus the Applicable Base Rate Margin).
“Base Rent” means the “Base Rent” as such term is defined in such Omega Master Lease Agreement.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Libor Base Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment. Notwithstanding anything contained herein to the contrary, at no time shall the Benchmark Replacement be less than one percent (1.00%).
“Benchmark Replacement Adjustment” means, with respect to any replacement of the Libor Base Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected to by Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Libor Base Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Libor Base Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Libor Base Rate:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Libor Base Rate permanently or indefinitely ceases to provide the Libor Base Rate; or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Libor Base Rate:
(1)a public statement or publication of information by or on behalf of the administrator of the Libor Base Rate announcing that such administrator has ceased or will cease to provide the Libor Base Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Libor Base Rate;
(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Libor Base Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Libor Base Rate, a resolution authority with jurisdiction over the administrator for the Libor Base Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Libor Base Rate, which states that the administrator of the Libor Base Rate has ceased or will cease to provide the Libor Base Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Libor Base Rate; or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Libor Base Rate announcing that the Libor Base Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the

90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or Required Lenders, as applicable, by notice to Borrower, Administrative Agent (in the case of such notice by Required Lenders) and Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Libor Base Rate and solely to the extent that the Libor Base Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Libor Base Rate for all purposes hereunder in accordance with Section 3.11 and (y) ending at the time that a Benchmark Replacement has replaced the Libor Base Rate for all purposes hereunder pursuant to Section 3.11.
“Blocked Account Agreement” means the Administrative Agent’s standard blocked account agreement (or similar agreement) signed by the Borrower or Hospital District, as applicable, relating to the Commercial Blocked Account, the Government Blocked Account, and payments on all such Accounts resulting from services provided at the Facilities, as the same may be modified, supplemented, restated or amended from time to time, all of the foregoing which must be in form and substance reasonably acceptable to the Administrative Agent.
“Blocked Persons List” shall have the meaning ascribed to such term in Section 7.29 hereof.
“Borrower Agent” shall have the meaning ascribed to such term in the Recitals hereof.
“Borrower Cash Management Program” means the business practice of Parent and Borrowers whereby cash receipts for Parent and Borrowers are transferred/swept into a central concentration account and all cash disbursements are funded by transfers from such central concentration account.
“Borrowing Base” means with respect to any Borrower, at any time, without duplication, an amount equal to the lesser of (i) the Maximum Revolving Facility or (ii) up to eighty percent (80%) of the face amount (less discounts, credits and allowances which have knowingly been taken by or granted to the applicable Account Debtor in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by Borrower to Administrative Agent; provided, however, that solely with respect to Eligible Accounts which are “Borrower’s Accounts” under and as defined in the Omega Intercreditor Agreement and that are included in the borrowing base certificate described in Section 8.1(b)(i), the portion of the Borrowing Base attributable thereto shall at no time exceed the CIBC Priority Amount (as defined in the Omega Intercreditor Agreement).
“Borrowing Date” means a date on which a Libor Loan is made hereunder.

“Borrowing Notice” shall have the meaning ascribed to such term in Section 2.12 hereof.
“Business Day” means (a) with respect to any borrowing, payment or rate selection of Libor Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.
“Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, equipment, real property or improvements to other capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include (i) expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance, condemnation awards and other settlements in respect of lost, destroyed, damaged, condemned or stolen assets, (ii) expenditures for assets purchased substantially concurrently with the trade-in of existing assets to the extent of the trade-in credit thereof; and (iii) any incurrence of Indebtedness comprising the purchase price for the acquisition, whether by purchase, merger, consolidation or otherwise, by Borrower of the assets of, or the equity interest in, a Person or a division, line of business or other business unit of a Person engaged in a business of the type conducted by Borrower as of the date hereof or in a business reasonably related thereto.
“Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (a) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder, or (b) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property. For avoidance of doubt, prepaid leases shall not be deemed “Capital Lease Obligations” except to the extent required under GAAP.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136)(H.R. 748), as amended from time to time, and all rules, requirements, regulations, and administrative guidance related to the same.
“CARES Act Deferred Payroll Taxes” means, collectively, the employer portion of Social Security Payroll Taxes deferred by the Credit Parties in accordance with Section 2302 of the CARES Act.
“CARES Act Provider Relief Payments” means, collectively, the payments received by the Credit Parties pursuant to the Public Health and Social Services Emergency Fund described in the CARES Act.

“Cash Collateral Account” shall have the meaning ascribed to such term in Section 4.3 hereof.
“Cash Cost of Self-Insured Professional and General Liability” means the total cash expenditures associated with professional and general liability related settlements, legal fees and administration costs for all facilities owned or leased by any Borrower. For purposes of measuring the Cash Cost of Self-Insured Professional and General Liability for individual facilities or groups of facilities, these amounts shall be allocated on the basis of licensed beds of the facility or group of facilities in relation to the total number of licensed beds for all facilities owned or leased by any Borrower.
“CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
“Certificates” shall have the meaning ascribed to such term in Section 5.2 hereof.
“CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, guideline, directive or treaty, (b) any change in any law, rule, regulation, policy, guideline, directive or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any one or more of the following events or conditions, except as the result of a merger or consolidation with, or merger into, a Borrower (and such Borrower is the surviving entity): (a) Guarantor shall at any time after the Closing Date have control and voting power over less than all of the issued and outstanding Stock of Diversicare Management Services Co., (b) Diversicare Management Services Co. shall at any time after the Closing Date have control and voting power over less than all of the issued and outstanding Stock of Advocat Finance, Inc., (c) Advocat Finance, Inc. shall at any time after the Closing Date have control and voting power over less than all of the issued and outstanding Stock of DLC, (d) Diversicare Texas shall at any time after the Closing Date have voting control over less than all of the issued and outstanding Stock of Humble, (e) DLC shall at any time after the Closing Date have control and voting power, directly or indirectly, over less than all of the issued and outstanding Stock of any other Borrower (other than Humble) and Diversicare Texas or (f) Guarantor shall cease to directly or indirectly possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors or managers (or similar governing body) of each Borrower, Diversicare Management Services Co., Advocat Finance, Inc., DLC and Diversicare Texas and to direct the management policies and decisions of each Borrower, Diversicare Management Services Co., Advocat Finance, Inc., DLC and Diversicare Texas.
“CIA” means that certain Corporate Integrity Agreement between the Office of the Inspector General of the Department of Health and Human Services and Diversicare Healthcare Services, Inc. effective February 14, 2020, having a term of five (5) years from the effective date, and entered into contemporaneously with the Settlement Agreement.
“Closing Date” means October 14, 2020.
“CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.
“Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.
“Collateral Agent” shall mean CIT Bank N.A.
“Collateral Assignment and Agreement” means that certain Collateral Assignment and Agreement dated as of the Closing Date by and among Administrative Agent, Borrower, and Hospital District, as the same may from time to time be amended, restated, supplemented or otherwise modified.
“Commercial Blocked Account” shall have the meaning ascribed to such term in Section 4.3 hereof.
“Commercial Leases” means the collective reference to all Leases other than (a) admission agreements or residency agreements or (b) any Lease for real property solely used for office space with a term not to exceed five (5) years and for 5,000 square feet or less.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” shall have the meaning ascribed to such term in Section 8.1(c) hereof.
“CON” shall have the meaning ascribed to such term in Section 10.2 hereof.
“Conveyance Documents” means, collectively, the Hospital District Security Agreement, the Hospital District Sublease, the Hospital District Management Agreement, all Deposit Account Instructions and Services Agreements (Government Healthcare Receivables) or similar agreements entered into among Borrower, Hospital District, Administrative Agent and each applicable depository bank, all Control Account Agreements (Deposit Account) or similar agreements entered into among Borrower, Hospital District, Administrative Agent and each applicable depository bank, all Deposit Account Control Agreements or similar agreements entered into among Borrower, Hospital District, Administrative Agent and each applicable depository bank, and all other agreements, instruments and documents executed in connection with any of the foregoing or related to any of the foregoing, each as amended, restated, supplemented or otherwise modified from time to time as permitted under the Collateral Assignment and Agreement or other Financing Agreements.
“COVID-19” means the outbreak of the novel coronavirus 2019 (COVID-19) announced in March 2020 by the World Health Organization as a global pandemic.
“Credit Party” means each Borrower, the Guarantor, and each other Person that is or becomes primarily or secondarily liable for the Liabilities, whether as a principal, surety, guarantor, endorser or otherwise.
“Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Revolving Loan Commitment shall terminate pursuant to Section 11.2 hereof, (iii) the “Credit Termination Date” as defined in the Affiliate Revolving Loan Agreement (unless waived by Administrative Agent (with the consent of the Required Lenders)), (iv) the “Credit Termination Date” as defined in the Affiliate Term Loan Agreement (unless waived by Administrative Agent (with the consent of the Required Lenders)), or (v) such other date as is mutually agreed in writing between the Borrower and the Administrative Agent (with the consent of the Required Lenders).
“Default” means an (a) event, circumstance or condition which (a) through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default or (b) an Event of Default.
“Default Rate” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of requested Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
“Deferred Payroll Taxes Due Date” shall have the meaning ascribed to such term in Section 8.21(a) hereof.
“Demand Deposit Account” shall have the meaning ascribed to such term in Section 4.3 hereof.
“Deposit Accounts” means any deposit, securities, operating, lockbox, blocked or cash collateral account (including, without limitation, the Cash Collateral Account, the Demand Deposit Account, the Commercial Blocked Account and the Government Blocked Account),

together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.
“Diversicare Texas” means Diversicare Texas I, LLC, a Delaware limited liability company.
“DLC” means Diversicare Leasing Corp., a Tennessee corporation.
“Dollars”, “dollars” or “$”each means lawful money of the United States of America.
“Duly Authorized Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer and the Assistant Secretary of the Borrower or Borrower Agent, as applicable.
“Early Opt-in Election” means the occurrence of:
(1)a determination by Administrative Agent or (ii) a notification by Required Lenders to Administrative Agent (with a copy to Borrower) that Required Lenders have determined, that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 3.11, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Libor Base Rate, and
(2)    (i) the election by Administrative Agent or (ii) the election by Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Borrower and Lenders or by Required Lenders of written notice of such election to Administrative Agent.
“EBITDA” means, on a consolidated basis for the applicable Person, for any period of determination, the sum of the net earnings of the consolidated Person before nonrecurring items (in accordance with GAAP and as reasonably agreed to by the Administrative Agent), interest, taxes, depreciation and amortization, all as determined in accordance with GAAP, without duplication, consistently applied.
“Eligible Accounts” means an Account owing to the Borrower or the Hospital District resulting from services provided at the Facilities, which meets each of the following requirements, as determined by the Administrative Agent in its sole and absolute discretion:
1.Accounts which do not remain unpaid more than ninety (90) calendar days from the invoice date;
2.is to be paid pursuant to either a Medicaid Provider Agreement or a Medicare Provider Agreement, or is a liability of an Account Debtor which is (i) a commercial insurance company (or managed care company) acceptable to the Administrative Agent in its reasonable determination, organized under the laws of any jurisdiction in the United States and having its principal office in the United States, or (ii) any other institutional Account Debtor acceptable to the Administrative Agent, including health maintenance organizations, unions, or any other type of Account Debtor, not included in the categories of Account Debtors listed in the foregoing clause (i), organized under the laws of any jurisdiction in the United States, having its principal office in the United States, in either case, in which such obligor agrees to pay the Borrower for the applicable services rendered or performed or, if applicable, goods sold;
3.the Account Debtor of which has received notice to forward payment to either the Commercial Blocked Account and/or the Government Blocked Account, as applicable;
4.those Accounts of Borrower or the Hospital District as to which the Administrative Agent has a first priority perfected Lien and that comply with all of the representations and warranties made to the Administrative Agent under this Agreement and the Financing Agreements;
5.to the extent such Account does not include any contingent payments;
6.to the extent such Account does not include late charges or finance charges, and is net of any contractual discount and/or Medicare/Medicaid fee schedule adjustments;
7.an Account of a Borrower that was generated in the ordinary course of such Borrower’s business from Borrower’s sale or rendition of Approved Goods or Services; and
8.which complies with such other terms and conditions as may be specified from time to time by the Administrative Agent in its reasonable discretion;
(1)notwithstanding the ninety (90) day periods prescribed by subsection (a) above, Accounts that are to be paid pursuant to a Medicare Provider Agreement or a Medicaid Provider Agreement, Private Insurance Managed Care Accounts, or any otherwise Eligible Accounts, which do not remain unpaid more than one hundred twenty (120) days from the invoice date, shall be Eligible Accounts; provided, however, Private Pay Accounts and Medicaid pending Accounts shall not be considered Eligible Accounts; and, provided further, one hundred percent (100%) of all credit amounts in any of the foregoing Eligible Account categories shall be deducted from the “current” Accounts as reasonably determined by the Administrative Agent in its reasonable credit judgment;
(2)notwithstanding the ninety (90) day periods prescribed by subsection (a) above, (i) solely for the period beginning April 3, 2020 through and including the earlier of (i) the end of the declared national emergency resulting from COVID-19 as determined by Administrative Agent taking into consideration market practice (to the extent Administrative Agent determines such market practice exists) and in consultation with Borrower and (ii) March 31, 2021, Accounts that are to be paid pursuant to a Medicare Provider Agreement or a Medicaid Provider Agreement, Private Insurance Managed Care Accounts, or any otherwise Eligible Accounts, which do not remain unpaid more than one hundred fifty (150) days from the invoice date, shall be Eligible Accounts and (ii) solely for the six (6) month period beginning on the commencement date of operations by a Borrower with respect to the Accounts generated by the operations of a Facility or Facilities acquired or leased by such Borrower after the date of this Agreement (each a “New Facility”) through and including the date that is six (6) months after such commencement date, Accounts that are to be paid pursuant to a Medicare Provider Agreement or a Medicaid Provider Agreement, Private Insurance Managed Care Accounts, or any otherwise Eligible Accounts, which do not remain unpaid more than one hundred eighty (180) days from the invoice date, shall be Eligible Accounts; provided, however, Private Pay Accounts and Medicaid pending Accounts shall not be considered Eligible Accounts; and, provided further, one hundred percent (100%) of all credit amounts in any of the foregoing Eligible Account categories shall be deducted from the “current” Accounts as reasonably determined by the Administrative Agent in its reasonable credit judgment;
provided, however, the following Accounts of the Borrower or the Hospital District are not Eligible Accounts:
(1)(ii) [Intentionally Deleted]; (ii) all Private Pay Accounts; (iii) Accounts with respect to which the Account Debtor is a director, officer, manager, employee, equity holder, or Affiliate of the Borrower; (iv) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless such Account Debtor deposits all payments arising under the Government Accounts to the Government Blocked Account in accordance with the terms of the Blocked Account Agreement; (v) Accounts with respect to which the Account Debtor is not subject to service of process within the continental United States of America; (vi) Accounts known by Borrower (whether actual or constructive knowledge) to be in dispute (but only to the extent of such disputed amount) or with respect to which the Account Debtor has asserted, or the Borrower or the Administrative Agent has reason to believe the Account Debtor is entitled to assert, a counterclaim or right of setoff (but only to the extent of such counterclaim or setoff amount); (vii) Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Administrative Agent in the exercise of its reasonable discretion; (viii) Accounts that are not valid, legally enforceable obligations of the Account Debtor thereunder; (ix) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (x) Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval; (xi) Accounts which arise out of services or, if applicable, sales not made in the ordinary course of the Borrower’s or the Hospital District’s business; (xii) Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law, or with respect to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect; (xiii) Accounts with respect to which Borrower or the Hospital District is or may become liable to the Account Debtor for services rendered, or if applicable, goods sold, by the Account Debtor or the Hospital District to Borrower, to the extent of Borrower’s existing or potential liability to such Account Debtor; and (xiv) Medicaid pending Accounts;
provided, further, an Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements for eligibility, shall forthwith cease to be an Eligible Account, and further, with respect to any Account, if the Administrative Agent at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower; provided, further, one hundred percent (100%) of all credit amounts in any of the foregoing that are not deemed to be Eligible Account categories and criteria shall be deducted from the “current” Accounts as reasonably determined by the Administrative Agent in its reasonable credit judgment. Any Accounts, which are not Eligible Accounts, shall nevertheless be part of the Collateral.
“Environmental Laws” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.
“Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to the Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the Borrower which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.
“Equipment” means “equipment” as defined in the Code, including, without limitation, any and all of the Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on the Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by the Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.
“ERISA Affiliate” means any corporation, trade or business, which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.
“Event of Default” shall have the meaning ascribed to such term in Section 11.1 hereof.
“Excluded Swap Obligation” means any Swap Obligation that arises from any guaranty or collateral pledge with respect to the Liabilities that becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of any guarantor’s or pledgor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time any applicable guaranty or pledge agreement or similar collateral document becomes effective with respect to such related Swap Obligation, but such exclusion shall only be effective for so long as it would otherwise be so illegal.
“Facility” or “Facilities” shall mean any one or more of the skilled nursing homes, assisted living facilities, retirement homes, rehabilitation centers, or senior adult care homes or facilities located on the Property and owned, operated or managed by the Borrower in connection with their business. Set forth on Schedule 1.1(f) is a list of all Facilities in existence on the Closing Date owned, operated or managed by the Borrower.
“FATCA” means Sections 1471 - 1474 of the Tax Code, as enacted as of the date hereof (or any amendment or successor to any such Section so long as such amendment or successor is substantially similar to the purpose and obligations of and not more onerous to comply with than such Sections as such Sections were in effect as of the date of this Agreement) and any Treasury Regulation promulgated thereunder implementing such Sections.
“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., as amended, and the rules and regulations thereunder.

“Federal Funds Rate” shall have the meaning ascribed to such term in Section 13.13(c) hereof.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means any letter agreement entered into from time to time by and between CIBC and Borrower Agent, pursuant to which, among other things, the arrangement relating to compensation for certain services rendered by the Administrative Agent is set forth (together with any similar letter from Administrative Agent to the Lenders regarding their respective share of any particular fee payable by Borrower).
“Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes, guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, collateral assignments, perfection certificates, interest rate protection agreements, reimbursement agreements, contracts, notices, leases, collateral assignments of key man life insurance policies, financing statements and all other written matter (including, without limitation, this Agreement, the Revolving Credit Notes, any Subordination Agreement, any Intercreditor Agreements, the Guaranty, the Pledge Agreement, the Collateral Assignment and Agreement, the Hospital District Security Agreement, the Blocked Account Agreement, the Certificates, any Fee Letter, any Hedging Agreement and any other Bank Product Agreement), in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, Pledgor, Guarantor, any Affiliate, or any other Person, and delivered to or in favor of the Administrative Agent or any Lender, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.
“Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.
“Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.
“Fixed Charge Coverage Ratio” means, on a consolidated basis for the applicable Person, on any date of determination, the ratio of (a) Adjusted EBITDAR (QIPP Funds) for the period of 12 consecutive months then ended, to (b) Fixed Charges, all as determined in accordance with GAAP, consistently applied.
“Fixed Charges” means, on a consolidated basis for the applicable Person, for any period of determination, the sum of, without duplication: (a) regularly scheduled payments of principal with respect to all Indebtedness for borrowed money; plus (b) cash interest expense for Indebtedness that has been paid during such period (including, without limitation, interest attributable to issued and outstanding Letters of Credit (as defined in the Affiliate Revolving Loan Agreement)); plus (c) Net Capital Expenditures; plus (d) cash rent expense that has been paid during such period; plus (e) dividends on stock; plus (f) cash paid income taxes during such period; plus (g) payments pursuant to the Settlement Agreement that have been paid during such period, all of the foregoing as determined in accordance with GAAP, without duplication, consistently applied.
“Forgiveness Determination Date” shall have the meaning ascribed to such term in Section 9.12 hereof.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.
“General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of the Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by the Borrower (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, trade names, trademarks and all goodwill symbolized thereby and relating thereto, trade styles, trade secrets, registrations, domain names, websites, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of the Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of Borrower’s Accounts, and, to the maximum extent permitted by applicable Law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.
“Governing Documents” shall have the meaning ascribed to such term in Section 9.14 hereof.
“Government Accounts” means Accounts on which any federal or state governmental unit or any intermediary for any federal or state governmental unit is the Account Debtor.
“Governmental Approvals” means, collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority to operate the Locations.
“Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

“Government Blocked Account” shall have the meaning ascribed to such term in Section 4.3 hereof.
“Guarantor” means Parent in its capacity as the guarantor pursuant to the Guaranty.
“Guaranty” means that certain Amended and Restated Guaranty of even date herewith by Guarantor in favor of the Administrative Agent, in form and substance reasonable satisfactory to the Administrative Agent, as the same may be amended, restated, reaffirmed, modified or supplemented from time to time.
“Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.
“Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) TRICARE; (c) CHAMPUS; (d) Medicare; (e) Medicaid; (f) HIPAA; (g) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (h) all laws, policies, procedures, permits, requirements, certifications, and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical, senior housing facilities, assisted living facilities, or skilled nursing facilities; (i) the QIPP Program; and (j) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (i) as may be amended from time to time.
“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, in each case in form and substance satisfactory to the Administrative Agent, as the same may be amended or modified from time to time; provided, Borrower will only enter into any such Hedging Agreement with CIBC, CIT Bank N.A. or Lake Forest Bank & Trust Company, N.A. or another Lender reasonably approved by Administrative Agent.
“HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Hospital District” means DeWitt Medical District, a governmental entity and political subdivision of the State of Texas organized pursuant to Tex. Const. Art. IX, Section 9, and Chapter 1035 of the Texas Special District Local Laws Code, as amended.
“Hospital District Management Agreement” shall mean any management agreement by and between a Borrower and Hospital District with respect to any Facility, as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.
“Hospital District Security Agreement” shall mean, individually and collectively, each Security Agreement, dated as of the Closing Date, executed by Hospital District in favor of a Borrower, pursuant to which Hospital District has granted to such Borrower a security interest in certain of its assets (including, without limitation, all Accounts) arising from services rendered or facilitated at Facility for which Hospital District is the licensed operator, as each may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.
“Hospital District Sublease” means, individually and collectively, those certain Sublease Agreements and Sub-Sublease Agreements each dated as of April 1, 2019 (as amended, restated, supplemented or otherwise modified from time to time) between Hospital District and each respective Borrower, whereby such Borrower will sublease to Hospital District  a Facility, and  certain leased personal property pursuant to the terms and conditions set forth therein.
“Humble” means Diversicare Humble, LLC, a Delaware limited liability company.
“Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capitalized Lease Obligations of such Person and obligations or liabilities created or arising under conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes and all unfunded pension fund obligations and liabilities, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, described in clauses (a) through (h), (i) any Stock, of such Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to Financial Accounting Standards Board Issuance No. 150 or otherwise, and (j) all Bank Product Obligations of such Person.
“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 12.16 hereof.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 12.16 hereof.
“Insurer” means a Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with the Borrower to compensate the Borrower for providing goods or services to a Patient.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
“Intercreditor Agreements” means, individually and collectively, the Omega Intercreditor Agreement, and any other subordination and/or intercreditor agreement by and among any Borrower, any third party providing any Indebtedness to such Borrower, and Administrative Agent, on terms and conditions satisfactory to Administrative Agent and Required Lenders in their sole and absolute determination, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Inventory” means “inventory” as defined in the Code, including, without limitation, any and all inventory and goods of the Borrower, wheresoever located, whether now owned or hereafter acquired by the Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in the Borrower’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Borrower.
“Joint Liability Payment” shall have the meaning ascribed to such term in Section 12.21(g) hereof.
“Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction and Healthcare Laws and Environmental Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Parent or Borrower.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Borrower holds any Leased Real Property (including, without limitation, the Commercial Leases and Operating Leases).
“Lender Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.
“Liabilities” means any and all of each of the Borrower’s liabilities, obligations and Indebtedness to the Lenders and the Administrative Agent of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, reimbursement obligations, fees, costs, expenses, and/or indemnification, and obligations of performance, and the Unused Line Fee, any other fee due or payable to Administrative Agent or Lenders in connection with any Financing Agreement, and all Bank Product Obligations, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all of each Borrower’s Indebtedness, liabilities and obligations to the Lenders and the Administrative Agent under this Agreement (whether relating to any of the Loans or otherwise and including, without limitation, all of each Borrower’s Bank Product Obligations) or each Hedging Agreement (but excluding any Excluded Swap Obligation) and any and all other Financing Agreements to which Borrower is a party, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.
“Libor Base Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Libor Loan and for a period equal to the Libor Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Libor Interest Period (or three (3) Business Days prior to the commencement of such Libor Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the Libor Base Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Libor Interest Period. The Administrative Agent’s determination of the Libor Base Rate shall be conclusive, absent manifest error. Notwithstanding anything contained herein to the contrary, at no time shall the Libor Base Rate be less than one percent (1.00%).
“Libor Interest Period” means, with respect to any Libor Loan, successive one (1) month periods, provided, however, that: (a) each Libor Interest Period occurring after the initial Libor Interest Period of any Libor Loan shall commence on the day on which the preceding Libor Interest Period for such Libor Loan expires, with interest for such day to be calculated at the Libor Rate in effect for the new Libor Interest Period; (b) whenever the last day of any Libor Interest Period would otherwise occur on a day other than a Business Day, the last day of such Libor Interest Period shall be extended to occur on the next succeeding Business Day; (c) whenever the first day of any Libor Interest Period occurs on a date for which there is no numerically corresponding date in the month in which such Libor Interest Period terminates, such Libor Interest Period shall end on the last day of such month, unless such day is not a Business Day, in which case the Libor Interest Period shall terminate on the first Business Day of the following month, provided, further, that so long as the Libor Rollover remains in effect, all subsequent Libor Interest Periods shall terminate on the date of the month numerically corresponding to the date on which the initial Libor Interest Period commenced; and (d) if at any time the Libor Interest Period for a Libor Loan expires less than one month before the Stated Maturity Date, such Libor Loan shall automatically renew at the then current Libor Rate for a Libor Interest Period terminating on the Stated Maturity Date.
“Libor Loan” means a Loan which bears interest at a Libor Rate.
“Libor Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the sum of the Libor Base Rate applicable to that Libor Interest Period, plus the Applicable Libor Margin.
“Libor Rollover” means that each Libor Loan shall automatically renew for the Libor Interest Period specified in the Borrowing Notice at the then current Libor Rate, except that a Libor Interest Period for a Libor Loan shall not automatically renew with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Libor Interest Period, and any such amounts shall bear interest at the Base Rate plus the Applicable Base Rate Margin, until repaid.
“Licenses” shall have the meaning ascribed to such term in Section 10.2 hereof
“Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.
“Loan Account” shall have the meaning ascribed to such term in Section 2.5 hereof.

“Loans” means, individually, a Revolving Loan, and collectively, the Revolving Loans, and, if applicable, any and all other advances made by the Lenders (or, if applicable, the Administrative Agent) to the Borrower pursuant to the terms of this Agreement or any other Financing Agreement.
“Location” or “Locations” mean one or more of the healthcare or other facilities operated or managed by the Borrowers on the Property as identified on Schedule 1.1(f) hereto.
“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.
“Management Agreements” means, collectively, those certain Management Agreements between Diversicare Management Services Co., as Manager, and each Borrower for the operation and management of the Facilities.
“Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, any of the following: (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (b) a material adverse change in, or a material adverse effect upon, the rights and remedies of the Administrative Agent or the Lenders under any Financing Agreement or the ability of the Credit Parties, taken as a whole, to perform their payment or other obligations under any Financing Agreement to which they are parties, (c) a material adverse change in, or a material adverse effect upon, the legality, validity or enforceability of any Financing Agreement, (d) a material adverse change in, or a material adverse effect upon, the existence, perfection or priority of any security interest granted in any Financing Agreement or the value of any material Collateral not resulting from any action or inaction by the Administrative Agent, (e) the termination of Borrower’s continued participation in a Medicare or Medicaid reimbursement program, which individually or in the aggregate, could reasonably be expected to result in a material adverse change or a material adverse effect described in the immediately preceding clauses (a) through (d) above, or (f) any other liability of the Credit Parties, or any one or more of them, in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate as a result the final adjudication of one or more violations of any Healthcare Law which remains unpaid for a period of thirty (30) days, unless such liability is being contested or appealed by appropriate proceedings and Borrower has established appropriate reserves adequate for payment in the event such appeal or contest is ultimately unsuccessful, provided further that in the event such contest or appeal is ultimately unsuccessful, the Borrower shall pay the assessment no later than the deadline set forth by the applicable agency.
“Maximum Revolving Facility” means $2,000,000.

“Medicaid Certification” means, with respect to Borrower, certification by the Medicaid program in each state in which the Borrower conducts business which is under or affected by the Medicaid Regulations that the Borrower complies with all of the applicable requirements for participation set forth in the Medicaid Regulations.
“Medicaid Provider Agreement” means an agreement entered into with the Medicaid program in each state in which the Borrower conducts business which is under or affected by the Medicaid Regulations under which such state Medicaid program agrees to pay for covered services provided by the Borrower to Medicaid beneficiaries in accordance with the terms of such agreement and the Medicaid Regulations.
“Medicaid Regulations” or “Medicaid” mean collectively all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
“Medical Services” means medical and health care services provided to a Patient by any Borrower, including, but not limited to, medically necessary health care services provided to a Patient and performed by a Borrower which are covered by a policy of insurance issued by an Insurer, and including, but not limited to, physician services, nurse and therapist services, dental services, skilled nursing facility services, rehabilitation services, home health care services, behavioral health services, hospice services, medical equipment and pharmaceuticals.
“Medicare Accelerated and Advance Payment Program” means the Accelerated and Advance Payment Program for Medicare Part A and Part B providers and suppliers as expanded during the period of the COVID-19 public health emergency by Section 3719 of the CARES Act, as amended from time to time, and all rules, requirements, regulations, and administrative guidance related to the same.
“Medicare Certification” means, with respect to Borrower, certification of CMS or a state agency or entity under contract with CMS that the Borrower complies with all of the applicable requirements for participation set forth in the Medicare Regulations.
“Medicare Provider Agreement” means an agreement entered into with CMS or a state agency under contract with CMS under which CMS agrees to pay for covered services provided by the Borrower to Medicare beneficiaries in accordance with the terms of such agreement and the Medicare Regulations.
“Medicare Regulations” or “Medicare” mean collectively all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
“Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.
“Net Capital Expenditures” means Capital Expenditures minus the sum of (a) any financing used in connection with such expenditures (including, without limitation, any financing of capital improvements provided by a landlord and recovered through rental payments), and (b) amounts actually incurred in connection with Capital Expenditures made in connection with the Facilities (as defined herein and as defined in the Affiliate Revolving Loan Agreement).
“Non-U.S. Participant” shall have the meaning ascribed to such term in Section 3.3 hereof.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders, as such lists may be amended or supplemented from time to time.
“Omega” means Omega Healthcare Investors, Inc., a Maryland corporation.
“Omega Debt Documents” means, collectively, the Omega Master Lease Agreement, the Omega Senior Leases and the security agreements, pledges, documents, instruments and agreements executed in connection therewith, in each case as the same may be amended or modified in conformity with Section 9.16 of this Agreement.
“Omega Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement dated as of May 13, 2019 herewith by and among the Borrower, Administrative Agent, and Omega Senior Lessor”, as the same may be modified, supplemented and amended from time to time in accordance with the terms thereof and hereof.
“Omega Master Lease Agreement” means that certain Master Lease dated as of October 1, 2018, by and among DLC and the other “Tenants” party thereto and Sterling Acquisition and the other “Landlords” party thereto, as the same has been and may be further modified, supplemented and amended from time to time in accordance with the terms thereof and hereof.
“Omega Security Interests” means the security interests of Omega and the Omega Senior Lessor in certain assets of Humble, the rights pertaining to and priorities of which are as specified in the Omega Intercreditor Agreement.

“Omega Senior Leases” means the Omega Master Lease Agreement.
“Omega Senior Lessor” means Sterling Acquisition, as Landlord, under the Omega Master Lease Agreement and the “Landlords” party thereto.
“Operating Lease” means the collective reference to all Commercial Leases between the applicable Affiliate Term Borrower and the Operators (other than Humble), respectively, pursuant to which the Borrowers lease each Location.
“Operators” or “Operator” means the respective operators of the Locations, all of which Operators are licensed under all applicable Healthcare Laws.
“Parent” means Diversicare Healthcare Services, Inc., a Delaware corporation.
“Participant” shall have the meaning ascribed to such term in Section 12.15(d) hereof.
“Patient” means any Person receiving Medical Services from the Operators and all Persons legally liable to pay the Operators for such Medical Services other than Insurers or Governmental Authorities.
“Patriot Act” shall have the meaning ascribed to such term in Section 8.16 hereof.
“Payment In Full” means (a) the indefeasible payment in full in cash of all Loans and other Liabilities, other than contingent indemnification or reimbursement obligations for which no claims have been asserted and (b) the termination of the Revolving Loan Commitment in accordance with the terms and conditions hereof.
“PBGC” shall have the meaning ascribed to such term in Section 7.19 hereof.
“Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
“Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.
“Pledge Agreement” means that certain Amended and Restated Pledge Agreement of even date herewith made by DLC in favor of the Administrative Agent, in form and substance reasonable satisfactory to the Administrative Agent, as the same may be modified, supplemented or amended from time to time in accordance with the terms thereof.
“Pledgor” means the “Pledgor” as such term is defined in the Pledge Agreement.

“PPP Loan” means any loan made by a U.S. Small Business Administration (“SBA”) qualified lender to a Credit Party and guaranteed by the SBA pursuant to the Paycheck Protection Program provisions of the CARES Act.
“Private Insurance/Managed Care Account” means Accounts owing from insurance companies or managed care companies to a Person for services provided or rendered by the Borrower to a Person where the Person has assigned the right to the Account to the Borrower.
“Private Insurance/Managed Care Contracts” means contracts and agreements between the Borrower (or an Affiliate thereof) and insurance companies and/or managed care companies pursuant to which the Borrower has the right to make a claim for and receive payment for services rendered or furnished to a Person that is an intended beneficiary of such contract or agreement.
“Private Pay Accounts” means Accounts owing directly from an individual for services provided or rendered by the Borrower to such individual.
“Pro Rata Share” means, with respect to a Lender’s obligation to make Revolving Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (a) prior to the Revolving Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Loan Commitment, by (ii) the aggregate Revolving Loan Commitment of all Lenders and (b) from and after the time the Revolving Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings.
“Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.
“Property” means any and all real property owned, leased, sub-leased or used at any time by Borrower.
“QIPP Program” means that certain Quality Incentive Payment Program, established by the THHS, and administered through, and provided for, in the Texas Register to be codified at 1 Tex. Admin. Code 353.1301-1304, as finally adopted by THHS, and as amended from time to time for qualified nursing facilities, administered through THHS.
“Rate Option” means the Libor Rate or the Base Rate.
“Register” shall have the meaning ascribed to such term in Section 12.15(d) hereof.
“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.
“Released Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.
“Releasing Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Required Lenders” means, as of any date of determination, (a) if there are three (3) or fewer Lenders, Lenders holding one hundred percent (100%) of the sum of the outstanding principal balance of the Revolving Loans (and the unused Revolving Loan Commitment) at such time, or (b) if there are more than three (3) Lenders, Lenders holding sixty-six and two-thirds percent (66-2/3%) or more of the sum of the outstanding principal balance of the Revolving Loans (and the unused Revolving Loan Commitment) at such time, provided, that the commitments of, and the portion of the Liabilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and any Lender and its Affiliates shall be counted as a single Lender for purposes of making a determination of Required Lenders.
“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.
“Restricted Agreements” means, collectively, each Management Agreement, Omega Debt Document, Commercial Lease, Operating Lease, Conveyance Documents, agreement, document or instrument entered into in connection with (directly or indirectly) the Borrower Cash Management Program, the Settlement Agreement and any other agreement, document or instrument between or among the Credit Parties and any agreement, document or instrument pertaining to (directly or indirectly) any of the foregoing.
“Restrictions” shall have the meaning ascribed to such term in Section 10.3 hereof.
“Revolving Credit Note(s)” shall have the meaning ascribed to such term in Section 2.1 hereof.
“Revolving Loan Commitment” means, as to any Lender, such Lender’s commitment to make Loans under this Agreement. The amount of each Lender’s Revolving Loan Commitment is set forth on Annex A attached hereto and made a part hereof (as amended, modified or supplemented from time to time in accordance with the terms hereof).
“Revolving Outstandings” means, at any time, the aggregate principal amount of all outstanding Revolving Loans.
“Revolving Loans” shall have the meaning ascribed to such term in Section 2.1 hereof.
“Schedule of Accounts” means an aged trial balance and reconciliation to the Borrowing Base in form and substance reasonably satisfactory to the Administrative Agent (which may at the Administrative Agent’s discretion include copies of original invoices) listing the Accounts of the Borrower and the Hospital District resulting from services provided at the Facilities, certified on behalf of the Borrower by a Duly Authorized Officer, to be delivered on a monthly basis to the Administrative Agent by the Borrower pursuant to Section 8.1(d) hereof.
“Service Fee” shall have the meaning ascribed to such term in Section 8.9 hereof.
“Settlement Agreement” means that certain Settlement Agreement entered into and effective as of February 14, 2020, among the United States of America, acting through the United States Department of Justice and on behalf of the Office of the Inspector General (OIG-HHS) of the Department of Health and Human Services (HHS), the State of Tennessee, acting through the Tennesee Attorney General and Reporter and on behalf of its Medicaid program, Diversicare Healthcare Services, Inc., and Mary Haggard and Bryant Fitzmorris, providing for annual payments by Diversicare Healthcare Services, Inc. over a period of five (5) years with a final payment on February 23, 2025, entered into contemporaneously with the CIA.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability, but shall not include incurred but not reported professional liability claims.
“Supplemental and IGT QIPP Payments” has the meaning set forth in the Hospital District Security Agreement.
“Supplemental QIPP Accounts” has the meaning set forth in the Hospital District Security Agreement.
“Stated Maturity Date” means September 30, 2023.
“Sterling Acquisition” means Sterling Acquisition LLC, a Kentucky limited liability company, in its capacity as a Landlord under the Omega Senior Lease.
“Stock” shall mean all certificated and uncertificated shares, stock, options, warrants, general or limited partnership interests, membership interests or units, limited liability company interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
“Subordinated Debt” means any and all Indebtedness owing by the Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to the Administrative Agent in its sole and absolute discretion.
“Subordination Agreement” means, collectively, those certain subordination agreements that have been and may in the future be entered into from time to time by holders of Subordinated Debt and the Administrative Agent, each in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion, each as the same may be modified, supplemented, amended or restated from time to time.
“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner, managing member or manager or may exercise the powers of a general partner, managing member or manager.
“Swap Obligation” means any Hedging Agreement or related obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Tax Code” shall have the meaning ascribed to such term in Section 7.19 hereof.
“Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.
“Tenant” means any tenant, resident or occupant under any Lease.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“THHS” means the Texas Health and Human Services Commission.
“TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Uniform Commercial Code” or “UCC” or “Code” means the Uniform Commercial Code as the same may, from to time, be in effect in the State of Illinois; provided, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform Commercial Code” or “UCC” or “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Financing Agreements relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Financing Agreement and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.
“United States” or “U.S.” means the United States of America.
“Unused Line Fee” means a fee in an amount equal to one half of one percent (0.50%) per annum times the amount by which the Maximum Revolving Facility exceeds the average daily balance of the Revolving Loans, payable to the Administrative Agent for the Lenders for their Pro Rata Share.
“Withholding Certificate” shall have the meaning ascribed to such term in Section 3.3 hereof.
a.Interpretation.
9.All accounting terms used in this Agreement or the other Financing Agreements shall have, unless otherwise specifically provided herein or therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Financing Agreements shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower, Administrative Agent and Required Lenders shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Unless otherwise specified, references in this Agreement or any of the attachments hereto or appendices hereof to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all annexes, exhibits and schedules attached hereto, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such annex, exhibit or schedule.

10.Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Financing Agreements) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Financing Agreement refers to the knowledge (or an analogous phrase) of Borrower, except as otherwise expressly provided for herein, such words are intended to signify that a Duly Authorized Officer of Borrower has actual knowledge or awareness of a particular fact or circumstance or that a prudent individual in the position of such Duly Authorized Officer of Borrower, would reasonably be expected to have known or been aware of such fact or circumstance in the course of performing his or her duties. Any reference in this Agreement or any of the Financing Agreements to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Financing Agreements in favor of Administrative Agent (for the benefit of the Lenders and the Administrative Agent) to any Permitted Lien.
•COMMITMENT; INTEREST; FEES.
b.Revolving Loans. On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, each Lender, severally and for itself alone, agrees to make in Dollars such Lender’s Pro Rata Share of revolving loans (such loans are collectively called “Revolving Loans” and individually called a “Revolving Loan”) to the Borrower from time to time on and after the Closing Date and prior to the Credit Termination Date, so long as the aggregate amount of such advances outstanding at any time to the Borrower do not exceed the lesser of: (i) the Maximum Revolving Facility at such time minus any reserves established by the Administrative Agent pursuant to Section 2.1(b) hereof and (ii) the Borrowing Base at such time minus any reserves established by the Administrative Agent pursuant to Section 2.1(b) hereof, in each case, if at any time applicable. The aggregate outstanding principal amount of Revolving Loans immediately prior to giving effect to this Agreement is equal to Zero Dollars $0.00. The Borrower shall have the right to repay and reborrow any of the Revolving Loans without premium or penalty (subject to Section 3.4 hereof); provided, however, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing (any such date herein called a “Reborrowing Date”) all of the conditions to borrowing set forth in Section 5.1 of this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all material respects (without duplication of materiality, as applicable) as of such Reborrowing Date. The payment obligations of the Borrower to the Lenders and Administrative Agent hereunder are and shall be joint and several as provided in Section 12.21 hereof. The failure of any Lender to make a requested Revolving Loan on any date shall not relieve any other Lender of its obligation to make a Revolving Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Revolving Loan to be made by such other Lender. Each Lender’s obligation to fund any Revolving Loan shall be limited to such Lender’s Pro Rata Share.
11.Each advance to the Borrower under this Section 2.1 shall be in integral multiples of Ten Thousand Dollars ($10,000) and shall, on the day of such advance, be deposited, in immediately available funds, in the Borrower’s demand deposit account with the Administrative Agent, or in such other account as the Borrower Agent may, from time to time, designate in writing with the Administrative Agent’s approval.
12.The Borrower acknowledges and agrees that the Administrative Agent may from time to time (i) upon five (5) calendar days’ notice, increase or decrease the advance rates with respect to Eligible Accounts in the Administrative Agent’s reasonable discretion (provided, prior to a Default, the Administrative Agent will not reduce any such advance rate by more than ten percent (10%), but after the occurrence and during the period of any Default, the Administrative Agent may reduce any such advance rate in any amount in its reasonable discretion), and/or (ii) establish reserves against the Borrowing Base and the Eligible Accounts in the Administrative Agent’s reasonable discretion.
13.At the request of the applicable Lender, the Revolving Loans shall be evidenced by a separate promissory note, amended and restated promissory note or second amended and promissory note (hereinafter, as the same may be amended, restated, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Revolving Credit Note(s)”), duly executed and delivered by the Borrower, substantially in the form set forth in Exhibit A attached hereto, with appropriate insertions, dated the Closing Date, jointly and severally payable to the order of such Lender, respectively, in the principal amount equal to such Lender’s Pro Rata Share of the Maximum Revolving Facility. THE PROVISIONS OF THE REVOLVING CREDIT NOTES NOTWITHSTANDING, THE REVOLVING LOANS THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE ON A JOINT AND SEVERAL BASIS UPON THE EARLIEST TO OCCUR OF (X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 11.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.
14.Accrued interest on the Revolving Loans shall be due and payable and shall be made by the Borrower to the Administrative Agent in accordance with Section 2.7 hereof. Monthly interest payments on the Revolving Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Revolving Loans. Upon maturity, the outstanding principal balance of the Revolving Loans shall be immediately due and payable, together with any remaining accrued interest thereon.
2.1(B)    [Intentionally Omitted].
c.[Intentionally Omitted].

d.Reduction of Revolving Loan Commitment by the Borrower. The Borrower may from time to time, on at least five (5) Business Days’ prior written notice (stating the amount of the prepayment and the prepayment date) received by the Administrative Agent, permanently reduce the amount of the Revolving Loan Commitment but only upon first repaying the amount, if any, by which the aggregate unpaid principal amount of the Revolving Credit Note exceeds the then reduced amount of the Revolving Loan Commitment), and Borrower paying any amount due pursuant to Section 3.4 hereof.
e.Principal Balance of Liabilities Not to Exceed the Maximum Revolving Facility. The sum of the aggregate outstanding principal balance of the Loans to the Borrower made under this Agreement shall not, at any time, exceed the lesser of (i) the Maximum Revolving Facility and (ii) the amount of the Borrowing Base. The Borrower agrees that if at any time any such excess shall arise, the Borrower shall immediately pay on a joint and several basis to the Administrative Agent for distribution to the applicable Lenders such amount as may be necessary to eliminate such excess.
f.The Borrower’s Loan Account. The Administrative Agent, on behalf of each Lender, shall maintain a loan account (the “Loan Account”) on its books for the Borrower in which shall be recorded (a) all Loans made by the Lenders (including Administrative Agent) to the Borrower pursuant to this Agreement, (b) all payments made by the Borrower on all such Loans, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement or under the Revolving Credit Note to repay the outstanding principal amount of any of the Loans together with all interest accruing thereon.
g.Statements. All Loans to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Administrative Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Administrative Agent shall have rendered to the Borrower Agent written statements of account as provided herein, the balance in the Loan Account, as set forth on the Administrative Agent’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Lenders by the Borrower. From time to time the Administrative Agent shall render to the Borrower Agent a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Administrative Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.
h.Interest. The Borrower agrees to jointly and severally pay to the Administrative Agent on behalf of the Lenders interest on the daily outstanding principal balance of (i) the Base Rate Loans at the Base Rate from time to time in effect, plus the Applicable Base Rate Margin; and (ii) the Libor Loans at the Libor Rate; provided, further, that notwithstanding any other term or provision of this Agreement to the contrary, (x) immediately following the occurrence and during the continuance of an Event of Default relating to Sections 11.1(a), (h), (i) or (j) hereof, and (y) unless the Required Lenders otherwise direct in writing, upon Administrative Agent’s demand following the occurrence and during the continuance of any other Event of Default, in each case, Borrower agrees to and shall pay to Administrative Agent on behalf of Lenders interest on the outstanding principal balance of the Loans at the per annum rate of two percent (2.0%) plus the rate otherwise payable hereunder with respect to such Loans (the “Default Rate”).
15.Accrued interest on each Base Rate Loan shall be payable on the first calendar day of each month and at maturity, commencing with the first day of the calendar month after the initial disbursement of such loan. Accrued interest on each Libor Loan shall be payable on the last day of the Libor Interest Period relating to such Libor Loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. Monthly interest payments on the Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Loans. Upon maturity, the outstanding principal balance of all Loans shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). If any payment of principal of, or interest on, the Revolving Credit Note falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.
i.Method for Making Payments. All payments of principal, interest, fees and costs and expenses (including, without limitation, pursuant to Section 12.2) hereunder shall be paid by automatic debit from Borrower’s concentration account, wire transfer, check or in coin or currency which, at the time or times of payment, is the legal tender for public and private debts in the United States of America and shall be made at such place as Administrative Agent may from time to time appoint or direct in the payment invoice or otherwise in writing, and in the absence of such appointment or direction, then, not later than 1:00 p.m. (Chicago time) on the date of payment, at the offices of Administrative Agent at 120 South LaSalle Street, Chicago, Illinois 60603, Attn: Commercial Loan Department. Payment made by check shall be deemed paid on the date two Business Days after Administrative Agent receives such check; provided, however, that if such check is subsequently returned to Administrative Agent unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. If at any time requested by Borrower (including via electronic transmission), principal, interest, fees and costs and expenses (including, without limitation, pursuant to Section 12.2) hereunder owed to Administrative Agent or Lenders from time to time will be deducted by Administrative Agent automatically on the due date or date declared due from Borrower’s concentration account with Administrative Agent. Borrower shall maintain sufficient funds in the account on the dates Administrative Agent enters debits authorized hereby. If there are insufficient funds in the concentration account on the date

Administrative Agent enters any debit authorized hereby, the debit will be reversed. Borrower may terminate this direct debit arrangement at any time by sending written notice to Administrative Agent at the address specified above. Notwithstanding the foregoing in this Section, Borrower hereby irrevocably authorizes and instructs Administrative Agent after the occurrence and during the continuance of any Default or Event of Default to direct debit any of Borrower’s operating accounts with Administrative Agent and CIBC for all principal, interest, costs, and any and all fees, costs and expenses due hereunder or pursuant hereto with respect to the Loan and the Liabilities (including, without limitation, reasonable attorneys’ fees). Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day. Administrative Agent shall promptly (but in no event longer than within three (3) Business Days thereof) remit to each Lender its Pro Rata Share of all such payments received in collected funds by Administrative Agent for the account of such Lender; provided, however, all payments due by Borrower under Section 3 hereof, as applicable, shall be made by Borrower directly to Administrative Agent and Lenders entitled thereto without setoff, counterclaim or other defense.
j.Term of this Agreement. The Borrower shall have the right to terminate this Agreement (subject to survival of Sections 3.1, 3.3, 3.4, 12.2, 12.3, 12.9, 12.16 and Section 14 and any other term hereof surviving by its terms hereof) at any time by permanently reducing the Revolving Loan Commitment to zero dollars and paying any other remaining monetary Liabilities outstanding to Administrative Agent and Lenders, as applicable; provided, however, that (a) all of the Administrative Agent’s and each Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until Payment in Full. In addition, the Liabilities may be accelerated as set forth in Section 11.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable on a joint and several basis without notice or demand. Notwithstanding any termination, until Payment in Full, the Administrative Agent shall be entitled to retain its Liens (for the ratable benefit of the Lenders and the Administrative Agent) in and to all existing and future Collateral and the Borrower shall continue to remit collections of Accounts of the Borrower and Hospital District resulting from services provided at the Facilities and proceeds as provided herein.
k.Optional Prepayment of Loans. Borrower may, at its option, permanently prepay, without penalty or premium (other than as specified in Section 3.4 hereof), at any time during the term of this Agreement all or any portion of any of the Revolving Loans.
l.Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lenders may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Administrative Agent (or otherwise at the direction of the Required Lenders in writing) either be refunded to the Borrowers or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrowers hereunder exceed the maximum rate allowed by applicable Laws, and Borrowers shall not have any action against any Lender or the Administrative Agent for any damages arising out of the payment or collection of any such excess interest.
m.Method of Selecting Rate Options; Additional Provisions Regarding Libor Loans. The Borrower may select a Libor Rate with respect to a Revolving Loan as provided in this Section 2.12; provided, however, that with respect to each and all Libor Loans made hereunder (i) the initial advance shall be in an amount not less than Two Hundred Thousand Dollars ($200,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) thereafter; and (ii) there shall not exist at any one time outstanding more than five (5) separate traunches of Libor Loans. Revolving Loans shall bear interest at the Base Rate plus the Applicable Base Rate Margin unless the Borrower provides a Borrowing Notice to the Administrative Agent in the form of Exhibit B, signed by a Duly Authorized Officer of the Borrower, irrevocably electing that all or a portion of the Revolving Loans are to bear interest at a Libor Rate (the “Borrowing Notice”). The Borrowing Notice shall be delivered to the Administrative Agent not later than two (2) Business Days before the Borrowing Date for each Libor Loan, specifying:
16.The Borrowing Date, which shall be a Business Day, of such Loan;
17.The type and aggregate amount of such Loan;
18.The Rate Option selected for such Loan; and
19.The Libor Interest Period applicable thereto.
Each Libor Loan shall bear interest from and including the first day of the Libor Interest Period applicable thereto to (but not including) the last day of such Libor Interest Period at the interest rate determined as applicable to such Libor Loan. If at the end of a Libor Interest Period for an outstanding Libor Loan, the Borrower has failed to select a new Rate Option or to pay such Libor Loan, then such Loan, if a Revolving Loan, shall be automatically converted to a Base Rate Loan on and after the last day of such Libor Interest Period until paid or until the effective date of a new Rate Option with respect thereto selected by the Borrower. An outstanding Revolving Loan that is a Base Rate Loan may be converted to a Libor Loan at any time subject to the notice provisions applicable to the type of Loan selected. The Borrower may not select a Libor Rate for a Revolving Loan if there exists a Default or Event of Default. The Borrower shall select Libor Interest Periods with respect to Libor Loans so that such Libor Interest Period does not expire after the end of the Credit Termination Date.
n.Setoff. Other than with respect to Government Blocked Account, Borrower agrees that the Administrative Agent and each Lender has all rights of setoff and banker’s liens provided by applicable law. The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Administrative Agent or Lenders, or (ii) or an Event of Default shall have occurred and be continuing, then the Administrative Agent or Lenders, in their sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Administrative Agent or such Lender.

20.Without limitation of Section 2.13(a) hereof, the Borrower agrees that, upon and after the occurrence of any Event of Default, the Administrative Agent and each Lender is hereby authorized, at any time and from time to time, without prior notice to the Borrower (provided, however, prior to an Event of Default the Administrative Agent and such Lender shall use reasonable efforts to provide notice of any such action within a reasonable time thereafter but the Administrative Agent and such Lender shall not be liable for any failure to provide such notice), (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Administrative Agent or Lender is obligated to pay over to the Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Administrative Agent as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Administrative Agent in its sole discretion may elect.
21.The rights of the Administrative Agent and Lenders under this Section 2.13 are in addition to all other rights and remedies which the Administrative Agent and Lenders may otherwise have in equity or at law. Notwithstanding anything to the contrary contained in this Section 2.13, Administrative Agent and Lenders waive any right of setoff with respect to the Government Blocked Account; provided, however, if at any time, Administrative Agent or Lenders may have a right of setoff in the Government Blocked Account without violating applicable Laws, including Healthcare Laws, then Administrative Agent and Lenders shall immediately and automatically have (without any further action of either Borrower, Administrative Agent or Lenders) a right of setoff against and from the Government Blocked Account.
22.If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Revolving Loan, but excluding (i) any payment pursuant to Section 3.8 or Section 12.15 and (ii) payments of interest on any Base Rate Loan that but for Sections 3.2, 3.6 and 3.7 would be a Libor Loan, or (b) other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
o.Termination of Revolving Loan Commitment. On the date on which the Revolving Loan Commitment terminates pursuant to Section 11.2 hereof, all Loans and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.
p.Unused Line Fee. Borrower hereby agrees to pay the Unused Line Fee to the Administrative Agent for the Lenders on a Pro Rata Share basis, which shall be payable in arrears, on the first day of each Fiscal Quarter commencing on July 1, 2019, and on the Stated

Maturity Date, which fee shall be nonrefundable and deemed fully earned on the date of payment thereof.
q.[Intentionally Omitted].
r.Late Charge. If any installment of principal or interest due hereunder shall become overdue for five (5) days after the date when due, the Borrower shall pay to the Administrative Agent (for the ratable benefit of the Lenders) on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.
s.[Intentionally Omitted].
t.Mandatory Prepayments. Upon receipt by Borrower of the proceeds of any sale or issuance of any Stock of Borrower (excluding (a) any issuance to another Borrower or Guarantor, (b) any issuance of Stock pursuant to any employee, officer or director option program or agreement, benefit plan or compensation program or agreement, (c) any issuance of Stock pursuant to the exercise of options or warrants, or (d) any issuance in connection with any dividend reinvestment plan or direct stock purchase plan, if applicable), in each case, Borrower shall prepay the outstanding principal amount of the Liabilities in an amount equal to one hundred percent (100%) of the cash proceeds of such transaction net of (i) the direct reasonably and actually incurred costs relating thereto, such as sales commissions and legal, accounting and investment banking fees and out-of-pocket costs, and (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof. Nothing contained in this Section 2.19 shall be construed to permit Borrower to consummate any transaction in violation of any other provision contained in this Agreement, including, without limitation, Section 9.6 hereof.
•CHANGE IN CIRCUMSTANCES.
u.Yield Protection. If, after the date of this Agreement, any Change in Law:
23.subjects any Lender to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income or receipts of such Lender or any branch profits taxes), or changes the basis of taxation of payments to such Lender in respect of its Loans or other amounts due it hereunder, or
24.imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or
25.imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining advances or reduces any amount receivable by such Lender in connection with advances, or requires any Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by such Lender, or

26.affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and such Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make Loans hereunder or of commitments of this type, then, within three (3) Business Days of demand by such Lender, the Borrower agrees to pay such Lender that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account such Lender’s policies as to capital adequacy) or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining the Loans.
v.Availability of Rate Options. If Administrative Agent determines (or Required Lenders advise Administrative Agent in writing) that maintenance of any Libor Loans would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law, the Lenders shall suspend the availability of the Libor Rate option and the Administrative Agent shall require any Libor Loans outstanding to be promptly converted to a Base Rate Loan subject to the Borrower’s compliance with Section 3.4 hereof; or if Administrative Agent determines (or Required Lenders advise Administrative Agent in writing) that (i) deposits of a type or maturity appropriate to match fund Libor Loans are not available, the Lenders shall suspend the availability of the Libor Rate after the date of any such determination, or (ii) the Libor Rate does not accurately reflect the cost of making a Libor Loan, then, if for any reason whatsoever the provisions of Section 3.1 hereof are inapplicable, the Lenders shall, at their option, suspend the availability of the Libor Rate after the date of any such determination or permit (solely in the case of clause (ii)) the Borrower to pay the Lenders for any increased cost the Lenders may incur.
w.Taxes. All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts or branch profits taxes (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:
27.pay directly to the relevant authority the full amount required to be so withheld or deducted;
28.promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and
29.pay to the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lenders will equal the full amount the Lenders would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against any Lender with respect to any payment received by such Lender hereunder, such Lender may pay such Taxes and the Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Lenders after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Lenders would have received had not such Taxes been asserted.
The provisions of and undertakings of the Borrower set out in this Section 3.3 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement.
To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduction in the rate of, United States withholding tax on interest payments to be made hereunder or on any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from, or a reduction in the rate of, United States withholding tax on interest payments to be made hereunder or on any Loan.
Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from, or a reduction in the rate of, United States backup withholding tax. To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax. Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section to the extent that such obligations would not have arisen but for the failure of such Lender to comply with this Section.
Each Lender agrees to and shall indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 3.3) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent as set forth above. Such indemnification shall be made within thirty (30) days from the date Administrative Agent makes written demand therefor.
If a payment made to a Non-U.S. Participant under any Financing Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Tax Code, as applicable), (i) such Lender shall deliver to the Administrative Agent and Borrower at the time or times prescribed by FATCA and at such time or times reasonably requested by the Administrative Agent or Borrower such documentation prescribed by FATCA as may be necessary for the Administrative Agent and Borrower to comply with their respective obligations under FATCA and to determine the amount (if any) required to be deducted and withheld under FATCA from such payment, and (ii) any U.S. federal withholding taxes imposed by FATCA as a result of such Lender’s failure to comply shall be excluded from the gross-up and indemnification obligations under this Section with respect to Taxes.
x.Funding Indemnification. If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment, request of Borrower pursuant to Section 2.12, or otherwise, or a Libor Loan is not made on the date specified by the Borrower, the Borrower shall indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.
y.Lender Statements. Each affected Lender shall deliver a written statement to the Borrower and Administrative Agent as to the amount due, if any, under Sections 3.1, 3.3 or 3.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.
z.Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Libor Interest Period: (a) Administrative Agent reasonably determines (or Required Lenders advise Administrative Agent in writing), which determination shall be binding and conclusive on the Borrower, that by reason of circumstances affecting the interlender Libor Base market adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or

(b) Administrative Agent reasonably determines (or Required Lenders advise Administrative Agent in writing) that the Libor Base Rate will not adequately and fairly reflect the cost to Lenders of maintaining or funding the Loan or any portion thereof for such Libor Interest Period, or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Administrative Agent (or Required Lenders) adversely affects such Loans, then, in either case, so long as such circumstances shall continue: (i) Lenders shall not be under any obligation to make, convert into or continue Libor Loans and (ii) on the last day of the then current Libor Interest Period for each Libor Loan, each such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each affected Lender shall promptly give the Borrower written notice of any determination made by it under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.
aa.Illegality. If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any Lender or its lending office to make, maintain or fund any Libor Loan, then the obligation of such Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Administrative Agent or Required Lenders so request, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then repaid in full, automatically convert to Base Rate Loans.
ab.Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Libor Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that such election shall not increase the costs to Borrower hereunder and that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
ac.Discretion of Lenders as to Manner of Funding; No Match Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Libor Loan during each Libor Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Libor Interest Period and bearing an interest rate equal to the Libor Rate for such Libor Interest Period.
ad.Further Documentation; Loss of Notes. If any further documentation or information is (a) required by Administrative Agent or any Lender or any prospective transferee in connection with selling, transferring, delivering, assigning, or granting a participation in the Loans (or transferring the servicing of the Loans), or (b) deemed necessary or appropriate by Administrative Agent to correct patent mistakes in the Financing Agreements, Borrower shall provide, or cause to be provided to Administrative Agent and Lenders, and, in the case of (b), unless such patent mistake is due to the gross negligence, willful misconduct or illegal activity of Administrative Agent and Lenders, at Borrower’s cost and expense, such documentation or information as Administrative Agent and any Lender or any prospective transferee may reasonably request. Upon notice from Administrative Agent of the loss, theft, or destruction of any of the Revolving Credit Notes and upon receipt of indemnity reasonably satisfactory to Borrower from the applicable Lender, or in the case of mutilation of any of the Revolving Credit Notes, upon surrender of the mutilated Revolving Credit Note, Borrower shall promptly make and deliver a new promissory note of like tenor in lieu of the then to be superseded Revolving Credit Note.
ae.Effect of Benchmark Transition Event.
30.Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Agreement, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent (without, except as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the Libor Base Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising Required Lenders or Borrower. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Borrower and Lenders comprising Required Lenders have delivered to Administrative Agent written notice that Borrower and such Required Lenders accept such amendment. No replacement of Libor Base Rate with a Benchmark Replacement pursuant to this Section 3.11 will occur prior to the applicable Benchmark Transition Start Date.
31.Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
32.Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 3.11 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.11.
33.Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower will be deemed to have converted any pending request for a Libor Loan, and any conversion to or continuation of any Libor Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Base Rate Loans.
•ELIGIBILITY REQUIREMENTS; CASH COLLATERAL ACCOUNT; ATTORNEY-IN-FACT.
af.Account Warranties; Schedule of Accounts. The amounts shown on the Schedule of Accounts and all invoices and statements delivered to the Administrative Agent with respect to any Account, are and will be actually and absolutely owing to the Borrower or Hospital District and are and will not be contingent for any reason. There are no set-offs, counterclaims or disputes existing or asserted with respect to any Accounts included on any Schedule of Accounts and the Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by the Borrower in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the invoice related to such Account. There are no reserves against the collection of Accounts not set forth in the applicable Schedule of Accounts or the financial statements delivered pursuant to Section 8.1 hereof and there are no facts, events or occurrences which in any way impair the validity or enforcement of any of the Accounts or tend to reduce the amount payable thereunder from the amount of the invoice shown on any Schedule of Accounts, and on all contracts, invoices and statements delivered to the Administrative Agent with respect thereto. Borrower has use of all certificates of need, certificates of medical necessity, Medicaid and Medicare provider numbers, licenses, permits and authorizations that are necessary in the generation of Accounts.
34.Verification of Accounts. The Administrative Agent and Lenders shall have the right, at any time or times hereafter, in the name of the Administrative Agent or a nominee of the Administrative Agent, to verify the validity, amount or any other matter relating to any Accounts of the Borrower or Hospital District resulting from services provided at the Facilities, by mail, telephone, facsimile or otherwise.
ag.Account Covenants. The Borrower shall promptly upon its learning thereof: (a) inform the Administrative Agent in writing of any delay in the Borrower’s performance of any of its obligations to any Account Debtor or of any assertion of any claims, offsets or counterclaims by any Account Debtor of the Borrower other than made in the ordinary course of business, either of which could have a Material Adverse Effect; (b) furnish to and inform the Administrative Agent of all adverse information relating to the financial condition of any Account Debtor of the Borrower which could have a Material Adverse Effect; and (c) notify the Administrative Agent in writing if any of Borrower’s then existing Accounts scheduled to the

Administrative Agent with respect to which the Administrative Agent for the Lenders has made an advance are no longer Eligible Accounts.
ah.Collection of Accounts and Payments. On or prior to the Closing Date (unless Administrative Agent in its sole discretion extends the date for execution and delivery thereof), a commercial blocked account (collectively, the “Commercial Blocked Account”) shall have been established in Hospital District’s name with a depository bank acceptable to Administrative Agent in its sole discretion, pursuant to which Administrative Agent shall have control over the Commercial Blocked Account in accordance with the Blocked Account Agreement, pursuant to which Borrower shall and shall cause Hospital District to direct (within sixty (60) calendar days of the Closing Date) all Account Debtors resulting from services provided at the Facilities (other than Account Debtors obligated on Government Accounts) to directly remit and to which Borrower shall and shall cause Hospital District to remit all payments on Accounts of Hospital District resulting from services provided at the Facilities (other than Government Accounts) and in which Borrower shall and shall cause Hospital District to immediately deposit all payments made for services provided by Borrower or Hospital District at the Facilities and all other proceeds of the Collateral (including the proceeds of Private Pay Accounts, but excluding the proceeds of Government Accounts) in the identical form in which such payment was made, whether in cash or by check. Notwithstanding anything to the contrary contained herein, in no event shall the phrase “Accounts resulting from services provided at the Facilities” or like phrases include Supplemental QIPP Accounts or Supplemental and IGT QIPP Payments. In addition, on or prior to the Closing Date (unless Administrative Agent in its sole discretion extends the date for execution and delivery thereof), a government blocked account (collectively, the “Government Blocked Account”) shall have been established in Hospital District’s name with a depository bank acceptable to Administrative Agent in its sole discretion, pursuant to which Hospital District shall have control over the Government Blocked Account in accordance with the Blocked Account Agreement, pursuant to which Borrower shall and shall cause Hospital District to direct (within sixty (60) calendar days of the Closing Date) all Account Debtors resulting from services provided at the Facilities obligated on Government Accounts to directly remit and to which Borrower shall and shall cause Hospital District to remit all payments on Government Accounts of Borrower or Hospital District resulting from services provided at the Facilities and all other proceeds of the foregoing Collateral in the identical form in which such payment was made, whether in cash or by check. All amounts deposited in the Government Blocked Account will be automatically transferred, on a daily basis, to a respective Commercial Blocked Account. Until the occurrence of an Event of Default, all amounts deposited in the Commercial Blocked Account will be wire transferred, on at least a weekly basis, to a demand deposit account (the “Demand Deposit Account”). The Demand Deposit Account will be established in Borrower’s name with Administrative Agent. Notwithstanding the foregoing, the Borrower hereby irrevocably authorizes the Administrative Agent (either in its sole discretion or at the written direction of the Required Lenders) upon the occurrence of a Default or an Event of Default to cause all amounts deposited in the Commercial Blocked Account and/or Demand Deposit Account to be automatically transferred, on a daily basis, to a concentration account at the Administrative Agent’s offices in Chicago, Illinois (the “Cash Collateral Account”) during the period of such Default or Event of Default. The Borrower hereby agrees that all payments received in the Cash Collateral Account, or otherwise received by the Administrative Agent, whether in respect of the Accounts of the Borrower or as proceeds of other Collateral or otherwise, will be the sole and exclusive property of the Administrative Agent for the ratable benefit of the Lenders, the Issuing Lender and Administrative Agent (to the extent of the Liabilities). The Borrower further agrees that all payments made to the Commercial Blocked Account, the Government Blocked Account and the Demand Deposit Account and transferred to the Cash Collateral Account will be applied on account of the Liabilities of the Borrower as follows: (a) each day’s available balance in respect of checks and other instruments received by the Administrative Agent in the Cash Collateral Account or otherwise at its offices in Chicago, Illinois will be credited by the Administrative Agent (conditional upon final collection) to the Borrower’s Loan Account and shall reduce outstandings on the Revolving Loans two (2) Business Days’ after receipt by the Administrative Agent, and (b) all cash payments received by the Administrative Agent in the Cash Collateral Account or otherwise at its offices in Chicago, Illinois, including, without limitation, payments made by wire transfer of immediately available funds received by the Administrative Agent, will be credited by the Administrative Agent to the Borrower’s Loan Account on the receipt of immediately available funds by the Administrative Agent. If Borrower (or Hospital District, any manager, member, officer, employee, Affiliate, or agent thereof) shall receive any payment from any Account Debtor resulting from services provided at the Facilities (other than an Account Debtor obligated on a Government Account), Borrower hereby agrees that all such payments shall be the sole and exclusive property of Administrative Agent (to the extent of the Liabilities), and Borrower shall hold or cause Hospital District to hold such payments in trust as Administrative Agent’s trustee and immediately deliver said payments to the Commercial Blocked Account established pursuant to this Section and such payments shall be applied in accordance with this Section. Without limitation of anything to the contrary contained in the Blocked Account Agreement, Borrower agrees to promptly pay to Administrative Agent any and all reasonable and customary costs and expenses of, and reasonable and actual fees incurred by, Administrative Agent in connection with opening and maintaining the Commercial Blocked Account, the Government Blocked Account and the Demand Deposit Account for Borrower and depositing for collection by Administrative Agent any check or item of payment received and/or delivered to Administrative Agent on account of Borrower’s Liabilities. The Borrower shall cooperate with the Administrative Agent in the identification and reconciliation on a daily basis of all amounts received in the Commercial Blocked Account and the Government Blocked Account. If more than five percent (5%) of the amount of payments on the Accounts since the date of the most recent Revolving Loan is not identified or reconciled to the satisfaction of the Administrative Agent within five (5) Business Days of receipt, the Administrative Agent for the Lenders shall not be obligated to make further Revolving Loans until such amount is identified or is reconciled to the sole and absolute satisfaction of the Administrative Agent. The Administrative Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at the Borrower’s expense, to make such examination and report as may be necessary to identify and reconcile such amount.
ai.Appointment of the Administrative Agent as the Borrower’s Attorney-in-Fact. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Administrative Agent (and all Persons designated by the Administrative Agent in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Administrative Agent, in the Borrower’s or the Administrative Agent’s name, after an Event of Default has occurred and is continuing to do the following: (a) at any time, (i) endorse the Borrower’s name upon any items of payment or proceeds thereof and deposit the same in the Administrative Agent’s account on account of the Borrower’s Liabilities, (ii) endorse the Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account of the Borrower or any goods pertaining thereto to collect the proceeds thereof; (iii) sign the Borrower’s name on any verification of Accounts of the Borrower and notices thereof to Account Debtors (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable Law to do so); (iv) take control in any manner of any item of payment on or proceeds of any Account of the Borrower and apply such item of payment or proceeds to the Liabilities, and (i) demand payment of any Accounts of the Borrower; (ii) enforce payment of Accounts of the Borrower by legal proceedings or otherwise; (iii) exercise all of the Borrower’s rights and remedies with respect to proceedings brought to collect any Account; (iv) sell or assign any Account of the Borrower upon such terms, for such amount and at such time or times as the Administrative Agent deems advisable, (v) settle, adjust, compromise, extend or renew any Account of the Borrower; (vi) discharge and release any Account of the Borrower; (vii) prepare, file and sign the Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable Law to do so); (viii) have access to any lock box or postal box into which the Borrower’s mail is deposited, and open and process all payments on Accounts addressed to the Borrower and deposited therein, (ix) exercise all of the Borrower’s rights, privileges and remedies provided in accordance with the Collateral Assignment and Agreement, and (x) do all other acts and things which are necessary, in the Administrative Agent’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. The Borrower hereby ratifies and approves all acts under such power of attorney and neither Administrative Agent nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of its gross negligence, willful misconduct or illegal activity as finally determined in a non-appealable judicial or binding arbitration proceeding. The appointment of Administrative Agent (and any of the Administrative Agent’s officers, employees or agents designated by the Administrative Agent) as Borrower’s attorney, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder. Notwithstanding anything to the contrary contained in this Section 4.4, any reference to “any Account of the Borrower” contained in this Section shall be deemed to exclude any Government Accounts to the extent that the failure to do so would violate applicable Law. Without restricting the generality of the foregoing, after an Event of Default has occurred and is continuing, Borrower hereby appoints and constitutes the Administrative Agent its lawful attorney-in-fact with full power of substitution in the Property to use unadvanced funds remaining under the Revolving Credit Note or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Revolving Credit Note, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Collateral (including any Leases pertaining to

Property); and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
aj.Notice to Account Debtors. Following the occurrence of a Default or Event of Default, the Administrative Agent may, in its sole discretion, at any time or times, without prior notice to the Borrower, notify any or all Account Debtors of the Borrower or the Hospital District resulting from services provided at the Facilities (other than Account Debtors obligated on Government Accounts to the extent that it would otherwise violate applicable Law to do so) that the Accounts of the Borrower or the Hospital District resulting from services provided at the Facilities have been assigned to the Administrative Agent, that the Administrative Agent has a Lien therein, and that all payments upon such Accounts be made directly to the Cash Collateral Account or otherwise directly to the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 4.5, any reference to “Accounts of the Borrower” contained in this Section shall be deemed to exclude any Government Accounts to the extent that the failure to do so would violate applicable Law.
ak.Equipment Warranties. The Borrower represents and warrants that (a) the Borrower’s Equipment is not subject to any Lien whatsoever except for the Permitted Liens; and (b) each item of Equipment that is material to the operations of Borrower is in working condition and repair, ordinary wear and tear excepted, and is currently used or usable in Borrower’s business.
al.Equipment Records. The Borrower shall at all times hereafter keep correct and accurate records itemizing and describing the kind, type, age and condition of its Equipment, the Borrower’s cost therefor and accumulated depreciation thereon, and retirements, sales, or other dispositions thereof, all of which records shall be available during Borrower’s usual business hours at the request of the Administrative Agent.
•CONDITIONS OF LOANS.
am.Conditions to all Loans. Notwithstanding any other term or provision contained in this Agreement, the making of any Loan provided for in this Agreement shall be conditioned upon the following:
35.The Borrower’s Request. The Administrative Agent shall have received, (i) with respect to a request by Borrower for a Base Rate Loan, by no later than 11:00 a.m. (Chicago time) on the day on which such Loan is requested to be made hereunder, a telephonic request from any Person who the Administrative Agent reasonably believes is authorized by Borrower to make a borrowing request on behalf of Borrower, for a Loan in a specific amount, and (ii) with respect to a request by Borrower for a Libor Loan, by no later than 1:00 p.m. (Chicago time) two (2) Business Days prior to the day on which a Libor Loan is requested, the Borrowing Notice required under Section 2.12 hereof. In addition, each request for a Loan shall be accompanied or preceded by all other documents not previously delivered as required to be delivered to the Administrative Agent under Section 5.2 hereof, and a request for any Revolving Loan shall be accompanied or preceded by a borrowing base certificate from the Borrower, signed by a Duly Authorized Officer, in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have no liability to the Borrower or any other Person as a result of acting on any telephonic request that the Administrative Agent believes in good faith to have been made by any Person authorized by Borrower to make a borrowing request on behalf of Borrower. Promptly upon receipt of such borrowing request, Administrative Agent will advise each Lender thereof. Not later than 1:00 p.m. (Chicago time), on the date of a proposed borrowing of a Loan, each Lender shall provide Administrative Agent at the office specified by Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in Section 5.1 (and Section 5.2 with respect to initial Revolving Loans made hereunder on the Closing Date) with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to Borrower on the requested borrowing date.
36.Financial Condition. No Material Adverse Change (or material adverse change, as determined by the Administrative Agent in its reasonable good faith discretion, in the prospects of Borrower) shall have occurred at any time or times subsequent to the most recent request for any Loan under this Agreement.
37.No Default. Neither a Default nor an Event of Default shall have occurred and be continuing.
38.Other Requirements. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder or under or in connection with any Financing Agreement, or which the Administrative Agent may at any time reasonably request.
39.Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which the Borrower is a party and in this Agreement (including, without limitation, those set forth in Sections 4 and 7 hereof), shall be true and correct in all material respects (without duplication of materiality) as of the date the request for the Loan is made, as though made on and as of such date (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).
40.[Intentionally Omitted].
an.Initial Loans. Any Lender’s obligation to make the initial Revolving Loans hereunder is, in addition to the conditions precedent specified in Section 5.1 hereof, subject to the satisfaction of each of the following conditions precedent:
41.Fees and Expenses. The Borrower shall have paid all fees owed to the Administrative Agent and Lenders and reimbursed Administrative Agent and the Lenders for all costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, all fees and costs identified in Section 12.2(a) hereof.

42.Documents. The Administrative Agent shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent in its sole determination:
(1)Financing Agreements. This Agreement, the Revolving Credit Notes, the Guaranty, the Pledge Agreement, the Subordination Agreements (if any), the Blocked Account Agreement and such other Financing Agreements as the Administrative Agent may require (provided each Lender shall also receive a fully-executed original of this Agreement and, if such Lender has requested a Revolving Credit Note, such Lender’s respective Revolving Credit Note).
(2)Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors or Board of Managers of the Borrower (as applicable), and, if required, the shareholder or member(s) of the Borrower, authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of the Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each such officer; the Administrative Agent may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein. A copy of resolutions of the Board of Directors of Parent authorizing or ratifying the execution, delivery and performance by Parent of the Guaranty. A copy of resolutions of the Board of Directors or Board of Managers (as applicable) of Pledgor authorizing or ratifying the execution, delivery and performance by Pledgor of its Pledge Agreement. A copy of resolutions of the Board of Directors or Board of Managers (as applicable) of Borrower Agent authorizing or ratifying the execution, delivery and performance by Borrower Agent of the Financing Agreements to which Borrower Agent is a party.
(3)Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.
(4)Opinion of Counsel. An opinion of Bass, Berry & Sims PLC, the legal counsel to the Borrower, Borrower Agent, Pledgor and Guarantor/Parent, in form and substance reasonably satisfactory to Administrative Agent.
(5)Certain Restricted Agreements. Correct and complete copies of the fully executed Commercial Leases, Management Agreements, the nursing home licenses of each applicable Borrower, and any other Restricted Agreement, together with all applicable amendments thereto.

(6)Financial Condition Certificate. A Financial Condition Certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed on behalf of the Borrower by a Duly Authorized Officer of the Borrower.
(7)Governing Documents and Good Standings. Administrative Agent shall have received (i) copies, certified as correct and complete by an authorized officer, member or partner of each Borrower, Borrower Agent, Pledgor and Guarantor/Parent, of the certificate of incorporation, certificate of formation or certificate of limited liability partnership, as applicable, of each Borrower, Borrower Agent, Pledgor and Guarantor/Parent, with any amendments to any of the foregoing, (ii) copies, certified as correct and complete by an authorized officer, member or partner of each Borrower, Borrower Agent, Pledgor and Guarantor/Parent, of all other documents necessary for performance of the obligations of each Borrower, Borrower Agent, Pledgor and Guarantor/Parent under this Agreement and the other Financing Agreements, and (iii) certificates of good standing for each Borrower, Borrower Agent, Pledgor and Guarantor/Parent issued by the state of organization of each Borrower, Borrower Agent, Pledgor and Guarantor/Parent and by each state in which each Borrower, Borrower Agent, Pledgor and Guarantor/Parent is doing and currently intends to do business for which qualification is required, as of a recent date (such certificates set forth in (i) through (iii), the “Certificates”).
(8)Affiliate Term Loan Agreement and Affiliate Term Loan Financing Agreements/Affiliate Revolving Loan Agreement and Affiliate Revolving Loan Financing Agreements. Fully-executed copies of the Affiliate Term Loan Agreement, the Affiliate Term Loan Financing Agreements, the Affiliate Revolving Loan Agreement and the Affiliate Revolving Loan Financing Agreements.
(9)UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements or UCC Amendment Statements, as requested by the Administrative Agent, naming the Borrower as debtor and the Administrative Agent as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person in any of the Collateral except the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent), and other documents as the Administrative Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Administrative Agent deems necessary or advisable. UCC Financing Statements or UCC Amendment Statements, as requested by the Administrative Agent, naming the Pledgor as debtor and the Administrative Agent as secured party with respect to the Collateral (as defined in the Pledge Agreement) shall have been filed in all jurisdictions that the Administrative Agent deems necessary or advisable. UCC tax, lien, bankruptcy, pending suit and judgment searches for each Borrower, Borrower Agent, the Pledgor and the Guarantor (including, for each, any assumed name or trade name) and each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by the Administrative Agent, the results of which shall be satisfactory to the Administrative Agent in its sole and absolute determination.
(10)Insurance Certificates. Certificates from the Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, each designating the

Administrative Agent as an additional insured thereunder (and any reasonably required endorsements thereof).
(11)[Intentionally Omitted].
(12)Bylaws and Operating Agreements. Correct and complete certified copies of the Bylaws and duly executed Limited Liability Company Agreements (as applicable) of each Borrower, Borrower Agent, Pledgor and Guarantor/Parent, as amended.
(13)[Intentionally Omitted].
(14)Other. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder or under or in connection with any Financing Agreement, which the Administrative Agent may reasonably request on or prior to the Closing Date.
43.Field Examinations. At the Administrative Agent’s sole option, the Administrative Agent shall have completed its field examinations of the Borrower’s books and records, assets, and operations which examinations will be satisfactory to the Administrative Agent in its sole and absolute discretion.
44.Certificate. The Administrative Agent shall have received a certificate signed on behalf of the Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in Sections 5.1 and 5.2 hereof.
45.[Intentionally Omitted].
46.Bank Meetings. Borrower’s senior management shall have made themselves and Borrower’s facilities reasonably available (through scheduled bank meetings, company visits, or other venues) to Administrative Agent and Lenders and their representatives.
47.Affiliate Term Loan Agreement/Affiliate Revolving Loan Agreement. Satisfaction of each of the conditions precedent contained in the amendments to the Affiliate Term Loan Agreement and Affiliate Revolving Loan Agreement (such amendments to be effective as of the date hereof), as determined by the Administrative Agent.
48.Solvency. On the Closing Date, Borrower, as determined on a consolidated basis, is Solvent.
49.No Material Adverse Change. No Material Adverse Change, as reasonably determined by Administrative Agent and Lenders, in the business, assets, liabilities, properties, condition (financial or otherwise), prospects or results of operations of Borrower or Guarantor shall have occurred from December 31, 2019 through the Closing Date.

50.Litigation. There shall not have been instituted or threatened, from December 31, 2019 through the Closing Date, as reasonably determined by Administrative Agent, any litigation or proceeding in any court or administrative forum to which Borrower is, or is threatened to be, a party which has, or is reasonably likely to result in, a Material Adverse Change.
•COLLATERAL.
ao.Security Interest. Subject only to the Omega Security Interests, as security for the prompt and complete payment and performance of all of the Liabilities when due or declared due, each Borrower hereby grants, pledges, conveys and transfers to the Administrative Agent (for the ratable benefit of the Lenders and Administrative Agent) a continuing security interest in and to all of such Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter owned, arising or acquired, and wheresoever located (collectively, the “Collateral”): (a) all of Borrower’s Accounts, including, without limitation, Health-Care-Insurance Receivables (as defined in the Code), contract rights, General Intangibles, contracts, licenses (except for healthcare licenses for Humble), tax refunds, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, documents and documents of title, and all of the Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, Software, Supporting Obligations and Payment Intangibles (each as defined in the Code); (b) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, the Administrative Agent or any Lender, or any other financial institution with which the Borrower maintains deposits; (c) all of the Borrower’s monies, and any and all other property and interests in property of the Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Financial Assets, Chattel Paper and Documents (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of Administrative Agent or any Lender or any agent or affiliate thereof in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Administrative Agent’s and each Lender’s rights of setoff (which the Borrower acknowledges), the balance of any account or any amount that may be owing from time to time by Administrative Agent or any Lender to the Borrower; (d) except for Humble, all of the Borrower’s Goods, Inventory and Equipment (each as defined in the Code) and motor vehicles and trucks; (e) all insurance proceeds of or relating to any of the foregoing property and interests in property, and all insurance proceeds relating to any key man life insurance policy covering the life of any officer or employee of Borrower; (f) all proceeds and profits derived from the operation of the Borrower’s business (including, without limitation, the proceeds of Government Accounts); (g) all of the Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to the Borrower’s business; and (h) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing. Administrative Agent, for itself and on behalf of the other Lenders further acknowledges and agrees that the term “Collateral” shall not include the healthcare licenses, Goods, Inventory and Equipment (each as defined in the Code) and motor vehicles and trucks of Humble.

Administrative Agent acknowledges that it will not have control over or right of setoff against the Government Blocked Account solely to the extent such control or right of setoff is or would be prohibited by applicable Healthcare Laws, provided, however, that as soon as any such prohibition or restriction lapses or is legally removed Borrower shall immediately take such all actions as are reasonably necessary to provide Administrative Agent with control over and/or the right of setoff against such Government Blocked Account (at Borrower’s cost).
Administrative Agent, for itself and on behalf of the other Lenders further acknowledges and agrees that the term “Collateral” shall not include: (i) any portion of the Collateral (but not the proceeds thereof) that is subject to a rule of law, statute or regulation prohibiting the granting of a security interest therein; and (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of the Borrower if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained; provided, that, (A) the foregoing exclusions of clauses (i) and (ii) above shall (x) exist only for so long as such rule of law, statute, regulations or written agreement, document or instrument continues to be effective (and when such rule, statute, regulation or written agreement, document or instrument becomes no longer applicable or upon the cessation, termination or expiration thereof, the security interest granted herein shall be deemed to have automatically attached to such Collateral), (B) the foregoing exclusions of clause (ii) above shall in no way be construed to (1) apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (2) apply to the extent that any consent or waiver has been obtained that would permit Administrative Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement, and (C) the foregoing exclusions of clauses (i) and (ii) above shall in no way be construed to limit, impair, or otherwise affect any of Administrative Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of the Borrower in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, or license agreement).

Notwithstanding anything to the contrary contained herein, the security interests granted under this Agreement shall not include or extend to all or any portion of the Supplemental QIPP Accounts or Supplemental and IGT QIPP Payments.

ap.Preservation of Collateral and Perfection of Security Interests Therein. The Borrower agrees that it shall execute and deliver to Administrative Agent, concurrently with the execution of this Agreement, and promptly at any time or times hereafter at the reasonable request of Administrative Agent instruments and documents as Administrative Agent may reasonably request, in a form and substance satisfactory to Administrative Agent, to establish, create, perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and Administrative Agent’s Liens therein (including, without limitation, if and as applicable, financing statements, and Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by Administrative Agent). If the Borrower fails to do so, Administrative Agent is authorized to file such financing statements. The Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.
aq.Loss of Value of Collateral. The Borrower agrees to immediately notify the Administrative Agent of any material loss or depreciation in the value of the Collateral or any portion thereof.
ar.Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Administrative Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral in particular and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Administrative Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed (if at any time required) by the Administrative Agent on behalf of the Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Administrative Agent. The Administrative Agent agrees to use its reasonable efforts to notify the Borrower of the Administrative Agent taking any such action provided in this Section; provided, however, the Borrower agrees that the failure of the Administrative Agent to so notify the Borrower for any reason shall not in any way invalidate the actions taken by the Administrative Agent pursuant to this Section.
as.Third Party Agreements. The Borrower shall at any time and from time to time take such steps as the Administrative Agent may reasonably require for the Administrative Agent: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Administrative Agent, (ii) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts, Letter of Credit Rights or Electronic Chattel Paper (each as defined in the Code), with any Blocked Account Agreements or other agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) otherwise to ensure the continued perfection and priority of the Administrative Agent’s security interest in any of the Collateral and of the preservation of its rights therein.
at.All Loans One Obligation. (x) All Liabilities of the Borrowers under this Agreement and each of the Financing Agreements are cross-collateralized and (y) all Liabilities of the Borrowers under this Agreement and each of the Financing Agreements, all of the Affiliate Term Loan Liabilities under the Affiliate Term Loan Agreement and each of the Affiliate Term Loan Financing Agreements and all of the Affiliate Revolving Loan Liabilities under the Affiliate Revolving Loan Agreement and each of the Affiliate Revolving Loan

Financing Agreements are cross-defaulted. Payment of all sums and indebtedness to be paid by Borrower to Lenders and Administrative Agent under this Agreement shall be secured by, among other things, the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of Borrower’s Liabilities and other liabilities of Borrower to Lenders and Administrative Agent shall constitute one general obligation secured by Administrative Agent’s Lien on all of the Collateral of Borrower and by all other liens heretofore, now, or at any time or times granted to Lender to secure the Loans and other Liabilities (for the ratable benefit of the Lenders and the Administrative Agent). Borrower agrees that all of the rights of Administrative Agent and Lenders set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by the Administrative Agent or Required Lenders.
au.Commercial Tort Claim. If the Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), the Borrower shall promptly notify the Administrative Agent of same in a writing signed by the Borrower (describing such claim in reasonable detail) and grant to the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent) in such writing (at the sole cost and expense of the Borrower) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Administrative Agent in its sole and absolute determination.
av.[Intentionally Omitted].
•REPRESENTATIONS AND WARRANTIES.
The Borrower represents and warrants on a joint and several basis to Administrative Agent and Lenders that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
aw.Existence. The Borrower is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. The Borrower is duly (a) qualified and in good standing as a foreign corporation or foreign limited liability company and (b) authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties. The Borrower has all requisite power to carry on its business as now being conducted and as proposed to be conducted. Parent legally and beneficially owns or controls, either directly or indirectly through its subsidiaries, all of the issued and outstanding capital Stock of the Borrower.
ax.Corporate Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its powers; (ii) are duly authorized by the board of directors, mangers or members of the Borrower, each as applicable, and, if applicable, Parent; and (iii) are not in contravention of the terms of its operating agreement, bylaws, or of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Administrative Agent, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected. Borrower is not bound by any contractual obligation, or subject to any restriction in any organization document, that could reasonably be expected to have a Material Adverse Effect. This Agreement and all of the other Financing Agreements to which Borrower is a party have been duly executed and delivered.
ay.Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.
az.Financial Data.
51.All income statements, balance sheets, cash flow statements, statements of operations, and other financial data which have been or shall hereafter be furnished to the Administrative Agent and Lenders for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby. The foregoing notwithstanding all unaudited financial statements furnished or to be furnished to the Administrative Agent and Lenders by or on behalf of Borrower are not and will not be prepared in accordance with GAAP to the extent that such financial statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals, (ii) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Borrower or its affiliates on account of Borrower’s employees, (iv) federal, state and local income or franchise taxes and (v) bonuses payable to certain employees (collectively, the “GAAP Exceptions”).
52.Since December 31, 2019, there has been no Material Adverse Change with respect to Borrower.
ba.Collateral. Except for the Permitted Liens, all of the Borrower’s assets and property (including, without limitation, the Collateral) is and will continue to be owned by Borrower (except for items of Inventory disposed of in the ordinary course of business and sales of Equipment being replaced in the ordinary course of business, or as a result of casualty loss or condemnation, with other Equipment with a value equal to or greater than the Equipment being sold), has been fully paid for and is free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Administrative Agent as the secured creditor or except for Permitted Liens. The organizational number assigned by the Secretary of State of the Borrower’s state of incorporation or formation, as applicable, is as identified on the UCC Financing Statements filed in connection with this Agreement and as set forth on Schedule 1.1(a) hereto.
bb.Solvency. The Borrower, as determined on a consolidated basis, is Solvent. The Borrower, as determined on a consolidated basis, will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.
bc.Principal Place of Business; State of Organization. Set forth on Schedule 1.1(a) hereto, is, as of the Closing Date, (a) the principal place of business and chief executive office of Borrower and (b) the Borrower’s state of incorporation or formation. The books and records of the Borrower are at the principal place of business and chief executive office of the Borrower.
bd.Other Names. As of the Closing Date the Borrower is not using, and shall not thereafter use, any name (including, without limitation, any trade name, trade style, assumed name, division name or any similar name), other than the names set forth on Schedule 7.8 attached hereto.
be.Tax Liabilities. The Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and taxes that are being contested in good faith by appropriate proceedings duly conducted, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.
bf.Loans. Except as otherwise permitted by Section 9.2 hereof, the Borrower is not obligated on any loans or other Indebtedness.
bg.Margin Securities. No part of the proceeds of the Loans will be used, directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates or results in a violation of Regulations U, T or X of the Board of Governors of the Federal Reserve System (assuming, in the case of Regulation T, that no broker-dealer or other “creditor” as defined in Regulation T extends or maintains credit to Borrower under this Agreement). The Borrower does not own any margin securities and none of the Loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

bh.Organizational Chart. Set forth on Schedule 7.12 hereto is a true and complete copy of an organizational chart setting forth the Borrower and each of its Subsidiaries and Affiliates as of the Closing Date.
bi.Litigation and Proceedings. As of the Closing Date (and on any date that a request for a Revolving Loan is made), no judgments are outstanding against the Borrower that could be an Event of Default under clause (e) of Section 11.1, nor is there as of such date pending, or to the best of Borrower’s knowledge, threatened, except, as of the Closing Date, as shown on Schedule 7.13 (and on any date that a request for a Revolving Loan is made, as Administrative Agent has from time to time been provided notice of in accordance with Section 8.1(e), below) any (i) litigation, suit, action or contested claim (other than a personal injury tort claim), or federal, state or municipal governmental proceeding, by or against the Borrower or any of its Property which if adversely determined could have a Material Adverse Effect, or (ii) any tort claim for personal injury, including death, against the Borrower as to which (a) litigation has been instituted and is pending or (b) or a request for medical records has been made upon Borrower by an attorney for the claimant on or after January 1, 2018.
bj.Other Agreements. The Borrower is not in default under or in breach of any agreement, contract, lease, or commitment to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect. The Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment to which it is a party which could reasonably be expected to have a Material Adverse Effect.
bk.Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any applicable law, rule or regulation. The Borrower has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business, except to the extent the failure to obtain any of the foregoing could reasonably be expected to not result in a Material Adverse Effect. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances (including, without limitation, Healthcare Laws and Environmental Laws) of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect.
bl.Intellectual Property. As of the Closing Date, the Borrower does not own or otherwise possess any material Intellectual Property. To the Borrower’s best knowledge, none of its Intellectual Property infringes on the rights of any other Person; provided that the name “Diversicare” is shared in Canada with various Diversicare entities that were sold in 2004.
bm.Environmental Matters. The Borrower has not Managed Hazardous Substances on or off its Property other than in compliance with applicable Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect. Except as set forth on Schedule 7.17 hereto, the Borrower has complied in all material respects with applicable Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, and, except where not required to do so pursuant to any Commercial Lease, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property. The Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date (and on any date that a request for a Revolving Loan is made), the Borrower has not received any Environmental Notice that could reasonably be expected to result in a Material Adverse Effect.
bn.Disclosure. As of the Closing Date (and on any date that a request for a Revolving Loan is made), none of the representations or warranties made by the Borrower herein or in any Financing Agreement to which the Borrower is a party and no other written information provided or statements made by the Borrower or its representatives to the Administrative Agent or Lenders contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date (and on any date that a request for a Revolving Loan is made), the Borrower has disclosed to the Administrative Agent and Lenders all facts of which the Borrower has knowledge which might result in a Material Adverse Effect either prior or subsequent to the consummation of the transactions contemplated hereby or which, to Borrower’s knowledge, at any time hereafter might reasonably be expected to result in a Material Adverse Effect.
bo.Pension Related Matters. Each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which the Borrower or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by the Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) to which the Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by the Borrower has occurred and no funding deficiency described in Section 302 of ERISA caused by the Borrower exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. The Borrower and each ERISA Affiliate has satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by the Borrower which would reasonably be expected to constitute grounds for the institution of proceedings by

PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.
bp.Perfected Security Interests. The Lien in favor of the Administrative Agent provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens and the terms of the applicable Intercreditor Agreements), and all filings and other actions necessary to perfect such Lien have been or will be duly taken.
bq.FCPA. None of Borrower or any of its Subsidiaries nor, to knowledge of Borrower, any director, manager, officer, agent, employee or other Person acting on behalf of Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption law, and Borrower has instituted and maintains policies and procedures designed to ensure continued compliance therewith.
br.Broker’s Fees. The Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loans or this Agreement.
bs.Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
bt.[Intentionally Omitted.]
bu.[Intentionally Omitted.]
bv.Offenses and Penalties Under the Medicare/Medicaid Programs. Except as listed on Schedule 7.26 attached hereto, as of the Closing Date, neither the Borrower nor any Affiliate and/or employee of the Borrower or any Affiliate is currently, to the best knowledge of the Borrower, after due inquiry, under investigation or prosecution for, nor has the Borrower or any Affiliate or, to the best knowledge of Borrower, after due inquiry, any current employee of the Borrower or any Affiliate been convicted of: (a) any offense related to the delivery of an item or service under the Medicare or Medicaid programs; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. Except as listed on Schedule 7.26, as of the Closing Date, neither the Borrower nor any Affiliate and/or, to the best knowledge of Borrower, after due inquiry, within the past five (5) years has any current employee of the Borrower or any Affiliate has been required to pay any civil money penalty under applicable laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, to the best knowledge of the Borrower, after due inquiry, is the Borrower nor any Affiliate and/or to the best knowledge of Borrower, after due inquiry, any current employee of the Borrower or any Affiliate currently the subject of any investigation or proceeding that may result in such payment. Neither Borrower nor any Affiliate and/or, except as set forth on Schedule 7.26, employee of the Borrower or any Affiliate has been excluded from participation in the Medicare, Medicaid or maternal and Child Health Services Program, or any program funded under the “Block grants” to States for Social Services (Title XX) Program.
bw.Medicaid/Medicare and Private Insurance/Managed Care Contracts.
53.The Borrower has:
(1)Obtained and will cause to be maintained its or the Hospital District’s Medicaid Certification and Medicare Certification to the extent required for reimbursement under the Medicaid Regulations or the Medicare Regulations, as the case may be; and
(2)Entered into and will cause to be maintained in good standing its or Hospital District’s Medicaid Provider Agreement and its or Hospital District’s Medicare Provider Agreement to the extent required for reimbursement under Medicaid Regulations or the Medicare Regulations, as the case may be, and its Private Insurance/Managed Care Contracts.
54.There are no proceedings pending, or, to the best knowledge of the Borrower, after due inquiry, threatened by any Governmental Authority seeking to modify, revoke or suspend, to the extent required for reimbursement, any Medicaid Provider Agreement, Medicare Provider Agreement, Medicare Certification or Medicaid Certification. Since the date of the most recent Medicare Certification and Medicaid Certification, the Borrower has not taken any action that would have a material adverse effect on the Certification or the Medicare Provider Agreement or Medicaid Provider Agreement.
55.Neither the Borrower nor any Affiliate of the Borrower nor any current officer or director of the foregoing has engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicare or Medicaid; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in party by Medicare or Medicaid; or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicare or Medicaid.
56.The Borrower is not out of material compliance with any applicable conditions of participation of the Medicare or Medicaid programs nor with any Private

Insurance/Managed Care Contracts, nor does any condition exist or has any event occurred which, in itself, or with the giving of notice or lapse of time, or both, would reasonably be expected to result in the suspension, revocation, impairment, forfeiture or non-renewal of (i) any contract of the Borrower in connection with the Medicare or Medicaid programs or (ii) any Private Insurance/Managed Care Contracts.
57.No material restrictions, deficiencies, required plans of correction actions or other such remedial measures exist with respect to federal and state Medicare and Medicaid certifications, state or local licensure, or accreditation approvals applicable to Borrower that are reasonably likely to cause a Material Adverse Effect.
bx.Consideration. Each Borrower (including the Affiliate Term Borrowers and Affiliate Revolving Borrowers) is a direct or indirect subsidiary of Parent, and are Affiliates of each other. The Affiliates of the Borrower will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to the Borrower pursuant to this Agreement, and it is and will be to such Affiliates’ advantage to assist the Borrower in procuring such funds from the Lenders. Each of the Borrower’s Affiliates desires to induce the Lender to enter into this Agreement with the Borrower. Each Borrower will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to Affiliate Term Borrowers pursuant to the Affiliate Term Loan Agreement and Affiliate Revolving Borrowers pursuant to the Affiliate Revolving Loan Agreement, and it is and will be to Borrower’s, Affiliate Term Borrower’s and Affiliate Revolving Borrower’s advantage to assist each other in procuring such funds from Lenders.
by.USA Patriot Act. Neither the Borrower nor any of its Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
bz.Absence of Foreign or Enemy Status. Neither the Borrower nor any Affiliate of the Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any Affiliate of the Borrower is in violation of, nor will the use of any of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).
ca.HIPAA Compliance. Borrower has not received any notice from any Governmental Authority that such Governmental Authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA, or its implementing regulations.
cb.Labor Matters. Except as shown on Schedule 7.32, as of the Closing Date, there are no strikes or other labor disputes or grievances pending or, to the knowledge of Borrower, threatened against Borrower. Except as shown on Schedule 7.32, as of the Closing Date, hours worked and payments made to the employees of the Borrower and Affiliates of Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Borrower or Affiliates of Borrower, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Borrower is a party or by which it is bound.
cc.Capitalization. The authorized Stock of each Borrower, as of the Closing Date, is set forth on Schedule 7.33 hereto. DLC legally and beneficially owns all of the issued and outstanding Stock of each Borrower (other than Humble). Diversicare Texas legally and beneficially owns all of the issued and outstanding Stock of Humble. All issued and outstanding Stock of the Borrower is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens or pledges other than Permitted Liens, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. No shares of the Stock of Borrower, other than those owned by Diversicare Texas or Diversicare Leasing Corp, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any equity securities of Borrower.
cd.Government Contracts. The Borrower is not a party to any contract or agreement (including, but not limited to, any Lease) that requires Borrower to comply with the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or, to the best of Borrower’s knowledge, any similar state or local law.
ce.OFAC. Neither the Borrower, nor Guarantor, nor any beneficial owner of the Borrower or, to the best knowledge of Borrower, Guarantor, is currently listed on the OFAC Lists. None of Borrower and its Affiliates are in violation of (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.
cf.Commercial Leases. As of the Closing Date, the Commercial Leases as to which an Operator is the lessee and the expiration dates of their current terms are as set forth on Schedule 7.36 attached hereto. The Borrower has delivered true, correct and complete copies of the fully-signed Commercial Leases to the Administrative Agent on or prior to the Closing Date.

The Borrower is not in default or breach of any Commercial Lease and, to the Borrower’s knowledge, no other party to any Commercial Lease is in default or breach thereunder.
cg.Humble. The equity in Humble is pledged in favor of Omega and the Administrative Agent is contractually prohibited from obtaining such a pledge until such time as the applicable real estate leases with Omega are terminated or expire in accordance with their terms.
ch.Conveyance Documents
. Borrower has delivered a true, correct and complete copy of the fully-signed Conveyance Documents to Administrative Agent. Borrower is not in default or breach of the Conveyance Documents.
ci.CARES Act Provider Relief Payment Representations. As of the Closing Date, Schedule 7.39 hereto sets forth with respect to the Borrower (a) the full amount of CARES Act Provider Relief Payments or other grant, reimbursement or other payment pursuant to the CARES Act or other COVID-19 relief program (other than any Medicare Accelerated Payment or any PPP Loan payments) received by the Borrower, and (b) the amount (if any) of such payment the Borrower intends to return to HHS or other applicable Governmental Authority. The information contained in each attestation submitted to HHS in connection with any CARES Act Provider Relief Payment by or on behalf of the Borrower was true and correct in all material respects as of the date submitted, and each such request complies in all material respects with the requirements of the CARES Act. As of the Closing Date, Borrower has not (x) elected to participate in the Medicare Accelerated and Advance Payment Program or (y) applied for or entered into any PPP Loan.
•AFFIRMATIVE COVENANTS.
The Borrower covenants and agrees on a joint and several basis with Administrative Agent and Lenders that, as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
cj.Reports, Certificates and Other Information. The Borrower Agent shall deliver to the Administrative Agent and each Lender:
58.Financial Statements.
(1)On or before the one hundred twentieth (120th) day after each of Parent’s Fiscal Years, a copy of the annual financial statements on a consolidated basis for Parent, duly certified and audited by independent certified public accountants of nationally recognized standing selected by the Borrower (or Parent), together with the supporting consolidating statements for each Borrower, consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP. In lieu of its obligations hereunder, Parent may submit to Administrative Agent and Lenders, upon its filing thereof, a copy of its form 10-K as filed with the United States Security and Exchange Commission.
(2)On or before the forty-fifth (45th) day of the end of each of Parent’s first, second and third Fiscal Quarters, a copy of the quarterly financial statements on a consolidated basis for Parent, duly reviewed by independent certified public accountants of nationally recognized standing selected by the Borrower (or Parent), together with the supporting consolidating statements for each Borrower, consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP. In lieu of its obligations hereunder, Parent may submit to Administrative Agent and Lenders, upon its filing thereof, a copy of its form 10-Q as filed with the United States Security and Exchange Commission.
59.Borrowing Base Certificates. On or before the fifteenth (15th) day after the end of each calendar month, three (3) borrowing base certificates, one for each of (i) Humble, (ii) all Borrowers other than Humble, and (iii) for all Borrowers on a consolidated basis, each signed on behalf of such Borrower (as applicable) by a Duly Authorized Officer, each of which must be in form, scope and substance reasonably satisfactory to Administrative Agent and the Required Lenders.
60.Compliance Certificates. Contemporaneously with the furnishing of each quarterly financial statements pursuant to Section 8.1(a)(2), a duly completed compliance certificate with appropriate insertions (a “Compliance Certificate”), dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of the Borrower by a Duly Authorized Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. Each Compliance Certificate shall contain a computation of, and show compliance with, each of the financial covenants set forth in Section 9.12 hereof (each such computation and calculation to be in form and substance acceptable to the Administrative Agent), and each Compliance Certificate must otherwise be in form, scope and substance reasonably satisfactory to Administrative Agent and the Required Lenders.
61.Schedule of Accounts. On or before the tenth (10th) day of each calendar month, a Schedule of Accounts, as of the last day of the immediately preceding calendar month, each of which must be in form, scope and substance reasonably satisfactory to Administrative Agent and the Required Lenders.
62.Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) the institution or threatened institution of, or any adverse determination in, any litigation (other than a personal injury tort claim), arbitration proceeding or governmental proceeding in which any injunctive relief or money damages is sought which if adversely determined could have a Material Adverse Effect; (iii) the receipt of any notice from any governmental agency concerning any violation or potential violation of any regulations, rules or laws applicable to Borrower which could have a

Material Adverse Effect; (iv) notice of the occurrence of any “Material Breach” or the receipt of any “Demand Letter” under (and in each case as defined in) the CIA or under (and in each such case pursuant to similar defined terms) in any other corporate integrity agreement, corporate compliance agreement or deferred prosecution agreement pursuant to which any Credit Party has to make a submission to any Governmental Authority or other Person under the terms of such agreement; or (v) any Material Adverse Change. With regard to personal injury tort claims, upon request by Administrative Agent, Borrower shall review with Administrative Agent the occurrence of any personal injury or other action which could reasonably give rise to a personal injury tort claim against the Borrower as to which (i) litigation has been instituted and is pending or (ii) a request for medical records has been made upon Borrower by an attorney for the claimant on or after January 1, 2018.
63.Insurance Reports. (i) At any time after a Default and upon the request of the Administrative Agent, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty, liability and malpractice insurance policies carried by the Borrower, and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.
64.Annual Projections. Upon the Administrative Agent’s reasonable request from time to time, an annual projection for the current Fiscal Year showing Borrower’s projected operating plan, revenues and expenses on a monthly basis and a balance sheet and cash flow statement for the Borrower, each of which must be in form, scope and substance reasonably satisfactory to Administrative Agent and the Required Lenders.
65.Affiliate Transactions. Upon the Administrative Agent’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between the Borrower and any of its Affiliates during the time period reasonably requested by the Administrative Agent, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.
66.Health Care/CARES Act. Furnish to the Administrative Agent and each Lender each of the following, to the extent applicable: (i) upon Administrative Agent’s request, a copy of any healthcare related licensure and annual or biannual certification survey report and any statement of deficiencies and any survey (other than the annual or biannual survey) indicating a violation or deficiency, and within the time period required by the particular agency for submission, a copy of the plan of correction with respect thereof if such Plan of Correction is required by such agency issuing the statement of deficiency or notice of violation, and correct or cause to be corrected any deficiency or violation within the time period required for cure by such agency, subject to such agency’s normal appeal process, if such deficiency or violation could adversely affect either the right to continue participation in Medicare, Medicaid or other reimbursement programs for existing patients or the right to admit new Medicare patients, Medicaid patients or other reimbursement program patients or result in the loss or suspension of Borrower’s licenses and permits to operate Borrower’s business; (ii) within five (5) Business Days of the receipt by the Borrower, any and all notices disclosing an adverse finding from any licensing, certifying and/or reimbursement agencies that Borrower’s license, Medicare or Medicaid certification or entitlement to payments pursuant to any reimbursement contract or program of Borrower is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend any rights pursuant to the Borrower’s license, certification or reimbursement contract or program; (iii) upon request of Administrative Agent, a complete and accurate copy of the annual Medicaid, Medicare and other cost reports for Borrower; (iv) any written notices of failure to pay or comply or of any material changes to the requirements of the program received from any Governmental Authority in connection with the CARES Act Deferred Payroll Taxes; and (v) any written notices of failure to pay or comply or of any material changes to the requirements of the program received from any Governmental Authority in connection with any CARES Act Provider Relief Payment.
67.Interim Reports. Promptly upon receipt thereof, copies of any reports submitted to Parent or Borrower by the independent accountants in connection with any interim audit of the books of any such Person and copies of each management control letter provided to Parent or Borrower by independent accountants.
68.Reports to the SEC. Upon the Administrative Agent’s reasonable request from time to time, copies of any and all regular, annual, periodic or special reports of Parent, any Borrower or any Affiliate thereof filed with the Securities and Exchange Commission (“SEC”); copies of any and all registration statements of Parent, any Borrower or any Affiliate thereof filed with the SEC; and copies of any and all proxy statements or other written communications made to security holders generally.
69.Operating Budget. No later than thirty (30) days after the end of each Fiscal Year, a copy of the Borrower’s and Guarantor’s Fiscal Year consolidated operating budget.
70.Conveyance Documents. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by Borrower with respect thereto: (i) the term of any of the Conveyance Documents expires without being properly extended, or (ii) any Conveyance Document shall terminate.
71.Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations, business, properties, condition or otherwise as the Administrative Agent or any Lender may reasonably request from time to time.
ck.Inspection; Audit Fees. Borrower shall keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and shall permit (at the expense of the Borrower provided the Borrower shall be responsible for such reasonable expenses no more than one (1) time per year unless an Event of Default has occurred and is continuing), representatives of the Administrative Agent or any Person appointed by Administrative Agent to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records (in each case excluding patient medical records and other records to the extent confidential or where such examination is prohibited under applicable Laws, including without limitation HIPAA), to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, the Administrative Agent shall give the Borrower commercially reasonable prior written notice of such exercise; provided, no notice shall be required during the existence and continuance of any Event of Default. All such costs, expenses and fees incurred or charged by Administrative Agent under this Section 8.2 shall bear interest at the Default Rate and shall be additional Liabilities of Borrower to Administrative Agent, secured by the Collateral, if not promptly paid upon the request of Administrative Agent.
cl.Conduct of Business. The Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other Intellectual Property, contracts and other rights necessary to the conduct of its business, and shall comply with all applicable laws (including, without limitation, Healthcare Laws and Environmental Laws), orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. The Borrower shall continue in, and limit its operations to, the same general line of business as that currently conducted. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP (subject, however, to the GAAP Exceptions), consistently applied.
cm.Claims and Taxes. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, payroll, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.
cn.State of Incorporation or Formation. The Borrower’s state of incorporation or formation, as applicable, set forth on Schedule 1.1(a) hereto shall remain the Borrower’s state of incorporation or formation, as applicable, unless: (a) the Borrower provides the Administrative Agent with at least thirty (30) days prior written notice of any proposed change (provided that Borrower shall at all times be organized in a state or commonwealth of the United States), (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) the

Borrower provides the Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, and if applicable, landlord waivers, bailee letters and processor letters, and such other agreements and documents as the Administrative Agent shall reasonably request in connection therewith.
co.Liability and Malpractice Insurance. The Borrower shall maintain, at its expense, general liability and professional malpractice insurance through commercial insurance in such amounts and with such deductibles consistent with its past practices, and shall deliver to the Administrative Agent the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Administrative Agent as additional insured thereunder to the general liability coverage and where such an endorsement is available from Borrower’s carrier at commercially affordable rates, to the professional liability coverage. All such policies of insurance shall be in form and substance reasonably satisfactory to the Administrative Agent. Administrative Agent acknowledges that general liability and professional malpractice insurance coverage is currently unavailable generally in the nursing home industry at commercially affordable rates. Borrower has in place and will maintain either (i) so long it is available at commercially affordable rates, indemnity insurance with coverage limits of One Million Dollars ($1,000,000.00) per medical incident, subject to a deductible of up to Five Hundred Thousand Dollars ($500,000.00) per claim, and a sublimit per Facility of Three Million Dollars ($3,000,000.00) or (ii) general liability and professional malpractice insurance with single limit coverage of Five Hundred Thousand and No/100 Dollars ($500,000.00) per occurrence and One Million and No/100 Dollars ($1,000,000.00) cumulative. Administrative Agent agrees that until such time as insurance coverage is generally available in the nursing home industry at commercially affordable rates, Administrative Agent agrees to accept Borrower’s current coverage. Borrower shall provide Administrative Agent, (a) on an annual basis, information from its insurance representative, insurance carrier or from comparable insurance carriers regarding availability of insurance and (b) with respect to the insurance policies contemplated by this Section 8.6 and those certain insurance policies contemplated by Section 8.7 below, prompt (but in any event, within five (5) Business Days of any such occurrence) written notice of any alteration or cancellation of such insurance policy.
cp.Property and Other Insurance. The Borrower shall, at its expense, keep and maintain its assets material to the business of Borrower insured against (i) loss or damage by fire, theft, explosion, spoilage and all other hazards and risks and (ii) business interruption, in such amounts with such deductibles (which may include self-insurance trusts) ordinarily insured against by other owners or users of such properties in similar businesses of comparable size operating in the same or similar locations but in all events as required by the Omega Debt Documents (as the Humble Facility) and any other Commercial Leases (as to the other Facilities), Borrower, at Borrower’s expense, shall keep and maintain workers’ compensation insurance as may be required by applicable Laws. The Borrower Agent shall deliver to the Administrative Agent the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor.

Upon the occurrence of an Event of Default under this Agreement, the Borrower irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact for the purpose, subject at all times to the terms and conditions of the Omega Debt Documents (as to the Humble Facility) and any other Commercial Leases (as to the other Facilities), of making, settling and adjusting claims on behalf of the Borrower under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Administrative Agent pursuant to any such policies of insurance, and for making all determinations and decisions of Borrower with respect to such policies of insurance.
UNLESS THE BORROWER PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN THREE BUSINESS DAYS FOLLOWING ADMINISTRATIVE AGENT’S REQUEST, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE ADMINISTRATIVE AGENT MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE ADMINISTRATIVE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE LIABILITIES SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.
cq.Environmental. The Borrower shall promptly notify and furnish Administrative Agent with a copy of any and all Environmental Notices which are received by it. Except where not required to do so pursuant to any Commercial Lease, the Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Administrative Agent with a description of the Borrower’s Response thereto. The Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) except where not required to do so pursuant to any Commercial Lease, keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect. During the term of this Agreement, the Borrower shall not permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances, except to the extent such Management does not or is not reasonably likely to result in or create a Material Adverse Effect. Except where not required to do so pursuant to any Commercial Lease, the Borrower shall take prompt action in material compliance with applicable Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property.
cr.Banking Relationship. Except for those accounts identified on Schedule 8.9 to the Affiliate Revolving Loan Agreement, the Borrower and the Parent shall at all times maintain all of their respective primary deposit and operating accounts with the Administrative Agent and the Administrative Agent will act as the principal depository and remittance agent for the Borrower and Parent. The Borrower agrees to pay to the Administrative Agent reasonable and customary fees for banking services/cash management services of Borrower and Guarantor (the “Service Fee”). The Administrative Agent shall be and hereby is authorized to charge any deposit or operating account of the Borrower in respect of the Service Fee. Notwithstanding the foregoing in this Section 8.9, Borrower, Affiliate Revolving Borrowers and Affiliate Term Borrowers shall be permitted to open and maintain accounts with other depositories (including, without limitation, CIT Bank N.A. and Lake Forest Bank & Trust Company, N.A.) as long as the aggregate amount contained therein does not at any time exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).
cs.Intellectual Property. Subject to the terms of the applicable Intercreditor Agreements, if after the Closing Date the Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks other than those owned by Parent or any derivation thereof (or file an application to attempt to register any of the foregoing), the Borrower shall promptly notify the Administrative Agent in writing of same and execute and deliver any documents or instruments (at the Borrower’s sole cost and expense) reasonably required by Administrative Agent to perfect a security interest in and lien on any such federally registered Intellectual Property in favor of the Administrative Agent and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office or other applicable registrar.
ct.Change of Location; Etc. Any of the Collateral may be moved to another location within the continental United States so long as: (i) the Borrower provides the Administrative Agent with at least thirty (30) days prior written notice, (ii) no Event of Default then exists, and (iii) the Borrower provides the Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Administrative Agent shall reasonably request. The Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to the Administrative Agent. If the Borrower desires to change its principal place of business and chief executive office or its name, the Borrower shall notify the Administrative Agent thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, amendment statements and other documents as the Administrative Agent shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Administrative Agent thereof in writing no later than thirty (30) days prior to such change.
cu.Health Care Related Matters. The Borrower shall cause all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of its business or as may be necessary for participation in Medicaid, Medicare and other applicable reimbursement programs, to remain in full force and effect, except to the extent that the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrowers on a consolidated basis, and except that Borrower may, to the extent permitted by law, assign such Certifications and Agreements to the Hospital District in connection with the Hospital District Sublease. The Borrower shall at all times maintain in full force and effect the Medicare Certification, the Medicaid Certification, the Medicare Provider Agreement and the Medicaid Provider Agreement, except to the extent that the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrower on a consolidated basis, and except that Borrower may, to the extent permitted by law, assign such Certifications and Agreements to the Hospital District in connection with the Hospital District Sublease. The Borrower shall comply at all times with the CMS, except to the extent that such failure to comply would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrower on a consolidated basis. The Borrower shall take all necessary steps to protect personally identifiable health information for each patient substantially in accordance with the CMS laws and regulations, except to the extent that the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrower on a consolidated basis.
cv.US Patriot Act. Borrower covenants to Administrative Agent and Lenders that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List (as identified in Section 7.29 hereof), Borrower shall immediately notify Administrative Agent and Lenders in writing of such information. Borrower further agrees that in the event any of them or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Administrative Agent and Lenders to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by Law. In addition, Administrative Agent and Lenders may immediately contact the Office of Foreign Assets Control and any other government agency Administrative Agent or Lenders deem appropriate in order to comply with its respective obligations under any Law regulating or relating to terrorism and international money laundering.
cw.Government Accounts. If the Borrower desires Government Accounts to be considered Eligible Accounts, the Borrower shall take any and all action reasonably required by the Administrative Agent in order to provide the Administrative Agent with a perfected security interest in such Government Accounts and execute and deliver all documentation reasonably required by the Administrative Agent in connection therewith, including, without limitation, a Blocked Account Agreement.

cx.Further Assurances. The Borrower shall, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Administrative Agent or any Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other Financing Agreements and the transactions contemplated hereby and thereby, including, without limitation, subject to the terms of the applicable Intercreditor Agreements, all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) on the Collateral (including Collateral acquired after the date hereof), including on any and all unencumbered assets of Borrower whether now owned or hereafter acquired.
cy.Compliance with Anti-Terrorism Orders. Administrative Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of Administrative Agent and Lenders, the Administrative Agent and Lenders are required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow the Administrative Agent and Lenders to identify each Borrower in accordance with the Patriot Act. In addition, Borrowers shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended. Borrower shall not permit the transfer of any interest in Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists. Borrower shall not knowingly enter into a Lease with any party who is listed on the OFAC Lists. Borrower shall immediately notify Administrative Agent and Lenders if Borrower has knowledge that the Guarantor, manger or any member or beneficial owner of Borrower, Guarantor, Manager is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall immediately notify Administrative Agent and Lenders if Borrower knows that any Tenant is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
cz.Blocked Account Agreements and Account Debtors.
72.The Borrower or the Hospital District, as applicable, shall have entered into the Blocked Account Agreement.
73.The Borrower shall instruct and direct each Account Debtor to send all payments with respect to each Account to the Commercial Blocked Account and the Government Blocked Account, as the case may be, for deposit established pursuant to this Agreement.
da.ERISA. The Borrower shall maintain, or cause its ERISA Affiliates to maintain, each Plan in compliance in all material respects with all material applicable requirements of ERISA and the Tax Code.

db.Humble Pledge. At such time as the applicable real estate leases with Omega are terminated or expire in accordance with their terms, and the pledge to Omega is released, Borrower shall cause the equity in Humble to be pledged to and in favor of the Administrative Agent (for the benefit of the Lenders and itself) as additional collateral for the Liabilities (pursuant to a Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent).
dc.FCPA. No part of the proceeds of the Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law. Borrower shall maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries and their respective directors, managers, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.
dd.COVID-19 Relief Program Participation.
74.Payroll Tax Deferral Covenants. Borrower shall: (i) repay to the applicable Governmental Authority all CARES Act Deferred Payroll Taxes at the times required by the CARES Act and otherwise in accordance with the requirements of the CARES Act (such date being hereinafter referred to as the “Deferred Payroll Taxes Due Date”), (ii) promptly upon receipt, execution or delivery thereof, as applicable, provide to Administrative Agent copies of any written notices of failure to pay or comply or of any material changes to the requirements of the program submitted to or received from any Governmental Authority in connection with the CARES Act Deferred Payroll Taxes, and (iii) at the request of Administrative Agent, provide a calculation of estimated CARES Act Deferred Payroll Taxes and any other information related thereto, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (A) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges and (B) such contest does not have a Material Adverse Effect.
75.CARES Act Provider Relief Payment Covenants. Promptly after Borrower receives any CARES Act Provider Relief Payment or other grant, reimbursement or other payment pursuant to the CARES Act or other COVID-19 relief program, Borrower shall (i) notify Administrative Agent of its receipt of such payment, (ii) promptly upon receipt, execution or delivery thereof, as applicable, provide to Administrative Agent copies of any written notices of failure to pay or comply or any material changes to the requirements of the program submitted to or received from any Governmental Authority in connection with such payment, and

(iii) provide to Administrative Agent such additional information regarding such payment as Administrative Agent may reasonably request. In the event any Credit Party elects to retain all or any portion of one or more CARES Act Provider Relief Payments, such Credit Party shall use the proceeds thereof exclusively for uses that are permitted pursuant to the CARES Act and otherwise comply in all material respects with the terms of the CARES Act (including, for the avoidance of doubt, the Relief Fund Payment Terms and Conditions published by HHS).
76.Medicare Accelerated Payment/PPP Loans Covenants. Borrower shall not elect to participate in the Medicare Accelerated and Advance Payment Program until Borrower provides Administrative Agent with (i) prior written notice of its intent to participate and (ii) such information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations, business, properties, condition or otherwise as the Administrative Agent may reasonably request in connection therewith (including, without limitation, any amendments to this Agreement which Administrative Agent may request in order to address such participation). Borrower shall not apply for or enter into any PPP Loan until (i) Borrower receives the prior written consent of Administrative Agent (which consent may be withheld in Administrative Agent’s commercially reasonable discretion) and (ii) Borrower provides Administrative Agent with such information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations, business, properties, condition or otherwise as the Administrative Agent may reasonably request in connection therewith (including, without limitation, any amendments to this Agreement which Administrative Agent may request in order to address such PPP Loan).
de.Post-Closing Covenants

. Notwithstanding any other term or provision contained in this Agreement, Borrower shall complete each of the following post-closing obligations and/or provide to Administrative Agent each of the following documents, instruments, agreements and information set forth below on or before the date set forth therein (as applicable), each of which shall be completed or provided in form and substance reasonably satisfactory to Administrative Agent.
77.Within 90 days of the Closing Date, Borrower, Affiliate Revolving Borrowers and/or Affiliate Revolving Borrowers (QIPP) shall open and maintain certain accounts as permitted by Section 8.9 hereof at each of CIT Bank N.A. and Lake Forest Bank & Trust Company, N.A., and deliver a Deposit Account Control Agreement covering such accounts to Administrative Agent.

78.Prior to November 30, 2020, Administrative Agent shall have ordered a field examination of the Borrower’s books and records, assets, and operations, which examination shall be completed in a reasonable time thereafter and be satisfactory to the Administrative Agent in its sole and absolute discretion.
•NEGATIVE COVENANTS.
The Borrower covenants and agrees on a joint and several basis with Administrative Agent and Lenders that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Required Lenders shall give (or Administrative Agent upon instruction by Required Lenders to give) prior written consent thereto):
df.Encumbrances. The Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (i) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Administrative Agent’s Lien in the Collateral; (ii) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws made in the ordinary course of business; (iii) Liens in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent); (iv) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than thirty (30) calendar days, or that are being diligently contested in good faith by appropriate proceedings and for which appropriate reserves have been established, or that are not yet due and payable; (v) purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property so long as: (a) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any time exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate at any time, (b) each such lien shall only attach to the property to be acquired; and (c) the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased; (vi) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation laws, unemployment insurance and other social security laws or regulations, or deposits to secure performance of tenders, statutory obligations, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of Borrower’s business as presently conducted; (vii) any Lien securing a judgment; provided, that any Lien securing a judgment in excess of Five Hundred Thousand Dollars ($500,000.00) that remains unsatisfied or undischarged for more than thirty (30) days shall not be a Permitted Lien, unless such judgment is either (x) fully insured and such insurer has admitted liability or (y) is being contested or appealed by appropriate proceedings and the enforcement of such judgment is stayed during the course of such contest or appeal, provided that Borrower has established reserves adequate for payment of such judgment and in the event such contest or appeal is ultimately unsuccessful pays such judgment within ten (10) days of the final, non-appealable ruling rendered in such contest or appeal; (viii) financing statements with respect to a lessor’s rights in and to personal property leased to a Borrower in the ordinary course of business other than through a Capitalized Lease Obligations; and (ix) Liens in favor of Omega and the Omega Senior Lessor, subject in all cases to the provisions of the Omega Intercreditor Agreement.
dg.Indebtedness; Capital Expenditures. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (i) the Liabilities, (ii) the Commercial Leases, and any extensions or renewals thereof, (iii) trade obligations and normal accruals in the ordinary course of business not yet due and payable, (iv) the indebtedness not to at any time exceed Five Hundred Thousand and No/100 Dollars ($500,000.00) relating to the purchase money security interests and Capitalized Lease Obligations permitted pursuant to Section 9.1 hereof, (v) intercompany Indebtedness of the Borrower to the extent permitted under Section 9.4, and (vi) the CARES Act Deferred Payroll Taxes.
dh.Consolidations, Mergers or Transactions; Subsidiary. The Borrower shall not be a party to any merger, consolidation, recapitalization or other exchange of Stock, or purchase or otherwise acquire all or substantially all of the assets or Stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person (whether in one transaction or a series of related transactions), provided, that, with prior written notice to Administrative Agent, a Borrower may merge or consolidate with, or dissolve into, another Borrower so long as the surviving entity remains a Borrower for all purposes under this Agreement and the other Financing Agreements. The Borrower shall not form or establish any Subsidiary without the Administrative Agent’s prior written consent, unless each of the requirements identified on Schedule 9.3 hereto are satisfied, as reasonably determined by the Administrative Agent.
di.Investments or Loans. The Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (i) investments in short-term direct obligations of the United States Government, agency or instrumentality thereof; or any (ii) investments in negotiable certificates of deposit issued by the Administrative Agent or by any other bank reasonably satisfactory to the Administrative Agent, payable to the order of the Borrower or to bearer, (iii) investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii), above; provided that, in each case, such investment is reasonably acceptable to the Administrative Agent, (v) other short-term investments as may be permitted by Administrative Agent, (vi) loans or advances made by any Borrower to any other Borrower, (vii) loans and advances to employees permitted under Section 9.8; and (viii) investments by the Borrowers in their respective Subsidiaries so long as such Subsidiary is a Borrower under this Agreement.

dj.Guarantees. The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except (i) endorsements of negotiable instruments for collection in the ordinary course of business, and (ii) the Indebtedness permitted under Section 9.2, above.
dk.Disposal of Property. The Borrower shall not sell, assign, lease, convey, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of its properties, assets and rights to any Person (or sell or assign, with or without recourse, any receivables) except (a) sales of Inventory in the ordinary course of business, (b) sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced, (c) transfers of Inventory and Equipment located at a Facility made by Borrower to the owner or new operator of the Facility in connection with the transfer of operations upon the termination of the Commercial Lease for such Facility, (d) sales in the ordinary course of business of personal property that is obsolete, unmerchantable or otherwise unsalable, unusable or unnecessary to Borrower’s business, (e) sales, leases and assignments of personal property between one Borrower to another Borrower, and (f) in connection with the Hospital District Sublease.
Solely for purposes of this Section 9.6, to the extent the applicable Licenses constitute General Intangibles that are a part of the Collateral, Administration Agent will (upon written request of Borrower and at Borrower’s cost) release any security interest granted hereunder in such Licenses required, necessary or used in connection with a Permitted Disposition under the Affiliate Term Loan Agreement.
dl.Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loan for working capital and general corporate purposes. Working capital purposes for which proceeds may be used shall include the working capital needs of Borrower for the operation and management of the Facilities pursuant to the Hospital District Management Agreement.
dm.Loans to Officers; Consulting and Management Fees. The Borrower shall not make any loans to its officers, directors, equity holders, manager, member, or employees or to any other Person, and the Borrower shall not pay any consulting, management fees or similar fees to its officers, directors, manager, member, equity holders, employees, or Affiliates or any other Person, whether for services rendered to the Borrower or otherwise; provided, however, the Borrower shall be permitted to (i) make advances to its employees in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000) in any Fiscal Year of Borrower for all such employees collectively, in each case, provided that both immediately before such contemplated payment(s) or after giving effect to any such payment(s) no Default or Event of Default shall exist or have occurred or result therefrom; (ii) pay reasonable outside directors fees; and (iii) pay the management fees permitted by the Management Agreements (with an absolute cap on the payment of any and all management fees notwithstanding anything to the contrary contained in the Management Agreements of (i) five percent (5.0%) of the total revenues of the Borrower (other than Humble) on a consolidated basis during any Fiscal Year and (ii) six percent (6.0%) of the net revenues of the Humble during any Fiscal Year) (which total revenue calculation, for the avoidance of doubt, shall not include or extend to Hospital District or any Supplemental QIPP Accounts or Supplemental and IGT QIPP Payments). Administrative Agent acknowledges that travel advances issued in the ordinary course of business do not constitute loans for purposes of this Section 9.8.
dn.Dividends, Distributions and Stock Redemptions. The Borrower shall not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, equity holder, member, manager, director, or any Affiliate or any other Person other than (i) to Guarantor, provided that both immediately before such contemplated payment(s) or after giving effect to any such payment(s) Guarantor is in compliance with Section 9.12(a) hereof, (ii) distributions under the Borrower Cash Management Program, including distributions for Guarantor’s normal quarterly dividends to common shareholders, and (iii) payment of the management fees under the Management Agreements (subject to subsection (iii) of Section 9.8 above), or (b) purchase or redeem any of the Stock of the Borrower or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose. Notwithstanding the foregoing or anything to the contrary contained herein, the foregoing declarations, payments, distributions, purchases or redemptions set forth in this Section 9.9 shall, in each case, be in both manner and amount consistent with the Borrower’s historical practices.
do.Payments in Respect of Subordinated Debt.
79.The Borrower shall not make any payment, directly or indirectly, to Omega (or any Affiliate or Subsidiary thereof) in contravention of the Omega Intercreditor Agreement.
80.The Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt); provided, however, the Borrower shall be permitted to make solely those payments expressly permitted pursuant to the terms of the Subordination Agreements, in each case, as long as the Borrower is in compliance with the financial covenants contained in Section 9.12 hereof both immediately before and after any such contemplated or actual payment, provided, further, that both immediately before any such contemplated payment or after giving effect to any such payments no Default or Event of Default shall exist or have occurred or result therefrom, unless otherwise permitted expressly under the terms of the Subordination Agreements.
dp.Transactions with Affiliates. Except as expressly permitted under this Agreement, and except for the Management Agreements and payment of the fee permitted by the terms of the Management Agreements (subject to subsection (iii) of Section 9.8 above), and the Borrower Cash Management Program, the Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, however, except as otherwise expressly restricted under this Agreement, that the Borrower may transfer cash or property to Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.
dq.Financial Covenants. Commencing with the Fiscal Quarter ending September 30, 2020 and continuing thereafter:
81.Minimum Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio of Parent and each of its Subsidiaries, taken as a whole, to be less than 1.05 to 1.00 for the Fiscal Quarter (i) ending September 30, 2020, measured on the last day of such Fiscal Quarter on a trailing nine (9) month basis and (ii) ending December 31, 2020 and for each Fiscal Quarter thereafter, each measured on the last day of the applicable Fiscal Quarter on a trailing twelve (12) month basis.
82.Minimum Adjusted EBITDA (QIPP Funds) (Parent and its Subsidiaries). Borrowers shall not permit the Adjusted EBITDA (QIPP Funds) of Parent and each of its Subsidiaries, taken as a whole, to be less than (i) $9,750,000 for the Fiscal Quarter ending September 30, 2020, measured on the last day of the applicable Fiscal Quarter on a trailing nine (9) month basis, and (ii) $13,000,000 for the Fiscal Quarter ending December 31, 2020 and for each Fiscal Quarter thereafter, each measured on the last day of the applicable Fiscal Quarter on a trailing twelve (12) month basis.
83.Minimum Adjusted EBITDA (QIPP Funds) (Borrowers Only). Borrowers shall not permit the Adjusted EBITDA (QIPP Funds) of Borrowers, taken as a whole, to be less than $825,000 for the Fiscal Quarter ending September 30, 2020 and for each Fiscal Quarter thereafter, each measured on the last day of the applicable Fiscal Quarter on a trailing twelve (12) month basis.
84.Minimum Adjusted EBITDAR. Borrower shall not permit the Adjusted EBITDAR of the Operators (as defined in the Affiliate Term Loan Agreement) and the Borrowers (other than Diversicare Humble, LLC), taken as a whole, to be less than Ten Million Dollars ($10,000,000) for the Fiscal Quarter ending September 30, 2020 and for each Fiscal Quarter thereafter, measured on the last day of the applicable Fiscal Quarter on a trailing twelve (12) month basis; provided, Administrative Agent acknowledges the minimum Adjusted EBITDAR herein will need to be adjusted to a mutually acceptable dollar amount as a result of any HUD Financing in accordance with Section 6.8 of the Affiliate Revolving Loan Agreement.
Notwithstanding anything to the contrary contained herein, Borrower, Administrative Agent and the Lenders hereby agree that (x) for purposes of determining whether Borrower is in compliance with Section 9.12(a) (Minimum Fixed Charge Coverage Ratio) and Section 9.12(b) (Minimum Adjusted EBITDA (QIPP)) herein, the Borrower may, solely for the Fiscal Years ending December 31, 2020 and December 31, 2021, add back the amount of Cash Cost of Self-Insured Professional and General Liability for such period that were previously deducted, in an amount not to exceed $1,500,000 during such 12 month period, solely to the extent such claims are associated with those facilities located in the State of Kentucky which were previously owned or leased by Borrower or Borrower’s affiliates and (y) for purposes of calculating the financial covenants set forth in Section 9.12, after any Forgiveness Determination Date (defined below), any portion of any such CARES Act Provider Relief Payment or other grant, reimbursement or other payment pursuant to the CARES Act or other COVID-19 relief program not forgiven shall be subtracted from EBITDA and deemed included in the financial covenant calculations in Section 9.12, which covenants shall be re-calculated on a retroactive basis for any applicable period where such amounts were originally excluded. The term “Forgiveness Determination Date” as used herein shall mean any date the applicable Governmental Authority determines that any such CARES Act Provider Relief Payments or other grants, reimbursements or other payments pursuant to the CARES Act or other COVID-19 relief program are not forgiven.
dr.Change in Nature of Business. Borrower shall not engage, directly or indirectly, in any business other than providing retirement homes, senior adult care homes, residential long term care, rehabilitation services, assisted living, skilled nursing care and hospice.
ds.Other Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or is reasonably likely to adversely affect the Administrative Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall the Borrower’s certificate of formation, bylaws, articles of incorporation, operating agreement, partnership agreement or other governing document (each a “Governing Document”), as applicable, be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower is a party, or that would or is reasonably likely to adversely affect the Administrative Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of any of the Borrower’s Governing Documents, the Borrower shall furnish a correct and complete copy of any such proposed amendment or modification to the Administrative Agent.
dt.Blocked Accounts and Lock Box Accounts. The Borrower shall not establish or open any other blocked account (other than the Commercial Blocked Account and the Government Blocked Account) or any lock box accounts after the Closing Date. The Borrower shall not amend, modify or otherwise change any terms of the Commercial Blocked Account Agreement or the Government Blocked Account Agreement, without the Administrative Agent’s prior written consent.
du.Amendments to Restricted Agreements. The Borrower shall not amend, modify or supplement any Restricted Agreement, in any manner that would or is reasonably likely to adversely affect the Administrative Agent’s or any Lender’s interests under this Agreement and the other Financing Agreements to which Borrower is a party, without the Administrative Agent’s prior written consent (including, without limitation, except as expressly permitted by the terms of the Omega Intercreditor Agreement, amending or modifying the Omega Debt Documents in order to (a) increase the rate of interest on or fees payable in respect of the debt unless such increase is not due and payable prior to the date the Liabilities are repaid in full, (b) accelerate the date of any regularly scheduled fees, interest or principal payment on the debt, (c) shorten the final maturity date of the debt, (d) increase the principal amount of the debt, or (e) make the covenants or events of default contained in the Omega Debt Documents materially more restrictive). Within three (3) Business Days after entering into any non-adverse amendment, modification or supplement to any Restricted Agreement, the Borrower Agent shall deliver to the Administrative Agent a complete and correct copy of such amendment, modification or supplement.
dv.State of Incorporation or Formation. The Borrower shall not change its state of incorporation or formation, as applicable, from that set forth on Schedule 1.1(a) hereto. The Borrower shall not convert or change its status as a type of Person (e.g., corporation, limited liability company, partnership or limited partnership).
dw.Environmental. Except as to environmental conditions for which it is not responsible pursuant to any Commercial Lease, the Borrower shall not permit the Property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance in all material respects with all Environmental Laws.
dx.Fiscal Year. The Borrower shall not change its Fiscal Year.
dy.Restrictions on Fundamental Changes. Without duplication of any of the foregoing, Borrower shall not:
85.except as expressly permitted in accordance with Section 9.3 hereof, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution);
86.except as required upon the termination of a Commercial Lease, or in connection with the Hospital District Sublease, transfer, assign, convey or grant to any other Person, other than another Borrower, the right to operate or control any Location, whether by lease, sublease, management agreement, joint venture agreement or otherwise;
87.without providing Administrative Agent with thirty (30) days’ prior written notice, change its legal name (and Borrower shall provide Administrative Agent with, at Borrower’s sole cost and expense, such amendment and financing statements and other documents as Administrative Agent shall reasonably request in connection with such contemplated change);
88.except as expressly permitted in accordance with Section 9.3 hereof, suffer or permit to occur any change in the legal or beneficial ownership of the capital stock,

partnership interests or membership interests, or in the capital structure, or any material change in the organizational documents or governing documents, of Borrower;
89.except in connection with the Hospital District Sublease, change the licensed operator, manager or property manager for any Property; or
90.consent to or acknowledge any of the foregoing.
dz.Margin Stock. Borrower shall not carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.
ea.Truth of Statements and Certificates. Borrower shall not furnish to the Administrative Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.
eb.ERISA. Borrower shall not, and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an unfunded pension fund obligation and liability to the extent such unfunded pension fund obligation and liability would reasonably be expected to result in taxes, penalties and other liability in excess of One Hundred Twenty-Five Thousand Dollars ($125,000) in the aggregate.
ec.Miscellaneous. Borrower shall not (a) voluntarily cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, the effect of which would be a Material Adverse Change or (b) enter into any agreement containing any provision that would (i) be violated or breached by any borrowing by Borrower hereunder or the performance by Borrower of any of its Liabilities hereunder or under any other Financing Agreement to which it is a party, or (ii) prohibit Borrower from granting to Administrative Agent (for the benefit of the Lenders and itself) a Lien on any of Borrower’s assets as contemplated hereunder, except for (w) any restrictions imposed by any Permitted Lien pursuant to Section 9.1; (x) any restrictions imposed by any agreement relating to any Indebtedness permitted by Section 9.2; (y) customary provisions contained in leases and licenses entered into in the ordinary course of business of Borrower restricting the assignment thereof; and (z) any restrictions imposed by applicable Laws.
The Borrower agrees that compliance with this Section 9 is a material inducement to the Lenders’ advancing credit under this Agreement. The Borrower further agrees that in addition to all other remedies available to the Administrative Agent and the Lenders, the Administrative Agent and Lenders shall be entitled to specific enforcement of the covenants in this Section 9, including injunctive relief.
•HEALTH CARE MATTERS.
Without limiting the generality of any representation or warranty made in Section 7 or any covenant made in Sections 8 or 9, each Borrower represents and warrants on a joint and several basis to and covenants with the Administrative Agent and each Lender, and shall be deemed to represent, warrant and covenant on each day on which any advance or accommodation in respect of any Loan is requested or made or any Liabilities shall be outstanding under this Agreement, that:
ed.Funds from Restricted Grants. None of the Property or the Collateral is subject to, and Borrower shall indemnify and hold the Administrative Agent and Lenders harmless from and against, any liability in respect of amounts received by Borrower or others for the purchase or improvement of the Property or Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.
ee.Certificate of Need. If required under applicable Law, each Borrower has and shall maintain in full force and effect a valid certificate of need (“CON”) or similar certificates, license, permit, registration, certification or approval issued by the State Regulator for the requisite number of beds in each Property (the “Licenses”). Borrower shall cause to be operated the Location and the Property in a manner such that the Licenses shall remain in full force and effect at all times, except to the extent the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrowers on a consolidated basis. True and complete copies of the Licenses have been delivered to Administrative Agent.
ef.Licenses. The Licenses: (i) are and shall continue in full force and effect at all times throughout the term of this Agreement and are and shall be free from restrictions or known conflicts which would materially impair the use or operation of any Property for its current use, and if any Licenses become provisional, probationary, conditional or restricted in any way (collectively “Restrictions”), Borrower shall take or cause to be taken prompt action to correct such Restrictions; (ii) may not be, and have not been, and will not be transferred to any location other than the Property; and (iii) other than the Omega Security Interest have not been and will not be pledged as collateral security for any other loan or indebtedness. Except as may be required under and pursuant to the Omega Debt Documents or the Hospital District Sublease, Borrower shall not do (or suffer to be done) any of the following:
91.Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for any Property without Administrative Agent’s prior written consent;
92.Amend or otherwise change any Property’s licensed beds capacity and/or the number of beds approved by the State Regulator without Administrative Agent’s prior written consent; or
93.Unless required to do so by the applicable state regulator, or similar Governmental Authority, assign or transfer all or any part of any Property’s beds to another site or location (other than to any other Property) without Administrative Agent’s prior written consent.
•DEFAULT, RIGHTS AND REMEDIES OF THE ADMINISTRATIVE AGENT.

eg.Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:
94.the Borrower fails to pay: (i) any principal or interest payable hereunder or under the Revolving Credit Note on the date due, declared due or demanded (including, without limitation, any amount due under Sections 2.4 or 2.15); or (ii) any other amount payable to the Administrative Agent or any Lender under this Agreement or under any other Financing Agreement to which the Borrower is a party (including, without limitation, the Revolving Credit Note) within five (5) calendar days after the date when any such payment is due and, with respect to clause (ii) only, such failure is not cured within five (5) calendar days after notice to Borrower by Administrative Agent;
95.the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in (i) Sections 2.4, 4.3, 8.1(a), 8.1(c), 8.2, 8.5, 8.6, 8.9, 8.11, 8.12 or 8.22 hereof, (ii) any Section of Section 9 hereof (other than Section 9.18 hereof), or (iii) any Section of Section 10 hereof and, with respect to such Sections in Article 10 only, such failure or neglect shall continue for a period of five (5) calendar days after the earlier of (1) the date the Borrower actually knew of such failure or neglect and (2) notice to the Borrower by the Administrative Agent.
96.the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (which is not otherwise specifically referenced in this Section 11.1) and such failure or neglect shall continue for a period of thirty (30) calendar days after the earlier of (i) the date the Borrower actually knew of such failure or neglect and (ii) notice to the Borrower by the Administrative Agent;
97.any representation or warranty heretofore, now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Administrative Agent or any Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;
98.a judgment, decree or order requiring payment in excess of Five Hundred Thousand Dollars ($500,000) shall be rendered against the Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment, decree or order for which the Borrower is fully insured and with respect to which the insurer has admitted liability, or such judgment, decree or order is being contested or appealed by appropriate proceedings;
99.a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of the Borrower (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of the Borrower (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Borrower is diligently contesting in good faith (provided the Borrower has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;
100.any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
101.a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any guarantor of the Liabilities, including Parent, and any such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any guarantor of the Liabilities, including Parent, or the Borrower or any guarantor of the Liabilities, including Parent, makes an assignment for the benefit of creditors, or the Borrower or any guarantor of the Liabilities, including Parent, takes any action to authorize any of the foregoing;
102.the Borrower or Parent voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated; provided that in the case of an administrative dissolution or revocation of existence for failure to file the proper reports or returns with the applicable governmental authorities, no Event of Default shall be deemed to have occurred if an application for reinstatement is (i) filed promptly (but in any event, within fifteen (15) calendar days) upon Parent or Borrower receiving notice of such dissolution or revocation from the applicable Governmental Authority and (ii) diligently pursued to completion (if reasonably capable of being completed), as determined by the Administrative Agent in its sole and absolute discretion;
103.the Credit Parties, taken as a whole, fail, at any time, to be Solvent;
104.the Borrower or any guarantor of the Liabilities, including Parent, is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;
105.a breach by the Borrower shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower and any other Person and the effect of such breach if not cured within any applicable cure period will or is likely to have or create a Material Adverse Effect;
106.the Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach if not cured within any applicable cure period would be to permit the acceleration of any obligation, liability or indebtedness in excess of Five Hundred Thousand Dollars ($500,000);

107.there shall be instituted in any court criminal proceedings against the Borrower, or the Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty, unless (i) such actions are being contested or appealed in good faith by appropriate proceedings, (ii) the potential forfeiture has been stayed during the pendency of such proceedings, and (iii) no Medicare or Medicaid reimbursement obligations are materially adversely affected by such proceedings;
108.a Change of Control shall occur;
109.any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the Financing Agreements to which the Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of the Borrower; or the Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;
110.any default or event of default shall occur under or pursuant to any Omega Debt Document, or any breach of, noncompliance with or default under the Intercreditor Agreements, any Subordination Agreement, or any other Financing Agreement (including, without limitation, the Guaranty or the Pledge Agreement) by any party thereto (other than by the Administrative Agent), and the same is not cured or remedied within any applicable cure period, provided that if such default or event of default, breach, noncompliance or default, requires the giving of notice by Administrative Agent to any party in addition to or other than Borrower, Administrative Agent shall have provided Borrower with such notice at the same time as it provides such notice to such other party;
111.if the Borrower or Hospital District fails, within three (3) Business Days of receipt to forward any collections it receives with respect to any Accounts resulting from services provided at the Facilities to the Commercial Blocked Account or the Government Blocked Account, as the case may be;
112.institution by the PBGC, the Borrower or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, the Borrower or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under ERISA, which Lien is not fully discharged within fifteen (15) days;
113.a Material Adverse Change shall occur;
114.Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Financing Agreements, the legality or the enforceability of any of the Liabilities or the perfection or priority of any Lien granted to the Administrative Agent;

115.Parent shall revoke or attempt to revoke, terminate or contest its obligations under the Guaranty, or the Guaranty or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;
116.Pledgor shall revoke or attempt to revoke, terminate or contest in any way the Pledge Agreement, or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;
117.Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect;
118.there shall occur with respect to the Operator of any Location any Medicare or Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency; (ii) which result in the imposition by any Government Authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, denial of payment for new admission (which continues for thirty (30) days or more or pertains to more than one Location) or facility closure and (iii) which sanctions could have a Material Adverse Effect as determined by Administrative Agent in its reasonable discretion. Upon the occurrence of such event, Borrower shall submit to Administrative Agent its plan of correction for dealing with such event, and shall periodically review its progress under the plan of correction with Administrative Agent. Provided that Administrative Agent remains satisfied with the progress under the plan of correction, then such Event shall not be an Event of Default unless formal notice is given by Administrative Agent to Borrower;
119.a state or federal regulatory agency shall have revoked any license, permit, certificate or Medicaid or Medicare qualification pertaining to the Real Property or any Location, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of Borrower, a tenant or any other Person, the revocation of which could reasonably be expected to have a Material Adverse Effect;
120.any material default by Borrower under the terms of any material Lease following the expiration of any applicable notice and cure period (if any);
121.James R. McKnight, Jr. or Kerry D. Massey shall not be senior officers of the Borrower and devote significant time and energy to the business of the Borrower; provided, however, it shall not constitute an Event of Default if any such individual shall fail for any reason to be a senior officer of the Borrower or fail to devote significant time and energy to the business of the Borrower, and such individual shall be promptly replaced by the Borrower, whether on an interim or permanent basis, with an individual with substantially similar skills and experience (but in no event later than within 90 calendar days of the former individual’s resignation, termination, permanent disability or death) and otherwise acceptable to the Administrative Agent in its reasonable and good faith determination;

122.any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Credit Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;
123.any material breach of, or other “event of default” shall occur under or pursuant to, any of the Conveyance Documents, and such breach or default is not cured within the time, if any, provided, or the term of any of the Conveyance Documents expires without being properly extended, or any Conveyance Document shall terminate other than in accordance with its terms and the operations of the Facilities are transferred to Borrower;
124.an “Event of Default” shall occur under or pursuant to the Affiliate Term Loan Agreement, any Affiliate Term Loan Financing Agreement, the Affiliate Revolving Loan Agreement or any Affiliate Revolving Loan Financing Agreement;
125.any Credit Party shall (i) be in “Material Breach” under (and as defined in) the CIA and (A) fails to cure such Material Breach within the time provided in the CIA following receipt of a “Notice of Material Breach and Intent to Exclude” under (and as defined in) the CIA or (B) (x) fails to request a hearing before an HHS administrative law judge under the Dispute Resolution provisions of the CIA within the time provided after receipt of an “Exclusion Letter” under (and as defined in) the CIA or (y) if a hearing under the Dispute Resolution provisions of the CIA with respect to such Material Breach results in an decision against such Credit Party, or (ii) receives a “Demand Letter” under (and as defined in) the CIA for an amount in excess of $500,000 and (A) fails to cure the breach set forth in the Demand Letter and pay the amount due thereunder or (B) (x) fails to request a hearing before an HHS administrative law judge under the Dispute Resolution provisions of the CIA within the time provided after receipt of the Demand Letter or (y) if a hearing under the Dispute Resolution provisions of the CIA with respect to such Demand Letter results in an decision against such Credit Party; or
126.any material breach of, or other “Default” (as defined therein) shall occur under or pursuant to, the Settlement Agreement, and such breach or Default is not cured within the time provided, or the Settlement Agreement shall terminate (other than in accordance with its terms as a result of the obligations thereunder having been paid in full).
Notwithstanding the foregoing, in the situations described in clauses (l), (t), (x) and (z), above, where an Event of Default is triggered by the occurrence of a Material Adverse Change or a Material Adverse Effect, events which could reasonably be expected to have or result in a Material Adverse Effect or Material Adverse Change, such occurrence shall not be deemed to be an Event of Default hereunder provided that Borrower shall within forty-eight (48) hours after the occurrence thereof submit to Administrative Agent in writing a plan of correction for dealing with such Material Adverse Change or Material Adverse Effect that is acceptable to Administrative Agent in its sole and absolute discretion, and, if such plan of correction is so acceptable, for so long as Administrative Agent remains satisfied in all respects with the progress under such plan of correction and until written notice that Administrative Agent is not so satisfied is given by Administrative Agent to Borrower.

eh.Acceleration. Upon the occurrence of any Event of Default described in Sections 11.1(h), (i), or (j), the Revolving Loan Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, the Administrative Agent may with the consent of the Required Lenders (or, upon written request of Required Lenders shall) declare the Revolving Loan Commitment (if it has not theretofore terminated) to be terminated and any or all of the Liabilities may, at the option of the Administrative Agent with the consent of the Required Lenders (or, upon written request of Required Lenders shall), and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Revolving Loan Commitment shall immediately terminate. Upon the occurrence of any Default or Event of Default the Lender may, at its option, cease making any additional Revolving Loans.
ei.Rights and Remedies Generally.
127.Upon the occurrence of any Event of Default, the Administrative Agent and Lenders shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by Laws, including, without limitation, the right of Administrative Agent (with the consent of or at the direction of the Required Lenders) to sell, assign, or lease any or all of the Collateral. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Administrative Agent, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral (with the consent of or at the direction of the Required Lenders), at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower and/or the Collateral in respect of the Loans may be applied by the Administrative Agent to any Liabilities in such order of application and in such amounts as the Administrative Agent shall deem appropriate in its discretion (subject to Section 12.8). Borrower waives any right it may have to require the Administrative Agent to pursue any Person for any of the Liabilities.
128.Upon notice to Borrower after an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Administrative Agent and make it available to Administrative Agent at any location designated by Administrative Agent. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Administrative Agent and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Administrative Agent after an Event of Default may be for cash, credit or any combination thereof, and the Administrative Agent (on behalf of Lenders and itself) may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Administrative Agent may, in its sole discretion, cause the Collateral to remain on the Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral. The Administrative Agent shall have the right after an Event of Default to conduct such sales (with the consent of the Required Lenders) on the Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Administrative Agent may see fit.
ej.Entry Upon Premises and Access to Information. Upon the occurrence of any Event of Default, the Administrative Agent shall have the right to enter upon the premises of the Borrower where the Collateral is located without any obligation to pay rent to the Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Administrative Agent or any agent of the Administrative Agent, for such time as the Administrative Agent may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence of any Event of Default, the Administrative Agent shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and subject to the privacy requirements and regulations of HIPAA and of any applicable state or federal patients bill of rights, to use all of the foregoing and the information contained therein in any manner the Administrative Agent deems appropriate. Upon the occurrence of any Event of Default, the Administrative Agent shall have the right to receive, open and process all mail addressed to the Borrower and relating to the Collateral.
ek.Sale or Other Disposition of Collateral by the Administrative Agent. Any notice required to be given by the Administrative Agent of a sale, lease or other disposition or other intended action by the Administrative Agent, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 12.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Administrative Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegals’ fees and legal expenses incurred by the Administrative Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. The Administrative Agent shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Administrative Agent’s Liens in the Collateral until Payment in Full. The Borrower agrees that the Administrative Agent has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Administrative Agent is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trade styles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and the Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to the Administrative Agent’s benefit until Payment in Full. Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral.
el.Waivers (General).
129.Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable Law, Borrower hereby waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Agreements, the Revolving Credit Notes or any other notes, commercial paper, Accounts, contracts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent or any Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent and Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Administrative Agent’s taking possession or control of, or to Administrative Agent’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choice and decision with respect to this Agreement, the other Financing Agreements and the transactions evidenced hereby and thereby.
130.Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Administrative Agent; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent with respect to the payment or other provisions of this Agreement, the Revolving Credit Notes, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other tax; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
131.Each and every covenant and condition for the benefit of Administrative Agent and Lenders contained in this Agreement and the other Financing Agreements may be waived by Administrative Agent; provided, however, that to the extent that Administrative Agent may have acquiesced in any noncompliance with any requirements or conditions precedent to the Closing of any Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Administrative Agent of such requirements with respect to any future disbursements of Loan proceeds and Administrative Agent may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Administrative Agent in exercising any right or remedy under any of the Financing Agreements, or otherwise afforded by applicable Law, including any failure to accelerate the Stated Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Revolving Credit Note or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Agreements. Administrative Agent’s acceptance of payment of any sum secured by any of the Financing Agreements after the due date of such payment shall not be a waiver of Administrative Agent’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Administrative Agent shall not be a waiver of Administrative Agent’s right to accelerate the maturity of the Loan, nor shall Administrative Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive Borrower’s or Guarantor’s default in payment of sums secured by any of the Financing Agreements.
132.Without limiting the generality of anything contained in this Agreement or the other Financing Agreements, Borrower agrees that if an Event of Default is continuing (i) Administrative Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Collateral and any other properties owned by Borrower and the Financing Agreements and other security instruments or agreements securing the Liabilities has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Liabilities.
133.Nothing contained herein or in any other Financing Agreement shall be construed as requiring Administrative Agent to resort to any part of the Collateral for the satisfaction of any of Borrower’s obligations under the Financing Agreements in preference or priority to any other Collateral, and Administrative Agent may (with the consent of or at the direction of the Required Lenders) seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Financing Agreements. In addition, Administrative Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Agreements then due and payable as determined by Administrative Agent (with the consent of or at the direction of the Required Lenders), including, without limitation, the following circumstances: (i) if Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may (with the consent of or at the direction of the Required Lenders) foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) if Administrative Agent elects (with the consent of or at the direction of the Required Lenders) to accelerate less than the entire outstanding principal balance of the Revolving Credit Note, Administrative Agent may (with the consent of or at the direction of the Required Lenders) foreclose all or any part of the Collateral to recover so much of the principal balance of the Revolving Credit Note as Administrative Agent may accelerate and such other sums secured by one or more of the Financing Agreements as Administrative Agent may elect (with the consent of or at the direction of the Required Lenders). Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Agreements to secure payment of sums secured by the Financing Agreements and not previously recovered.

134.To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to Borrower which would require the separate sale of any of the Collateral or require Administrative Agent to exhaust its remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent, the foreclosure and sale either separately or together of each part of the Collateral.
em.Waiver of Notice. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE ADMINISTRATIVE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.
en.Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Agreements, Administrative Agent may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining the cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives the requirement of the posting of any bond in connection with such injunctive relief.
eo.Marshalling; Recourse to Borrower. Administrative Agent shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Liabilities or any other obligation owed to the Administrative Agent or Lenders by any Credit Party. Notwithstanding anything to the contrary contained herein or in any other Financing Agreement, the Loans and the other Liabilities shall be fully recourse to Borrower, and Administrative Agent shall be authorized, in its sole and absolute discretion, to enforce any or all of its remedies hereunder against Borrower, including all present and future revenue and assets of Borrower, whether or not such assets have been pledged as collateral for the Loans.
ep.Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.
eq.Credit Bidding. Without limiting the foregoing, Borrower and Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Administrative Agent, based upon the written instruction of the Required Lenders, to Credit Bid (as defined below) and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and Borrower shall approve Administrative Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Administrative Agent, based upon the written instruction of the Required Lenders, to Credit Bid (as defined below) and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and Borrower shall approve Administrative Agent as a qualified bidder and such Credit Bid as a qualified bid) at any sale thereof conducted by Administrative Agent, based upon the written instruction of the Required Lenders, (a) under any provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, (b) under the provisions of the Bankruptcy Code, including pursuant to Section 363 thereof, or any applicable insolvency, reorganization or similar law, or (c) at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law or by the exercise of any legal or equitable remedy; provided, however, that (i) the Required Lenders may not direct Administrative Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (ii) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as anti-dilution and tag-along rights, (iii) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (iv) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations). Each Lender hereby agrees that, except as otherwise provided in this Agreement or with the written consent of the Administrative Agent and the Required Lenders, it will not exercise any right that it might otherwise have to Credit Bid at any sales of all or any portion of the Collateral conducted under the provisions of the UCC, the Bankruptcy Code, foreclosure sales or other similar dispositions of Collateral.
For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted at a public or private sale of all or any portion of the Collateral by Administrative Agent (on behalf of the Lender group), based upon the written instruction of the Required Lenders, to acquire all of the Collateral of any Borrower or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Administrative Agent, based upon the written instruction of the Required Lenders) of the Liabilities owing to the Lenders under this Agreement and the other Financing Agreements.
•MISCELLANEOUS.
er.Waiver; Amendment. The Administrative Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower of any covenant, condition or provision of this Agreement shall not waive, affect or diminish any right of the Administrative Agent thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Administrative Agent or the Lenders, as applicable, of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Administrative Agent unless such suspension or waiver is in writing signed by an officer of the Administrative Agent, and directed to the Borrower specifying such suspension or waiver.
Except as otherwise set forth herein (including, without limitation, Section 3.11), no amendment or modification or waiver of, or consent with respect to (as reasonably determined by Administrative Agent) any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Borrower and either (i) Required Lenders, or (ii) Administrative Agent with a certification that consent from the Required Lenders has been obtained, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything contained herein to the contrary, no amendment, modification, waiver or consent shall (a) extend or increase the Revolving Loan Commitment of any Lender without the written consent of such Lender, as applicable, (b) extend the date scheduled for payment of any principal (exclusive of mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) extend the Stated Maturity Date of the Loans without the written consent of all Lenders (except in accordance with the terms of this Agreement, if applicable), (d) reduce the principal amount of the Loans, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for any periodic adjustments of interest rates and fees as provided for in this Agreement), provided, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend or waive any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment or waiver would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder, (e) release any party from its obligations under any guaranty at any time hereafter provided, if any, or all or substantially all of the Collateral granted hereunder or under any of the Financing Agreements (except as otherwise specifically permitted or provided in this Agreement), subordinate the Liens of Administrative Agent on all or substantially all of the Collateral or subordinate any guaranty, change the payment application waterfall in Section 12.8 or the pro rata sharing provision in Section 2.13(d), change the definition of Required Lenders, increase the advance rate under the definition of Borrowing Base or add any new categories of eligible assets or sublimits thereto, change any provision of this Section 12.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case with respect to this subsection (e), the written consent of all Lenders, (f) waive any material condition set forth in Section 5 without the prior written consent of each Lender directly affected thereby, (g) increase the amount of the Maximum Revolving Facility without the prior written consent of the Lenders or (h) subordinate the payment priority of the Loans and other Liabilities without the consent of all Lenders. No provision in this Agreement with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Required Lenders. No provision of Section 13 or other provision of this Agreement affecting Administrative Agent, in such capacity, as such shall be amended, modified or waived without the consent of Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except for the matters set forth in subsections (a), (b), (c) or (d) (subject to the proviso contained therein) of this Section 12.1.
es.Costs and Attorneys’ Fees.
135.Borrower agrees to pay jointly and severally on demand all of the costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of the Administrative Agent’s counsel, all UCC tax, lien, judgment, pending suit, and bankruptcy search fees and costs, UCC filing fee and costs, recording, filing and registration fees and charges, mortgage or documentary taxes, all costs of Intralinks, DebtX or other similar transmission system, if applicable, all corporate search fees and certified documents, all financial and legal due diligence expenses, all audit, field exam and appraisal costs and fees, costs incurred by Administrative Agent in connection with travel expenses of its associates, background checks on members of management of Borrower, and, if applicable, real estate appraisal fees, survey fees, recording and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, delivery and closing of: (i) this Agreement, the other Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any other Financing Agreement or in connection herewith or therewith. Borrower further agrees that the Administrative Agent, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loans or debit such amounts from the operating accounts of Borrower maintained with the Administrative Agent.
136.The costs and expenses that the Administrative Agent and Lenders incur in any manner or way with respect to the following shall be part of the Liabilities, payable by Borrower jointly and severally on demand if at any time after the date of this Agreement the Administrative Agent or any Lender: (i) employs counsel in good faith for advice or other representation, (ii) with respect to the amendment, modification or enforcement of this Agreement or the other Financing Agreements, or with respect to any Collateral hereunder or other collateral under the other Financing Agreements securing the Liabilities hereunder, (iii) to represent the Administrative Agent and Lender in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Administrative Agent, Lenders, Borrower or any other Person) in any way or respect relating to this Agreement, the other Financing Agreements, Borrower’s affairs or any Collateral hereunder or under any other Financing Agreement, (iv) to protect, preserve, or enforce any of the rights of the Administrative Agent or Lenders with respect to Borrower provided in this Agreement, under any of the other Financing Agreements, or otherwise (whether at law or in equity) (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement);

(v) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral hereunder or any other collateral under any other Financing Agreement; and/or (vi) seeks to enforce or enforces any of the rights and remedies of the Administrative Agent or Lenders with respect to Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants, environmental consultants, and other consultants (whether work out, financial or otherwise); court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; and courier and telecopier charges.
137.Borrower further agrees to pay, and to save the Administrative Agent and Lenders harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the other Financing Agreements, the borrowing hereunder, the issuance of the Revolving Credit Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that Borrower shall not be liable for Administrative Agent’s or any Lender’s income tax liabilities.
138.All of the Borrower’s obligations provided for in this Section 12.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Loans or any termination of this Agreement or any Financing Agreements.
et.Expenditures by the Administrative Agent. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, the Administrative Agent may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Administrative Agent and Lenders, as applicable) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral.
eu.Custody and Preservation of Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Administrative Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by a Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.
ev.Reliance by the Lenders. The Borrower acknowledges that the Lenders and Administrative Agent, in entering into this Agreement and agreeing to make Loans and otherwise extend credit to the Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Administrative Agent and Lenders in connection herewith (including, without limitation, all financial information and data).
ew.Assignability; Parties. This Agreement (including, without limitation, any and all of the Borrower’s rights, obligations and liabilities hereunder) may not be assigned by the Borrower without the prior written consent of Administrative Agent and Required Lenders. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Administrative Agent and (subject to Section 12.15 hereof) the Lenders.
ex.Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
ey.Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence of a Default or an Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Administrative Agent or any Lender from the Borrower or with respect to any of the Collateral, and the Borrower does hereby irrevocably agree that any and all payments and proceeds so received shall be applied in the following manner:
First, to the payment of all fees, costs, expenses and indemnities of Administrative Agent (in its capacity as such), including reasonable attorneys’ fees and costs of Administrative Agent, and any other Liabilities owing to Administrative Agent in respect of sums advanced by Administrative Agent to preserve the Collateral or to preserve its security interest in the Collateral (or any other collateral provided pursuant to any other Financing Agreement);
Second, to payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of Administrative Agent;
Third, to payment of that portion of the Liabilities constituting fees, costs, expenses and indemnities of the Lenders as provided herein, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of all of the Liabilities consisting of accrued and unpaid interest owing to the Lenders, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the payment of all Liabilities consisting of principal owing to the Lenders, ratably among them in proportion to the respective amounts described in this clause Fifth payable to them;
Sixth, to the payment of all Bank Product Obligations (including with respect to any Hedging Agreement) owing to the applicable Lenders or their Affiliates, ratably among such Lenders and their Affiliates in proportion to the respective amounts described in this clause Sixth payable to them;
Seventh, to the payment of all other Liabilities owing to the Lenders; and
Last, the payment of any remaining proceeds, if any, to whomever may be lawfully entitled to receive such amounts, including, if applicable, Borrower.
All amounts owing under this Agreement in respect of Liabilities including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, shall be payable in accordance with the foregoing waterfall provisions irrespective of whether a claim in respect of such amounts is allowed or allowable in any insolvency proceeding.
ez.Payments Set Aside. To the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders or the Administrative Agent or Lenders enforce their respective Liens or exercise their respective rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party or Person under any bankruptcy law, state or federal law, common law or equitable cause or otherwise (including, without limitation, provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property), then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be automatically revived, reinstated, restored and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. The provisions of and undertakings set out in this Section 12.9 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement.
fa.Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Upon Payment in Full, the Administrative Agent will, upon Borrower’s written request and at the Borrower’s cost and expense, timely file all Uniform Commercial Code termination statements reasonably required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent).

fb.Continuing Effect; No Joint Venture. This Agreement, the Administrative Agent’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Lenders and Administrative Agent, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.9 hereof. The relationship between Administrative Agent and Lenders on the one hand and Borrower on the other hand shall be that of creditor-debtor only. No term in this Agreement or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any relationship or agency, partnership or joint venture or any fiduciary duty by Administrative Agent or any Lender to Borrower or any other party. In exercising its rights hereunder and under any other Financing Agreements or taking any actions herein or therein, Administrative Agent and Lenders may act through its respective employees, agents or independent contractors as authorized by Administrative Agent or such Lender.
fc.Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified U.S. mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid nationally recognized overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:
139.If to the Administrative Agent, at:
CIBC Bank USA
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Adam D. Panos, Managing Director
Telephone No.: 312-564-1278
Facsimile No.: 312-800-9733
With a copy to:
Duane Morris LLP
190 South LaSalle Street - Suite 3700
Chicago, Illinois 60603
Attention: Brian P. Kerwin, Esq.
Telephone No: 312-499-6737
Facsimile No: 312-499-6701
140.If to the Borrower or Borrower Agent, at:
c/o Diversicare Healthcare Services, Inc.
1621 Galleria Boulevard
Brentwood, Tennessee 37027

Attention: Kerry D. Massey
Telephone No.: 615-771-7575
Facsimile No.: 615-771-7409
With a copy to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention: John N. Popham IV, Esq.
Telephone No.: 615-742-6278
Facsimile No.: 615-742-0466
141.If to Lenders, as identified on Annex A hereto.
If mailed, notice shall be deemed to be given three (3) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered. If any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.
fd.Equitable Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Administrative Agent and Lenders; therefore, the Borrower agrees that the Administrative Agent and Lenders, if the Administrative Agent or Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
fe.Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet, proposal letter or commitment letter).
ff.Participations and Assignments. Any Lender may at any time assign to one or more Persons that extends secured commercial loans in its ordinary course of business and has assets or capital of at least $100,000,000 (other than (i) a natural person or (ii) any Defaulting Lender or its wholly-owned subsidiaries or its other Affiliates) (any such Person, an “Assignee”) all or any portion of such Lender’s Pro Rata Share of the Loans, with the prior written consent of Administrative Agent, and, so long as no Event of Default has occurred and is continuing, Borrower (all of which consents shall not be unreasonably withheld, conditioned or delayed and shall not be required for an assignment by a Lender to another Lender or an Affiliate of a Lender). Except as Administrative Agent may otherwise agree (and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed), any such assignment shall be in a minimum aggregate amount equal to Five Hundred Thousand Dollars ($500,000) or, if less, the remaining Loan held by the assigning Lender. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of Five Thousand Dollars ($5,000). No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Sections 3.1 or 3.3 to the Assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 12.15 shall be treated as the sale of a participation hereunder. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three (3) Business Days after notice thereof. Notwithstanding the foregoing, no consent of Borrower or Administrative Agent shall be required for any assignment to a Lender or an Affiliate of a Lender (provided that no assignment shall be made to any Defaulting Lender or its wholly-owned subsidiaries or its other Affiliates).
142.From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Revolving Credit Note in the principal amount of the Assignee’s Revolving Loan Commitment (and, as applicable, a Revolving Credit Note in the principal amount of the Revolving Loan Commitment retained by the assigning Lender). Each such Revolving Credit Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Revolving Credit Note, the assigning Lender shall return to Borrower any prior Revolving Credit Note held by it.
143.Notwithstanding anything to the contrary set forth herein, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and applicable promissory note to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank (including as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank), and such Loan(s) and promissory note(s) shall be fully transferable as provided therein, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

144.Subject to the last sentence in Section 13.9, any Lender may at any time (without any required consent) sell to one or more Persons (other than (i) a natural person or (ii) a Defaulting Lender or its wholly-owned subsidiaries or its other Affiliates) participating interests in its respective Loan or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations under this Agreement shall remain unchanged for all purposes, (b) Administrative Agent and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights under this Agreement except with respect to any event described in Section 12.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.13(d). Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 or 3.3 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Sections 3.1 or 3.3 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 3.3 as if it were an Assignee).
145.Administrative Agent will maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of Lenders, the Pro Rata Share of each Lender and the Loans of each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in such Loan. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. Upon the reasonable written request of Borrower, Administrative Agent will furnish a copy of the Register to the Borrower Agent or Borrower (at the cost, if any, to Borrower).
fg.INDEMNIFICATION BY BORROWER. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY ADMINISTRATIVE AGENT AND LENDERS AND THE AGREEMENT TO EXTEND THE REVOLVING LOAN COMMITMENT PROVIDED HEREUNDER, EACH BORROWER HEREBY JOINTLY AND SEVERALLY AGREES TO AND SHALL INDEMNIFY, DEFEND, PROTECT, EXONERATE AND HOLD ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, PARENT ENTITIES,

AFFILIATES, SUCCESSORS, ASSIGNS, ATTORNEYS AND AGENTS OF ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “INDEMNIFIED PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, JUDGMENTS, CLAIMS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, COSTS, AND EXPENSES, INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE INDEMNIFIED PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (a) ANY REFINANCING, TENDER OFFER, MERGER, PURCHASE OF STOCK, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (b) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER, (c) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY BORROWER OR THE OPERATIONS CONDUCTED THEREON, (d) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY BORROWER OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES, (e) THE USE, MAINTENANCE OR OPERATION OF THE FACILITIES, OR ANY BREACH BY BORROWER OR ANY OF ITS AFFILIATES OF ANY ADMISSION CONTRACT WITH A PATIENT OF A FACILITY, OR (f) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT BY ANY OF THE INDEMNIFIED PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE INDEMNIFIED PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR ILLEGAL ACTIVITY AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THAT THE INDEMNIFICATION IN THIS SECTION 12.16 SHALL NOT EXTEND TO DISPUTES SOLELY AND ENTIRELY BETWEEN OR AMONG ADMINISTRATIVE AGENT, THE LENDERS OR THEIR RESPECTIVE AFFILIATES NOT IN ANY WAY OR MANNER DIRECTLY OR INDIRECTLY CAUSED BY OR THE FAULT OF ANY BORROWER OR ANY OF ITS RESPECTIVE AFFILIATES. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH BORROWER HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES THAT IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 12.16 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE OTHER FINANCING AGREEMENTS AND TERMINATION OF THIS AGREEMENT. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 12.16 shall survive the satisfaction and payment of the Liabilities of Borrower and the termination of this Agreement. Borrower agrees that neither Administrative Agent nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by this Agreement and the other Financing Agreements, or any act, omission or event occurring in connection herewith or therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or illegal activity of the party from which recovery is sought. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS, DEBTX, OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY INDEMNIFIED PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Agreements to which it is a party.
fh.Representations and Warranties. Notwithstanding anything to the contrary contained herein, (i) each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loans and the repayment of the Liabilities hereunder, and (ii) each representation and warranty contained in this Agreement and each other Financing Agreement shall be remade on the date of each Loan made hereunder.
fi.Counterparts. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.
fj.Limitation of Liability of Administrative Agent and Lenders. It is hereby expressly agreed that:
146.Administrative Agent and Lenders may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Administrative

Agent and Lenders shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;
147.Administrative Agent and Lenders shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Administrative Agent’s and Lender’s gross negligence, willful misconduct or illegal activity. Without limiting the generality of the foregoing, Administrative Agent and Lenders shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and
148.Administrative Agent and Lenders shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.
fk.Borrower Authorizing Accounting Firm. Borrower shall authorize its accounting firm and/or service bureaus to provide Administrative Agent with such information as is requested by Administrative Agent in accordance with this Agreement. Borrower authorizes Administrative Agent to contact directly any such accounting firm and/or service bureaus to obtain such information.
fl.Joint and Several Liability; Binding Obligations.
149.Borrower is defined collectively to include all Persons constituting the Borrower; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising the Borrower; provided, further, in case of any question as to which particular Person is to be deemed a Borrower in any given context for purposes of any term or provision contained in this Agreement, the Lender shall make such determination. Each Person comprising Borrower shall be jointly and severally liable for all of the liabilities and obligations of Borrower under this Agreement, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, or the Administrative Agent or Lenders accounts therefor in their respective books and records. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrower as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Article XI of this Agreement are to be applied to each individual Person comprising the Borrower (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Article XI of this Agreement as to any Person comprising the Borrower shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrower or as to all such Persons taken as a whole (except as otherwise expressly provided therein by, for example, the use of the term “Material Adverse Effect”).

150.Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the credit facilities hereunder and other Financing Agreements which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Loans with the credit support of the other Borrowers as contemplated by this Agreement and the other Financing Agreements as well as permit the cross-default with the Affiliate Term Loan Liabilities, Affiliate Term Loan Agreement, Affiliate Term Loan Financing Agreements, Affiliate Revolving Loan Liabilities, Affiliate Revolving Loan Agreement and Affiliate Revolving Loan Financing Agreements as contemplated hereunder.
151.The Administrative Agent and the Lenders have advised the Borrowers that the Administrative Agent and the Lenders are unwilling to enter into this Agreement and the other Financing Agreements and make available the Loans extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Liabilities of each other Borrower under this Agreement and other Financing Agreements. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lenders to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Loans and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Loans would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrower, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the other Financing Agreements. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Loans actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.
152.Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Financing Agreements (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.
153.The Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Liabilities incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Liabilities and (d) all inter-Borrower obligations pursuant to this Section. The Borrower Agent shall make copies of such records available to the Administrative Agent, upon request.
154.To the extent that applicable Law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Financing Agreements invalid or unenforceable, such Borrower’s obligations hereunder and under the other Financing Agreements shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Financing Agreements shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.
155.To the extent that any Borrower shall make a payment under this Section of all or any of the Liabilities (other than any Loan made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Liabilities satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Liabilities and termination of the Loans, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
156.The term “Borrower” as used herein shall mean either one or more particular Borrowers or all of the Borrowers collectively as the Administrative Agent shall determine in its sole and absolute good faith discretion.
157.[Intentionally Omitted.]
158.[Intentionally Omitted.]
159.Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Liabilities from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent with respect to any provision of any instrument evidencing the Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Administrative Agent or any Lender; (iii) failure by Administrative

Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Liabilities; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of the Liabilities; or (vii) any other circumstance other than payment in full of the Liabilities which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
160.Until Payment in Full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment made by any other Person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.
161.Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent to any one Borrower hereunder or pursuant to any Financing Agreements in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.
162.This Section is intended only to define the relative rights of Borrower and nothing set forth in this Section is intended to or shall impair the obligations of Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Agreements. Nothing contained in this Section shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
163.The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Liabilities and the termination of the Loans.
fm.Confidentiality; Press Releases. Borrower shall not disclose the contents of this Agreement and the other Financing Agreements to any third party (including, without limitation, any financial institution or intermediary), unless required by applicable Laws or by any subpoena, judicial order or similar legal process, without Administrative Agent’s prior written consent, other than to Borrower’s officers, lawyers and other professional advisors on a need-to-know basis, Omega, the Hospital District and in connection with any filings required to be made under any applicable federal or state securities laws or regulations (“Securities Laws”).

Borrower agrees to inform all such Persons who receive information concerning this Agreement that such information is confidential and may not be disclosed to any other Person, except as required by applicable Laws, including Securities Laws, or by any subpoena, judicial order or similar legal process. No party hereto shall, and no party hereto shall permit its Affiliates to, at any time issue any press release or other public disclosure using the name of any Borrower, Lender, Administrative Agent or any of their respective Affiliates or referring to this Agreement or the other Financing Agreements without at least two (2) Business Days prior written notice to Borrower, Administrative Agent and the applicable Lender and, except for press releases or other public disclosures required under applicable Securities Laws, without the prior written consent of Borrower, Administrative Agent and the applicable Lender, which consent shall not unreasonably be withheld, conditioned or delayed. Upon Borrower’s prior written consent, which consent shall not unreasonably be withheld, conditioned or delayed, each Lender and Administrative Agent may publish or disseminate a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any contract on behalf of Administrative Agent or any Lender. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of its and its Affiliates’ respective directors, officers, managers, employees and agents, including, without limitation, accountants, legal counsel and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable Laws or regulations or by any subpoena, judicial order or similar legal process or bank regulatory process, (d) to any other party to this Agreement or any other Financing Agreement, (e) in connection with the exercise of any remedies hereunder or under any Financing Agreement or any suit, action or proceedings relating to this Agreement or any Financing Agreement or the enforcement of rights hereunder or thereunder, or (f) subject to an agreement containing provisions substantially the same as those of this Section 12.22, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement.
For the purpose of this Section 12.22, “Information” means all information received from the Borrower or any other Credit Party relating to the Borrower or any other Credit Party and their businesses, other than any information (i) that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Credit Party, (ii) that is publicly disclosed by the Borrower or any Credit Party in connection with public filings with the Securities and Exchange Commission, (iii) without limitation of subsection (i) immediately above, that was in the possession of the Administrative Agent or Lender prior to its disclosure by the Borrower or any Credit Party pursuant hereto provided that the source of such information was not known by the Administrative Agent or Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any Credit Party with respect to such information, (iv) is or becomes generally available to the public by acts other than those of the Administrative Agent or any Lender or their respective Affiliates, officers, directors, managers, employees or agents in breach of the terms hereof, (v) that has been or is received by the Administrative Agent or any

Lender from a third party who is not known by Administrative Agent or any Lender, as applicable, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Borrower or any Credit Party with respect to such information, or (vi) has been or is developed independently without use of or reference to Confidential Information. Any Person required to maintain the confidentiality of Information as provided in this Section 12.22 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Without limiting anything to the contrary contained in this Agreement, each of the obligations contained in this Section 12.22 are several (and not joint and several) and Administrative Agent shall not be liable or responsible in any way for any breach of this Section 12.22 by any Lender or any other Person.
fn.Fax Signatures. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.
fo.Release. For and in consideration of any Loan and each advance or other financial accommodation hereunder, each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge the Administrative Agent and each Lender, and each of their respective successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Lender Parties”), and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of the Lender Parties, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses, fees (including, without limitation, reasonable attorneys’ fees) and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly) relating to events occurring on or before the date of this Agreement, other than any claim as to which a final determination is made in a judicial proceeding (in which the Administrative Agent and Lenders or any of the Released Parties have had an opportunity to be heard) which determination includes a specific finding that one of the Released Parties acted in a grossly negligent manner, illegal manner or with actual willful misconduct. Each Borrower acknowledges that the foregoing release is a material inducement to Administrative Agent’s and each Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by the Lenders in agreeing to make the Loans and in making each advance of Loan proceeds hereunder. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. To the furthest extent permitted by law, Borrower hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it respectively may have as against any of the Lender Parties or any other Released Parties under any law, rule or regulation of any jurisdiction that would or could have the effect of limiting the extent to which a general release extends to claims which any of the Releasing Parties does not know or suspect to exist as of the date hereof.
fp.Time; Inconsistency. Time is of the essence in Borrower’s performance under this Agreement and all other Financing Agreements. Notwithstanding anything to the contrary contained in any Financing Agreement, if and to the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.
fq.Relationship. The relationship between, on the one hand, the Administrative Agent and Lenders, and the Borrower, on the other hand, shall be that of creditor-debtor only. No term in this Agreement or in the other Financing Agreements and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by the Administrative Agent and Lenders to Borrower or any other party.
fr.Borrower Agent. Each Borrower hereby irrevocably appoints Borrower Agent as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Agent. Each Borrower hereby irrevocably appoints and authorizes the Borrower Agent (i) to provide Administrative Agent with all notices with respect to Loans obtained for the benefit of Borrower and all other notices and instructions under this Agreement, (ii) for all purposes of delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Liabilities, requests for waivers, amendments or other accommodations and/or actions under this Agreement, and to duly execute and deliver on behalf of Borrower any and all instruments, amendments, modifications, reaffirmations, agreements, certificates and documents made to, in favor of or with Administrative Agent and Lenders in connection with this Agreement or the Financing Agreements, and (iii) to take such other action as Borrower Agent deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower agrees that any notice, election, communication, representation, instrument, amendment, modification, reaffirmation, certificate, document, agreement or undertaking made on its behalf by Borrower Agent shall be legally binding upon and enforceable against each such Borrower. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and Administrative Agent and Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent and Lenders to do so, and in consideration thereof, but without limiting any other provision contained in this Agreement, each Borrower hereby jointly and severally agrees to indemnify Administrative Agent and each Lender and hold Administrative Agent and Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against Administrative Agent or any Lender by any Borrower or by any third party or Person whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral as herein provided, (b) the Administrative Agent’s relying on any instructions of the Borrower Agent, or (c) any other action taken by the Administrative Agent hereunder or under the other Financing Agreements, except that Borrowers will have no liability to the Administrative Agent under this Section with respect to any liability that has been finally determined by a court of competent jurisdiction in a non-appealable proceeding to have resulted solely from the gross negligence, willful misconduct, or illegal activity of Administrative Agent.
fs.Acting Through Agents. In exercising any rights under the Financing Agreements or taking any actions provided for therein, the Administrative Agent may act through its employees, agents or independent contractors as authorized by the Administrative Agent.
ft.Additional Provisions.
164.Consents. Each Borrower, as joint and several primary obligor of the Liabilities directly incurred by any other Borrower, authorizes Administrative Agent, without giving notice to such Borrower or to any other Borrower (to the extent permitted hereunder) or obtaining such Borrower’s consent or any other Borrower’s consent (to the extent permitted hereunder) and without affecting the liability of such Borrower for the Liabilities directly incurred by the other Borrower, from time to time to:
(1)compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Liabilities; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Liabilities;
(2)declare all Liabilities due and payable upon the occurrence and during the continuance of an Event of Default;
(3)take and hold security for the performance of the Liabilities of any Borrower and exchange, enforce, waive and release any such security;
(4)apply and reapply such security and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine;
(5)release, surrender or exchange any deposits or other property securing the Liabilities or on which Administrative Agent at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Liabilities of any other Borrower or such Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Liabilities or release, surrender or exchange any deposits or other property of any such Person;

(6)apply payments received by Administrative Agent from any Borrower to any Liabilities, in such order as Administrative Agent shall determine, in its sole discretion, subject to Section 12.8; and
(7)assign this Agreement in whole or in part.
165.Waivers. Each Borrower, as a primary, joint and several obligor with respect to the Liabilities directly incurred by any other Borrower, hereby waives:
(8)any defense based upon any legal disability or other defense of any other Borrower, or by reason of the cessation or limitation of the liability of any other Borrower from any cause (other than full payment of all Liabilities), including, but not limited to, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;
(9)any defense based upon any legal disability or other defense of any other guarantor or other Person;
(10)any defense based upon any lack of authority of the officers, directors, members, managers, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
(11)any defense based upon the application by any other Borrower of the proceeds of the Loans for purposes other than the purposes represented by such other Borrower to Administrative Agent or intended or understood by Administrative Agent or such Borrower;
(12)any defense based on such Borrower’s rights, under statute or otherwise, to require Administrative Agent to sue any other Borrower or otherwise to exhaust its rights and remedies against any other Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Liabilities of any other Borrower;
(13)any defense based on Administrative Agent’s failure at any time to require strict performance by any Borrower of any provision of the Financing Agreements. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Administrative Agent thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Administrative Agent from foreclosing on any Lien, or exercising any rights available to Administrative Agent thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;
(14)[intentionally omitted];

(15)any defense based upon Administrative Agent’s election of any remedy against such Borrower or any other Borrower or any of them; any defense based on the order in which Administrative Agent enforces its remedies;
(16)any defense based on (A) Administrative Agent’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Administrative Agent’s abstaining from taking advantage of or realizing upon any Lien or other guaranty, and (C) any impairment of collateral securing the Liabilities, including, but not limited to, Administrative Agent’s failure to perfect or maintain a Lien in such collateral;
(17)any defense based upon Administrative Agent’s failure to disclose to such Borrower any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay the Liabilities;
(18)any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
(19)any defense based upon Administrative Agent’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute;
(20)any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
(21)[intentionally omitted];
(22)except as otherwise expressly set forth herein: notice of acceptance hereof; notice of the existence, creation or acquisition of any Liability; notice of any Event of Default; notice of the amount of the Liabilities outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);
(23)[intentionally omitted];
(24)any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Liabilities or the security therefor;
(25)any defense based on Administrative Agent’s failure to seek relief from stay or adequate protection in any other Borrower’s bankruptcy proceeding or any other act or omission by Administrative Agent which impairs such Borrower’s prospective subrogation rights;

(26)any defense based on legal prohibition of Administrative Agent’s acceleration of the maturity of the Liabilities during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Administrative Agent with respect to the Liabilities and the security therefor;
(27)any defense available to a surety under applicable Law; and
(28)the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.
Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.
166.Additional Waivers. Each Borrower authorizes Administrative Agent to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Administrative Agent, since it is such Borrower’s intent that the Liabilities be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Liabilities, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s guaranty of the Liabilities directly incurred by any other Borrower.
167.Primary Obligations. This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Liabilities of any other Borrower as fully as if such Liabilities were directly incurred by such Borrower.
fu.Nonliability of Administrative Agent and Lenders. The relationship between the Borrowers on the one hand and the Administrative Agent and Lenders on the other hand shall be solely that of borrower and lender. The Administrative Agent and Lenders do not have any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Financing Agreements, and the relationship between the Credit Parties, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Administrative Agent does not undertake any responsibility to any Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. The Borrower Agent agrees, on behalf of itself and each other Borrower, that the Administrative Agent and Lenders shall have no liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Financing Agreements, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or illegal activity of the party from which recovery is sought. NO LENDER OR ADMINISTRATIVE AGENT SHALL BE

LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS, DEBTX OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER OR ADMINISTRATIVE AGENT HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER AGENT ON BEHALF OF ITSELF AND EACH OTHER CREDIT PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Borrower and the Borrower Agent acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Agreements to which it is a party. No joint venture is created hereby or by the other Financing Agreements or otherwise exists by virtue of the transactions contemplated hereby by the Administrative Agent and Lenders or among the Credit Parties and the Administrative Agent and Lenders.
fv.Amendment and Restatement. On the date hereof (the “Restatement Date”), the Original Revolving Loan Agreement shall be amended, restated and superseded by this Agreement. The parties hereto acknowledge and agree that (a) this Agreement, the Revolving Credit Notes delivered pursuant to this Agreement (the “Restated Notes”) and the other Financing Agreements executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Liabilities” (as defined in the Original Revolving Loan Agreement) under the Original Revolving Loan Agreement as in effect prior to the Restatement Date; (b) such “Liabilities” are in all respects continuing with only the terms thereof being amended and modified as provided in this Agreement; (c) the Liens granted in the Collateral pursuant to the Financing Agreements securing payment of such “Liabilities” are in all respects continuing and in full force and effect and secure the payment of the Liabilities (as defined in this Agreement) and are hereby fully ratified and affirmed; and (d) upon the effectiveness of this Agreement all loans outstanding under the Original Revolving Loan Agreement immediately before the effectiveness of this Agreement will be part of the Loans hereunder on the terms and conditions set forth in this Agreement. Without limitation on the foregoing, each of the Borrowers hereby fully and unconditionally ratifies and affirms all of the Financing Agreements, as amended, and agrees that all security interests granted to CIBC or the Administrative Agent in the Collateral thereunder shall from and after the date hereof secure all Liabilities hereunder but in favor of the Administrative Agent for the ratable benefit of the Lenders and the Administrative Agent. Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrowers contained in the Original Revolving Loan Agreement, each of the Borrowers acknowledges and agrees that any choses in action or other rights created in favor of CIBC or the Administrative Agent and its successors and assigns arising out of the representations and warranties of the Borrowers contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Original Loan Agreement, shall survive the execution and delivery of this Agreement but in favor of the Lenders and the Administrative Agent; provided, however, that it is understood and agreed that the Borrowers’ monetary obligations under the Original Revolving Loan Agreement in respect of the loans and letters of credit thereunder are evidenced by this Agreement. All indemnification obligations of the Borrowers pursuant to the Original Revolving Loan Agreement shall survive the amendment and restatement of the Original Revolving Loan Agreement pursuant to this Agreement. On and after the Restatement Date, (a) each reference in the Financing Agreements to the “Loan Agreement”, “Loan and Security Agreement”, “thereunder”, “thereof” or similar words referring to the Loan Agreement shall mean and be a reference to this Agreement and (b) each reference in the Financing Agreements to a “Note” or “Revolving Credit Note” shall mean and be a Revolving Credit Note as defined in this Agreement.
•AGENCY.
Administrative Agent, Lenders and Borrower agree that, except for the rights expressly granted to Borrower under Section 13.9 and Section 13.16 and Borrower’s obligations pursuant to Section 13.13(a)(i)(B) and Section 13.15, Borrower shall not be a party to the agreements contained in this Section 13, and shall have no obligations under this Section 13. Without limitation of the foregoing, Administrative Agent, Lenders and Borrower agree that in no event shall Borrower be required to seek comment from, deliver notices to or otherwise deal with any Lender other than Administrative Agent (except as otherwise specifically stated in this Agreement), nor shall Borrower be required to make an independent investigation of whether Administrative Agent has obtained any consents from the Lenders or as may be required (it being agreed that all communications from Administrative Agent may conclusively be deemed to be authorized by Lenders in accordance with this Section 13). Borrower shall not have any benefits or rights as a third party beneficiary of any term or condition contained in this Section 13.
fw.Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 13.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Agreement, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Agreement or otherwise exist against Administrative Agent. The duties of Administrative Agent shall be mechanical and administrative in nature. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Financing Agreements with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
fx.Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Financing Agreement by or through agents, employees or attorneys-

in-fact and shall be entitled to advice of legal counsel, independent public accountants, and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
fy.Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees, Affiliates or agents shall (a) be liable to any Lender or any other Person for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any Affiliate, or any officer thereof, contained in this Agreement or in any other Financing Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Financing Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Financing Agreement to perform its obligations and Liabilities hereunder or thereunder, or be responsible for or have any duty to ascertain or verify the satisfaction of any conditions specified in this Agreement or any other Financing Agreement, except receipt of items required to be delivered to Administrative Agent. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Agreement, or to inspect the properties, books or records of Borrower or its Affiliates.
fz.Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Agreement unless it shall first receive such advice or concurrence of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Agreement in accordance with a request or consent of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
ga.Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 11.2; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.
gb.Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent.
gc.Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify, defend and hold harmless upon demand Administrative Agent and its directors, officers, employees, Affiliates and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities, provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Agreement, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. If any indemnity furnished to Administrative Agent for any purpose shall, in the reasonable, good faith opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional reasonable indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional reasonable indemnity is furnished. The undertaking in this Section shall survive repayment of the Loans and other Liabilities, cancellation of any promissory notes, any foreclosure under, or modification, release or discharge of, any or all of the Financing Agreements, termination of this Agreement and the resignation or replacement of Administrative Agent.
gd.Administrative Agent in Individual Capacity. CIBC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Affiliates as though CIBC were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, CIBC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC were not Administrative Agent, and the terms “Lender” and “Lenders” include CIBC and its Affiliates, to the extent applicable, in their individual capacities.
ge.Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon at least thirty (30) days’ notice to Lenders. If Administrative Agent resigns under this Agreement, Required Lenders shall, with (so long as no Default or Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld, conditioned or delayed), appoint from among Lenders a successor agent for Lenders. Notwithstanding the immediately foregoing sentence, if no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to and become vested with all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13 and Sections 12.2 and 12.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. The fees payable by Borrower to a successor agent in its capacity as such agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Borrower and such successor.
gf.Collateral Matters; Restriction on Lenders; Etc. Each Lender authorizes and directs Administrative Agent to enter into the other Financing Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Financing Agreements, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Administrative Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to take any action with respect to any Collateral and any of the other collateral pursuant to Financing Agreements that may be necessary to perfect and maintain perfected the Liens upon the Collateral and the other collateral pursuant to the other Financing Agreements. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Administrative Agent under this Agreement and any other Financing Agreement (i) upon Payment in Full; (ii) constituting property sold or to be sold or disposed of, financed or refinanced, as part of or in connection with any sale, disposition, financing or refinancing which is expressly permitted by this Agreement at any time; or (iii) subject to Section 12.1, if approved, authorized or ratified in writing by Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement at any time. Upon request by Administrative Agent at any time, Lenders will promptly confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 13.10. Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets and Collateral which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets or Collateral, such Lender shall promptly notify Administrative Agent thereof in writing, and, promptly upon Administrative Agent’s written request therefor, shall deliver such assets or Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that, except as otherwise expressly provided herein, it will not have any right individually to enforce or seek to enforce this Agreement or any Financing Agreement or to realize upon any Collateral for the Liabilities unless instructed in writing to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent. Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Liabilities, any amounts owing by such Lender to a Credit Party or any deposit accounts of any Credit Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Financing Agreements. All enforcement actions under this Agreement and the other Financing Agreements against the Credit Parties or any third party with respect to the Liabilities or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent.
gg.Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
168.to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and attorneys and all other amounts due Lenders and Administrative Agent under this Agreement) allowed in such judicial proceedings; and
169.to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and attorneys, and any other amounts due Administrative Agent under this Agreement.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement,

adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
gh.Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “collateral agent” (including the Collateral Agent), shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on Administrative Agent, any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
gi.Revolving Loan Principal Payment; Return of Payments. As long as Administrative Agent does not have actual knowledge that the material conditions set forth in Section 5.1 have not been satisfied, Administrative Agent shall have the right, on behalf of Lenders, to disburse funds to Borrower for all Revolving Loans requested by Borrower pursuant to the terms of this Agreement (“Administrative Agent Advances”); provided, each Lender shall promptly notify Administrative Agent if such Lender has actual knowledge that the conditions set forth in Section 5.1 have not been satisfied. Absent the prior receipt by Administrative Agent of a written notice from any Lender pursuant to which such Lender notifies Administrative Agent that such Lender shall cease making Revolving Loans (whether due to the existence of a Default or Event of Default or otherwise), Administrative Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Loans requested by Borrower. Each Lender irrevocably and unconditionally shall reimburse Administrative Agent on demand in immediately available funds, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Administrative Agent pursuant to the first sentence of this subsection (i), or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Pro Rata Share of any Revolving Loan before Administrative Agent disburses the same to Borrower. If Administrative Agent elects to require that each Lender make funds available to Administrative Agent prior to a disbursement by Administrative Agent to Borrower, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Loan requested by Borrower no later than noon (Chicago time) on the date of funding of such Revolving Loan, and each such Lender shall pay Administrative Agent on such date such Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the account specified in writing by Administrative Agent to Lenders at any time or from time to time (“Payment Account”). If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Administrative Agent’s demand, Administrative Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Administrative Agent. Any repayment required pursuant to this Section shall be without premium or penalty. Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that

Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.
(1)On a Business Day of each week as selected from time to time by Administrative Agent, or more frequently (including daily), if Administrative Agent so elects (each such day being a “Settlement Date”), Administrative Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s Pro Rata Share of the Revolving Loan balance (including any Administrative Agent Advances) as of the close of business of the Business Day immediately preceding the Settlement Date. If payments are necessary to adjust the amount of such Lender’s actual Pro Rata Share of the Revolving Loan facility balance to such Lender’s required Pro Rata Share of the Revolving Loan facility balance as of any Settlement Date, the party from which such payment is due (i) shall be deemed, irrevocably and unconditionally, to have purchased, without recourse or warranty, an undivided interest and participation in the Revolving Loan facility sufficient to equate such Lender’s actual Pro Rata Share of the Revolving Loan facility balance as of such Settlement Date with such Lender’s required Pro Rata Share of the Revolving Loan facility as of such date, and (ii) shall pay Administrative Agent, without setoff or discount, in same day funds, by wire transfer to the Payment Account not later than noon (Chicago time) on the Business Day following the Settlement Date the full purchase price for such interest and participation, equal to one hundred percent (100%) of the principal amount of the Revolving Loans being purchased and sold. In the event settlement shall not have occurred by the date and time specified in the immediately preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate (as defined below).
(2)On each Settlement Date, Administrative Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan, to the extent of such Lender’s credit exposure with respect thereto, and shall make payment to such Lender not later than noon (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Administrative Agent, as the same may be modified from time to time by written notice to Administrative Agent; provided, that, in the case such Lender is a Defaulted Lender, Administrative Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from Borrower.
(3)The provisions of this Section 13.13(a) shall be deemed to be binding upon Administrative Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Credit Party, provided that absent Required Lenders’ consent, Administrative Agent shall not make any advances to Borrower in the event Administrative Agent has actual knowledge that the material conditions set forth in Section 5.1 have not been satisfied.
170.Payments of principal of the Revolving Loan facility will be settled on the date of receipt if received by Administrative Agent prior to noon (Chicago time) or on the Business Day immediately following the date of receipt if received after noon (Chicago time).

171.If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate. If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
As used herein, the term “Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.
gj.Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
172.The Unused Line Fee shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.15;
173.[Intentionally Omitted];
174.[Intentionally Omitted]; and
175.In the event that Administrative Agent and Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share (as determined pursuant to clause (a) of the definition of “Pro Rata Share”).

176.Any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and, subject to any applicable requirements of Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuer Lender(s) hereunder, (iii) third, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iv) fourth, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower, Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower, Administrative Agent, or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 5.1 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
177.Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to this Agreement or any other Financing Agreement or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to this Agreement or any other Financing Agreement except with respect to items which require the vote or consent of all Lenders or all affected Lenders, and no Defaulting Lender shall have any other right to approve or disapprove any amendment, waiver, consent or any other action the Lenders or the Required Lenders have taken or may take hereunder (including any consent to any amendment or waiver pursuant to Section 12.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each directly affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
178.The failure of any Defaulting Lender to make any Loan, advance or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Loan, advance or payment, but neither any Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make a Loan, advance or make any other payment required hereunder.
179.At Borrower’s written request, Administrative Agent or a Person reasonably acceptable to Administrative Agent shall have the right with Administrative Agent’s written consent and in Administrative Agent’s sole discretion (but without no obligation whatsoever on Administrative Agent) to purchase from any Defaulting Lender, and each

Defaulting Lender agrees that it shall, at Administrative Agent’s written request, promptly sell and assign to Administrative Agent or such Person, all of the lending commitments and commitment interests of that Defaulting Lender for an amount equal to the principal balance of all Loans held by such Defaulting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated (if at all upon Administrative Agent’s election) pursuant to an executed Assignment Agreement.
gk.[Intentionally Omitted].
gl.Replacement of Certain Lenders.
180.Each of the following shall constitute a “Replacement Event”:
(1)if in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any Financing Agreement as contemplated by Section 12.1, the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders (other than Administrative Agent) whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”);
(2)if any Lender (other than Administrative Agent) is a Defaulting Lender; or
(3)if any Lender (other than Administrative Agent) requests compensation under Section 3.1 and the condition giving rise to such compensation still exists (each such Lender, an “Affected Lender”).
181.For so long as any Replacement Event exists, the Borrower may seek one or more Assignees eligible under Section 12.15, for clarification, with the prior written consent of Administrative Agent (each, a “Replacement Lender”) at Borrower’s sole cost and expense to purchase the affected Loans and Revolving Loan Commitments of the Non-Consenting Lender, Defaulting Lender or Affected Lender, as the case may be (such Lender, the “Replaced Lender”). Such purchase may be made, in whole or in part (subject to the minimum amount requirements in Section 12.15 and a requirement that the Replacement Lender assume a portion of the Revolving Loan Commitment of the Replaced Lender that corresponds to the purchased portion of the Loans of such Replaced Lender), at an aggregate price no less than the outstanding principal amount of the purchased Loans plus accrued interest with respect thereto. In such case, the Borrower, the Administrative Agent, the Replaced Lender and each Replacement Lender shall execute and deliver (at Borrower’s sole cost and expense) an appropriately completed Assignment and Assumption pursuant to Section 12.15 to effect the assignment of rights to, and the assumption of obligations by, each Replacement Lender; provided that any fees required to be paid by Section 12.15 in connection with such assignment shall be paid by the Borrower or the Replacement Lender. In the case of each replacement of a Lender (other than a Defaulting Lender), the Borrower shall pay such Replaced Lender, any commitment fees and other amounts then due and owing to such Lender (including any additional amounts owing under Section 3.1) prior to such replacement.

182.If a Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other reasonable documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (x) the date on which each Replacement Lender executes and delivers such Assignment and Assumption and/or such other reasonable documentation and (y) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned have been paid in full by each Replacement Lender to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender.
183.Notwithstanding anything herein, neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender.
•JURISDICTION; JURY TRIAL WAIVER.
gm.SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
184.SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF, LOCATED IN COOK COUNTY;
185.CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, (ii) THE RIGHT TO ASSERT OR IMPOSE ANY CLAIM, NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM WHICH THE BORROWER WISHES TO PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE, AND (iii) ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT THERETO; AND
186.AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED

MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.
187.NOTHING HEREIN SHALL AFFECT THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.
gn.GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
go.JURY TRIAL. THE BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amended and Restated Revolving Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER AGENT: DIVERSICARE MANAGEMENT SERVICES CO.
By:	/s/ Kerry D. Massey
Name:	Kerry D. Massey
Its:	Executive Vice President & Chief Financial Officer

BORROWER:

DIVERSICARE HILLCREST, LLC DIVERSICARE LAMPASAS, LLC DIVERSICARE YORKTOWN, LLC
BY:	DIVERSICARE LEASING CORP., its sole member
	By:	/s/ Kerry D. Massey
	Name:	Kerry D. Massey
	Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE HUMBLE, LLC
BY:	DIVERSICARE TEXAS I, LLC, its sole member
	By:	/s/ Kerry D. Massey
	Name:	Kerry D. Massey
	Its:	Executive Vice President & Chief Financial Officer

Signature Page to Amended and Restated Revolving Loan and Security Agreement

Acknowledged and Agreed solely for purposes of Sections 8.1(a)(1), 8.1(a)(2), 8.9 and 9.12 hereof: DIVERSICARE HEALTHCARE SERVICES, INC.
By:	/s/ James R. McKnight, Jr.
Name: James R. McKnight, Jr. Its: President & Chief Executive Officer

Signature Page to Amended and Restated Revolving Loan and Security Agreement

ADMINISTRATIVE AGENT: CIBC BANK USA, in its capacity as administrative agent
By:	/s/ Adam D. Panos
Name: Adam D. Panos Its: Managing Director

Signature Page to Amended and Restated Revolving Loan and Security Agreement

LENDER:
CIBC BANK USA, in its capacity as a lender
By:	/s/ Adam D. Panos
Name: Adam D. Panos Its: Managing Director

Signature Page to Amended and Restated Revolving Loan and Security Agreement

LENDER:
CIT BANK N.A., in its capacity as a lender
By:	/s/ Thomas T. Gatsios
Name: Thomas T. Gatsios Its: Director

DM3\7000731.7

LENDER:
LAKE FOREST BANK & TRUST COMPANY, N.A., in its capacity as a lender
By:	/s/ Joel Gordon
Name: Joel Gordon Its: SVP

Signature Page to Amended and Restated Revolving Loan and Security Agreement

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 1.1(a)	Borrowers
Schedule 1.1(f)	Facilities; Locations; Real Property; Operators; Owners; Leases
Schedule 7.8	Other Names
Schedule 7.12	Organizational Chart
Schedule 7.13	Litigation
Schedule 7.17	Environmental Matters
Schedule 7.26	Medicare and Medicaid Penalties
Schedule 7.32	Labor Matters
Schedule 7.33	Capitalization
Schedule 7.36	Commercial Leases
Schedule 7.39	CARES Act Provider Relief Payments
Schedule 9.3	Requirements for Subsidiary Formation

EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Borrowing Notice
Exhibit C	Form of Assignment Agreement

ANNEX

Annex A	Lenders, Pro Rata Shares/Dollar Allocations, and Notice Information

SCHEDULE 1.1(a)
BORROWERS

Name	State of Incorporation or Formation	Principal Place of Business and Chief Executive Office	Organizational Number
Diversicare Hillcrest, LLC,	Delaware limited liability company	1621 Galleria Blvd., Brentwood, TN 37027	4154388
Diversicare Lampasas, LLC	Delaware limited liability company	1621 Galleria Blvd., Brentwood, TN 37027	4154396
Diversicare Yorktown, LLC	Delaware limited liability company	1621 Galleria Blvd., Brentwood, TN 37027	4154403
Diversicare Humble, LLC	Delaware limited liability company	1621 Galleria Blvd., Brentwood, TN 37027	4388087

SCHEDULE 1.1(f)
FACILITIES; LOCATIONS; REAL PROPERTY; OPERATORS; OWNERS; LEASES

Facility Name	Real Property / Location Address	Owner / Lessor	Operator / Lessee
Hillcrest Manor Nursing and Rehabilitation Center	208 Maple Street Luling, TX 78648	(a) Diversicare Hillcrest Property, LLC (Lessor) (b) Diversicare Hillcrest, LLC (Sublessor)	(a) Diversicare Hillcrest, LLC (Lessee) (b) Dewitt (TX) Medical District (Sublessee/Operator)
Lampasas Nursing and Rehabilitation Center	611 N. Broad Lampasas, TX 76550	(a) Diversicare Lampasas Property, LLC (Lessor) (b) Diversicare Lampasas, LLC (Sublessor)	(a) Diversicare Lampasas, LLC (Lessee) (b) Dewitt (TX) Medical District (Sublessee/Operator)
Yorktown Nursing and Rehabilitation Center	670 West 4th Street Yorktown , TX 78164	(a) Diversicare Yorktown Property, LLC (Lessor) (b) Diversicare Yorktown, LLC (Sublessor)	(a) Diversicare Yorktown, LLC (Lessee) (b) Dewitt (TX) Medical District (Sublessee/Operator)
Oakmont Healthcare and Rehabilitation Center of Humble	8450 Will Clayton Pkwy Humble, TX 77338	(a) Sterling Acquisition LLC (Lessor)/Diversicare Texas I, LLC (Sublessor) (b) Diversicare Humble, LLC (Subsublessor)	(a) Diversicare Yorktown, LLC (Lessee) (b) Dewitt (TX) Medical District (Sublessee/Operator)

SCHEDULE 7.8

OTHER NAMES

Diversicare Hillcrest, LLC qualified to do business as a foreign limited liability company in the State of Texas under the name “Diversicare Hillcrest of Caldwell County, LLC”.

Diversicare Hillcrest, LLC does business in the State of Texas as “Diversicare of Luling”, Diversicare Hillcrest, LLC formerly did business in the State of Texas as “Hillcrest Manor Nursing and Rehabilitation Center”.

Diversicare Humble, LLC qualified to do business as a foreign limited liability company in the State of Texas under the name “Oakmont Healthcare and Rehabilitation Center of Humble,
LLC”.

Diversicare Humble, LLC does business in the State of Texas as “Oakmont Healthcare and Rehabilitation of Humble”.

Diversicare Lampasas, LLC qualified to do business as a foreign limited liability company in the State of Texas under the name “Lampasas Nursing and Rehabilitation Center, LLC”.

Diversicare Lampasas, LLC does business in the State of Texas as “Lampasas Nursing and Rehabilitation Center”.

Diversicare Yorktown, LLC qualified to do business as a foreign limited liability company in the State of Texas under the name “Yorktown Nursing and Rehabilitation Center, LLC”.

Diversicare Yorktown, LLC does business in the State of Texas as “Yorktown Nursing and Rehabilitation Center”.

SCHEDULE 7.12
ORGANIZATIONAL CHART

See attached.

SCHEDULE 7.33

CAPITALIZATION

Borrower	Number of Authorized Stock/LLC Interests	Holder of Equity Securities	Ownership Percentage
Diversicare Hillcrest, LLC	N/A	Diversicare Leasing Corp.	100%
Diversicare Humble, LLC	N/A	Diversicare Texas I, LLC	100%
Diversicare Lampasas, LLC	N/A	Diversicare Leasing Corp.	100%
Diversicare Yorktown, LLC	N/A	Diversicare Leasing Corp.	100%

SCHEDULE 7.36

COMMERCIAL LEASES

1.    Sublease Agreement dated as of April 1, 2019 between Diversicare Hillcrest LLC, as Sublessor, and Dewitt (TX) Medical District, as Sublessee. The Sublease Agreement is subject and subordinate to:
(a)    Lease Agreement dated as of April 1, 2015 between Diversicare Hillcrest Property, LLC, as Lessor, and Diversicare Hillcrest, LLC, as Lessee.
Expiration Date: The expiration date of the current term of the Sublease Agreement is August 31, 2020; provided, however, that the Sublease Agreement shall automatically renew each September 1st, commencing with September 1, 2020, for an additional term of one year unless either party provides written notice of non-renewal to the other party at least thirty-five (35) days prior to the end of a term. The expiration date of the current term of the Lease Agreement is March 31, 2025.
2.    Sublease Agreement dated as of April 1, 2019 between Diversicare Lampasas, LLC, as Sublessor, and Dewitt (TX) Medical District, as Sublessee. The Sublease Agreement is subject and subordinate to:
(a)    Lease Agreement dated as of April 1, 2015 between Diversicare Lampasas Property, LLC, as Lessor, and Diversicare Lampasas , LLC, as Lessee.
Expiration Date: The expiration date of the current term of the Sublease Agreement is August 31, 2020; provided, however, that the Sublease Agreement shall automatically renew each September 1st, commencing with September 1, 2020, for an additional term of one year unless either party provides written notice of non-renewal to the other party at least thirty-five (35) days prior to the end of a term. The expiration date of the current term of the Lease Agreement is March 31, 2025.
3.    Sublease Agreement dated as of April 1, 2019 between Diversicare Yorktown, LLC, as Sublessor, and Dewitt (TX) Medical District, as Sublessee. The Sublease Agreement is subject and subordinate to:
(a)    Lease Agreement dated as of April 1, 2015 between Diversicare Yorktown Property, LLC, as Lessor, and Diversicare Yorktown, LLC, as Lessee.
Expiration Date: The expiration date of the current term of the Sublease Agreement is August 31, 2020; provided, however, that the Sublease Agreement shall automatically renew each September 1st, commencing with September 1, 2020, for an additional term of one year unless either party provides written notice of non-renewal to the other party at least thirty-five (35) days prior to the end of a term. The expiration date of the current term of the Lease Agreement is March 31, 2025.

4.    SubSublease Agreement dated as of April 1, 2019 between Diversicare Humble, LLC, as SubSublessor, and Dewitt (TX) Medical District, as SubSublessee. The SubSublease Agreement is subject and subordinate to:
(a)    Master Lease dated September 30, 2018, to be effective as of October 1, 2018, between Sterling Acquisition, LLC, and certain its Affiliates, as Lessor, and Diversicare Leasing Corp., and certain of its Affiliates, as Lessee.
(b)    Amended and Restated Master Sublease dated as of September 30, 2018, to be effective October 1, 2018, by Diversicare Leasing Corp., as Sublessor, to Diversicare Texas I, LLC, as Master Sublessee.
(c)    Amended and Restated Sublease dated September 30, 2018, to be effective October 1, 2018, between Diversicare Texas I, LLC, as Master Sublessor, and Diversicare Humble, LLC, as Sublessee.
Expiration Date: The expiration date of the current term of the SubSublease Agreement is August 31, 2020; provided, however, that the SubSublease Agreement shall automatically renew each September 1st, commencing with September 1, 2020, for an additional term of one year unless either party provides written notice of non-renewal to the other party at least thirty-five (35) days prior to the end of a term. The expiration date of the current term of the Master Lease, Amended and Restated Master Sublease and Amended and Restated Sublease is September 30, 2030.

SCHEDULE 7.39

CARES ACT PROVIDER RELIEF PAYMENTS

SCHEDULE 9.3

(REQUIREMENTS FOR SUBSIDIARY FORMATION)
(a)    the due execution of a joinder by such subsidiary and the other Borrowers to this Agreement and each other applicable Financing Agreement, in form and substance reasonably satisfactory to Administrative Agent (“Joinders”) shall be delivered to the Administrative Agent, including pursuant to which such subsidiary shall then absolutely and unconditionally (i) join as and become a party to this Agreement as a Borrower hereunder and under each other Financing Agreement to which a Borrower is a party, (ii) assume, as a joint and several obligor hereunder, all of the obligations, liabilities and indemnities of Borrower under this Agreement (including the Liabilities) and the Financing Agreements to which a Borrower is a party, (iii) covenant and agree to be bound by and adhere to all of the terms, representations, warranties, covenants, waivers, releases, agreements and conditions of or respecting Borrower with respect to this Agreement and the other Financing Agreements to which a Borrower is a party, and (iv) grant in favor of Administrative Agent (for benefit of Lenders and itself) a present first priority perfected security interest and Lien in all of such subsidiary’s Collateral (other than Permitted Liens); (b) the business of such subsidiary is and will be engaged in substantially the same line of business or a related business engaged in by the other Borrowers at such time; (c) immediately before and immediately after giving effect to the formation of such subsidiary, no Default or Event of Default shall exist or be reasonably likely to occur as a result of such subsidiary formation; (d) unless otherwise agreed in writing by Administrative Agent, the equity of such subsidiary shall be pledged to Administrative Agent pursuant to a pledge agreement in form and substance substantially similar to the Pledge Agreement, or if applicable, the Pledge Agreement shall be amended, to provide for the first priority perfected pledge of the equity of such subsidiary (and the original stock certificate regarding such subsidiary shall be delivered to Administrative Agent, together with an applicable assignment separate from certificate, if such Stock is certificated, and in any case, the filing of an applicable UCC Financing Statement); (e) all of the representations and warranties of the Borrowers (and with respect to such subsidiary, except as otherwise noted in the Joinder) contained in this Agreement shall be true and correct in all material respects (without duplication of materiality); (f) a copy of the resolutions of the Board of Directors or other governing body of such subsidiary authorizing or ratifying the execution, delivery and performance by such subsidiary of the Joinders, this Agreement and the Financing Agreements to which such subsidiary is a party shall be delivered to the Administrative Agent; (g) a written legal opinion of Borrower’s counsel with respect to such subsidiary, in form and substance as reasonably requested by Administrative Agent, shall be delivered to the Administrative Agent; (h) certified copies of such subsidiary’s organizational documents from the secretary of state of the state of organization, together with applicable good standing certificate(s), operating agreement and/or bylaws, shall be furnished to the Administrative Agent; (i) a UCC Financing Statement naming such subsidiary as debtor and the Administrative Agent as secured party shall be filed with the secretary of state of the applicable state of organization for such subsidiary; (j) UCC tax, lien, bankruptcy, pending suit and judgment searches for such subsidiary shall be furnished to the Administrative Agent, if requested; (k) a certificate from the insurance carrier of such subsidiary evidencing that all required insurance coverage for such subsidiary as a Borrower is in effect, designating the Administrative Agent as an additional insured thereunder, in form and substance reasonably satisfactory to Administrative Agent; and (l) any other applicable Financing Agreement or other instrument, document, agreement, opinion or certificate shall be duly executed and delivered to the Administrative Agent as it may reasonably require in its reasonable discretion in connection with the creation of such subsidiary.

EXHIBIT A
FORM OF REVOLVING CREDIT NOTE
See attached

EXHIBIT B
FORM OF BORROWING NOTICE
[Date]
CIBC Bank USA,
in its capacity as Administrative Agent
120 South LaSalle Street
Chicago, Illinois 60603
This Borrowing Notice is being delivered pursuant to that certain Amended and Restated Revolving Loan and Security Agreement, dated as of October 14, 2020 (the “Loan Agreement”), by and among DIVERSICARE MANAGEMENT SERVICES CO., a Tennessee corporation, in its capacity as borrowing agent for the Borrowers (“Borrower Agent”), and those other entities set forth on Schedule 1 hereof (individually and collectively, the “Borrower”), the lenders party thereto (“Lenders”) and CIBC BANK USA, an Illinois banking corporation in its capacity as administrative agent for the Lenders (together with its successors and assigns, the “Administrative Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.
Each of Borrower Agent and Borrower hereby certifies to the Administrative Agent as follows:
(a)    No Default or Event of Default has occurred or will result from the making of the Loans requested pursuant hereto by Borrower Agent and Borrower, and the representations and warranties contained in Section 4 and 7 of the Loan Agreement are true and correct in all material respects on the date hereof (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).
(b)    The Administrative Agent is hereby authorized and directed to disburse $______ to __________ by wire transfer in accordance with the wire transfer instructions attached hereto.
(c)    COVID-19 Relief Program Participation Certifications.
(i)    The aggregate amount of CARES Act Deferred Payroll Taxes incurred by the Borrower that have not been paid to the applicable Governmental Authority is equal to [$__________].
(ii)    Set forth below is (i) the amount of each CARES Act Provider Relief Payment that has not been repaid to HHS and (ii) the amount (if any) of such payment Borrower is required to return to HHS. The proceeds of the CARES Act Provider Relief Payments have been used exclusively for (and the Borrower intends to use such proceeds exclusively for) uses that are permitted pursuant to the CARES Act, and the Borrower is otherwise in compliance in all material respects with the applicable terms of the CARES Act.

Borrower	Amount Received	Amount to be Returned to HHS

[Signature page follows]

IN WITNESS HEREOF, this Initial Borrowing Notice and Disbursement Request has been executed and delivered to the Administrative Agent by each of Borrower Agent and Borrower as of the day and year first above written.

BORROWER AGENT: DIVERSICARE MANAGEMENT SERVICES CO.
By:
Name:	Kerry D. Massey
Its:	Executive Vice President & Chief Financial Officer

BORROWER:

DIVERSICARE HILLCREST, LLC DIVERSICARE LAMPASAS, LLC DIVERSICARE YORKTOWN, LLC
BY:	DIVERSICARE LEASING CORP., its sole member
By:
	Name:	Kerry D. Massey
	Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE HUMBLE, LLC
BY:	DIVERSICARE TEXAS I, LLC, its sole member
By:
	Name:	Kerry D. Massey
	Its:	Executive Vice President & Chief Financial Officer

Schedule 1

Diversicare Hillcrest, LLC,
Diversicare Lampasas, LLC
Diversicare Yorktown, LLC
Diversicare Humble, LLC

ANNEX A
(LENDERS, PRO RATA SHARES/DOLLAR ALLOCATIONS, AND NOTICE INFORMATION)

Lender	Contact Information	Pro Rata Shares
CIBC Bank USA	120 South LaSalle Street Chicago, IL 60603 Attn.: Adam D. Panos Managing Director Tel.: (312) 564-1278 Fax: (312) 800-9733 Dollar Allocation: Revolving Loan Commitment: $1,100,000.00	Revolving Loan Commitment: 55.000000000%
CIT Bank N.A.	11 West 42nd Street New York, NY 10036 Attention: Eli Plotkin Telephone: (212) 461-5233 Dollar Allocation: Revolving Loan Commitment: $700,000.00	Revolving Loan Commitment: 35.000000000%
Lake Forest Bank & Trust Company, N.A.	727 N. Bank Lane, Lake Forest, IL 60045 Attention: Joel Gordon Telephone: (847) 810-5039 Dollar Allocation: Revolving Loan Commitment: $200,000.00	Revolving Loan Commitment: 10.000000000%

EXHIBIT C

FORM OF ASSIGNMENT AGREEMENT

See attached.